SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Photogen Technologies, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PHOTOGEN TECHNOLOGIES, INC.

6175 Lusk Boulevard San Diego, CA  92101

Notice of 2004 Special Meeting
of Stockholders and Proxy Statement	January 13, 2004

A 2004 special meeting of stockholders of Photogen Technologies, Inc. (the “Company”) will be held on February 5, 2004, at 10:00 a.m., Chicago time, at the Union League Club of Chicago, 65 West Jackson Boulevard, Chicago, Illinois.  The purposes of the meeting are to:

1.               Approve the issuance of more than 20% of the Company’s voting stock in connection with the Company’s acquisition of certain medical imaging assets of Alliance Pharmaceutical Corp.;

2.               Amend the Company’s Restated Articles of Incorporation to effect, as determined by our Board of Directors in its sole discretion, a reverse stock split of the outstanding common stock of the Company in a range between one-for-two up to one-for-five;

3.               Amend the Company’s Restated Articles of Incorporation to change its name to “Imcor Pharmaceutical Company”;

4.               Ratify the appointment of Moss Adams LLP as our independent certified public accountants for 2004; and

5.               Transact such other business as may properly come before the meeting or any adjournment.

Stockholders are cordially invited to attend the meeting.  If you plan to attend, please notify the Company by January 30, 2004.  Space is limited.  Only stockholders holding common stock of record at the close of business on December 26, 2003 will be entitled to notice of the special meeting and to vote at the meeting or any adjournment.  A list of stockholders of the Company entitled to vote at the meeting will be available for inspection by stockholders at the Company’s office, for ten days before the special meeting during normal business hours.

Please complete, date, sign and return the enclosed proxy card in the envelope provided, which requires no postage if mailed in the United States.  If you decide to attend the meeting, you may, if desired, revoke the proxy and vote the shares in person.  Attendance at this meeting does not itself serve to revoke your proxy.

By Order of the Board of Directors,

Taffy J. Williams, Chairman of the Board

i

Audit Fees	22
Audit-Related Fees	22
Tax Fees	23
All Other Fees	23
Audit Committee Pre-Approval Policy	23
Other Matters	23
Information Incorporated By Reference	23

EXHIBIT LIST

A	Asset Purchase Agreement
B	Going Forward Agreement
C	Letter Agreement with Xmark
D	Form 8-K/A filed with the SEC on October 27, 2003
E	Form 10-QSB for the quarter ended September 30, 2003

PHOTOGEN TECHNOLOGIES, INC.

6175 Lusk Boulevard

San Diego, CA  92121

PROXY STATEMENT

SUMMARY TERM SHEET

THIS SUMMARY MAY NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO

YOU.  FOR A MORE COMPLETE UNDERSTANDING OF THE INFORMATION CONTAINED IN

THIS PROXY STATEMENT, YOU SHOULD READ THE ENTIRE PROXY STATEMENT

CAREFULLY, AS WELL AS THE ADDITIONAL DOCUMENTS TO WHICH IT REFERS.

THE SPECIAL MEETING

Date, Time and
Place of Special
Meeting..........................................

The Special Meeting will be held on February 5, 2004 beginning at 10:00 a.m., Chicago time, at the Union League Club of Chicago, 65 West Jackson Boulevard, Chicago, Illinois.  See “General Information” at page 1.

Record Date; Shareholders
Entitled to Vote;
Quorum..........................................

Only holders of record of Photogen common stock on December 26, 2003 are entitled to notice of and to vote at the Special Meeting.  As of the record date, there were 19,487,476 shares of Photogen common stock outstanding.  The presence, in person or by proxy, of the holders of a majority of our common stock will constitute a quorum.  See “Shareholders Entitled to Vote” at page 1.

Vote Required...............................

The affirmative vote of the holders of a majority of the issued and outstanding common stock is required to approve the amendments to the Articles of Incorporation.  The affirmative vote of the holders of a majority of the common stock present in person or represented by proxy and entitled to vote is required to approve any other matter to be acted upon at the Special Meeting.  See “Votes Required to Approve Proposals” at page 2.

Agreements to Vote.....................

Holders of a total of approximately 69.4% of the common stock eligible to vote on Proposal 1 at the Special Meeting agreed to vote for approval of Proposals 1, 2 and 3 described below.  This is sufficient to approve Proposals 1, 2 and 3.  See “Agreements to Vote in Favor of Proposals” at page 2.

Recommendation of
Board of Directors……................

Our Board of Directors unanimously approved each of the Proposals to be considered at the Special Meeting.  The Board recommends that the stockholders vote “FOR” each Proposal.  See “Board Recommendations” at page 2.

Appraisal Rights……...................	There are no appraisal rights available to stockholders in connection with the Proposals to be considered at the Special Meeting. See “Dissenters’ Rights of Appraisal” at page 3.

PROPOSAL 1 – APPROVE ISSUING MORE THAN 20% OF OUR OUTSTANDING STOCK IN ASSET ACQUISITION

Parties to the Acquisition….......

We are a Nevada corporation formed in May, 1997 and are an emerging, development-stage biopharmaceutical company focused on developing novel imaging agents.  Prior to the acquisition from Alliance, our principal executive offices were located at 140 Union Square Drive, New Hope, Pennsylvania 18938.  We have since relocated our principal executive offices to 6175 Lusk Boulevard, San Diego, CA  92121 and our telephone number is (858) 410-5200.

Alliance Pharmaceutical Corp. (“Alliance”) is a New York corporation formed in 1983.  It is engaged in identifying, designing, and developing novel medical products.  Prior to our acquisition of certain of Alliance’s assets, its principal executive offices were located at 6175 Lusk Boulevard, San Diego, California 92121 and its telephone number was (858) 410-5200.

Background of the Acquisition

Our principals began discussions with Alliance’s principals in November, 2002.  These discussions included our gathering information regarding Alliance’s medical imaging assets and developing a business model to produce Imagent.  These discussions continued through the Summer of 2003 in numerous meetings.  The parties determined that the transaction would encompass several segments including: (i) providing bridge financing to Alliance prior to the closing, (ii) obtaining agreements from Alliance’s creditors to defer collecting amounts Alliance owed to those creditors in exchange for our common stock and to settle those amounts at the closing in exchange for a release, and (iii) purchasing certain medical imaging assets from Alliance for consideration consisting of cash and our common stock.  Our Board met several times to discuss the possible acquisition and its terms.  On June 6, 2003 our Board met to approve the transaction and the parties closed the asset acquisition on June 18, 2003.  See “Background and Negotiations” at page 7.

Reasons for the Acquisition…...

Prior to the acquisition, we were an emerging development stage company.  Our focus had been on developing a novel contrast agent with potential applications (1) as a blood pool agent, to diagnose diseased tissue in the cardiovascular system and other organs, and (2) to diagnose cancer metastasizing into the lymphatic system.  The acquisition of the Imagent assets provides us with an FDA-approved product which is ready to launch for marketing and sales.  As part of the assets that we acquired from Alliance, we obtained inventory of the

Imagent product and certain marketing relationships.  See “Reasons for Asset Acquisition” at page 7.

v

Issuance of More than 20% of our Outstanding Shares …............

At this time, we intend to issue approximately 1,985,522 shares of our common stock to certain creditors of Alliance (representing approximately 10% of our outstanding common stock) in connection with our acquisition of Alliance’s assets related to its imaging and diagnostic imaging business, which closed on June 18, 2003.  On June 18, 2003 we issued shares representing approximately 18% of our issued and outstanding common stock to certain creditors of Alliance.  In addition, we are seeking the approval of the issuance of additional shares upon the conversion of secured promissory notes in the aggregate principal amount of $4,160,000 at the same price as we sell shares in a qualified financing.

PROPOSAL 2 – APPROVE REVERSE SPLIT OF COMMON STOCK

Amount of Reverse Split…….....

We propose amending our Restated Articles of Incorporation to effect, when and as determined by our Board of Directors in its sole discretion within the 2004 calendar year, a reverse stock split in a range between one-for-two up to one-for-five.  For example, as a result of the reverse split, 1,000 shares may be converted into between 200 to 500 shares.  See “Introduction” at page 14.

Reasons for Reverse Split……...	Our objectives in proposing a possible reverse split (which may not be fully achieved) would be:

• To reduce the number outstanding shares to a number more appropriate to a company at our stage of development;

• To increase the price of our common stock to help ensure meeting the continued listing requirements of the Nasdaq SmallCap Market; and

• To increase the attractiveness of our common stock to investors and the financial community. See “Reasons for the Reverse Split” at page 15.

Fractional Shares……………......	If a reverse split is effected, we will not issue fractional shares. Fractional shares will be rounded up to the nearest whole share. See “No Fractional Shares” at page 16.

Exchange of Certificates……......

If a reverse split is effected, at the effective date of the reverse split each stockholder’s outstanding shares would automatically be reduced regardless of whether the stock certificate is exchanged.  Our transfer agent would send a letter to each stockholder providing instructions to exchange certificates representing pre-split shares into new certificates representing the number of shares after the reverse split.  See “Exchange of Stock Certificates” at page 16.

Accounting Consequences…....

The total number of outstanding shares would be reduced between 50% and 80%; the total authorized stock and the par value of the common stock would not be affected.  Net loss per share would increase in proportion to the reverse split.  See “Accounting Consequences” at page 17.

Tax Consequences………….......

Stockholders who exchange their pre-split stock for stock after a reverse split would not recognize income or other gain or loss for federal income tax purposes.  Stockholders’ aggregate tax basis in the stock after a split would be the same as the basis for the pre-split shares. We would not recognize any gain or loss as a result of a reverse split. See “Federal Income Tax Consequences” at page 16.

PROPOSAL 3 - APPROVE NAME CHANGE

Summary of Amendment ……....	We propose amending our Restated Articles of Incorporation to effect a change of our name to “Imcor Pharmaceutical Company.” See “Introduction” at page 17.

Reasons for Amendment…….....

Our Board determined that the “Photogen” name would no longer serve the Company’s interests in view of the new business that will commence after the asset acquisition, and that using the name “Imcor Pharmaceutical Company” will reduce confusion about the Company’s identity.  See “Reasons for the Amendment” at page 17.

PROPOSAL 4 - RATIFY APPOINTMENT OF MOSS ADAMS LLP AS ACCOUNTANTS

Engagement of Accountant…....

We have approved retaining Moss Adams LLP to serve as our independent certified public accountants for the 2004 fiscal year and we seek stockholder ratification of that decision.  See “Vote Required to Approve” at page 2.

PHOTOGEN TECHNOLOGIES, INC.
6175 LUSK BOULEVARD
SAN DIEGO, CA  92121

PROXY STATEMENT
FOR
2003 SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON FEBRUARY 5, 2004

INTRODUCTION

General Information.  Photogen Technologies, Inc. (“we,” “us,” “our,” or the “Company”) is furnishing this Proxy Statement to holders of our Common Stock, par value $.001 per share (“Common Stock”), in connection with the solicitation of Proxies on behalf of the Board of Directors for the Special Meeting of Stockholders to be held at 10:00 a.m., Chicago time, on February 5, 2004 (the “Special Meeting”).  The Special Meeting will be held at the Union League Club of Chicago, 65 West Jackson Boulevard, Chicago, Illinois.  We mailed this Proxy Statement to our stockholders on approximately January 13, 2004.

Shareholders Entitled to Vote.  Only stockholders of record at the close of business on December 26, 2003 are entitled to notice of and to vote at the Special Meeting.  Stockholders will be solicited by mail on or about January 13, 2004.  On all matters that may come before the Special Meeting, each holder of Common Stock will be entitled to one vote for each share of Common Stock he or she holds at the close of business on December 26, 2003.

Holders of a majority of the outstanding Common Stock entitled to vote and present in person or represented by proxy will constitute a quorum at the Special Meeting.  We will count abstentions and broker non-votes for purposes of determining the presence of a quorum, but we will not count them to determine whether the stockholders have approved any given proposal.  A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.

At December 26, 2003 there were approximately 19,487,476 shares of Common Stock outstanding and entitled to one vote per share.  The holders of Common Stock vote as a group on all matters to be considered at the Special Meeting.  We also have approximately 15,945 shares of Series A Convertible Preferred Stock (the “Series A Preferred Stock”) outstanding (as of November 30, 2003), but those shares are not entitled to vote on the matters being considered at the Special Meeting.

We are the record holder of 5,033 shares of Common Stock (less than 0.1% of the outstanding Common Stock) as exchange agent for stockholders who have not turned in their shares of our predecessor (Bemax Corporation) in exchange for Company shares in connection with previous reverse splits of the Common Stock.  Proxy materials will be delivered to the last known addresses of those stockholders.  If any of those stockholders vote at the Special Meeting (by Proxy or attending the Special Meeting), we will record their vote in accordance with their direction.  We will treat shares held by such stockholders who do not vote as broker non-votes.

How to Vote.  Please sign, date and return the enclosed Proxy promptly.  If your shares are held in the name of a bank, broker or other holder of record (that is, in “street name”) you will receive instructions from the holder of record that you must follow for your shares to be voted.

Changing Your Vote.  Returning your completed Proxy will not prevent you from voting in person at the Special Meeting if you are present and wish to vote.  You may attend the Special Meeting, revoke your Proxy and vote in person if you desire to do so, but attending the Special Meeting will not by itself revoke your Proxy.  If your shares are held in the name of a bank, broker or other holder of record, you must obtain a Proxy, executed in your favor, from the holder of record to be able to vote at the Special Meeting.  You may revoke your Proxy at any time before it is exercised by either giving written notice of revocation to the Company’s Secretary or by submitting a new Proxy dated after the revoked Proxy to us before the Special Meeting.

Votes Required to Approve Proposals.  Shares represented by executed Proxies that are not revoked will be voted in accordance with the instructions in the Proxy or, in the absence of instructions, in accordance with the recommendations of the Board of Directors.  Assuming a quorum is present at the Special Meeting, the following table sets forth the votes required to approve each Proposal:

Proposal	Vote Required to Approve
Proposal 1 (Issue more than 20% of stock in connection with an asset acquisition)	Holders of a majority of Common Stock present in person or represented by proxy

Proposal 2 (Amend the Restated Articles of Incorporation to effect a reverse split)	Holders of a majority of all the outstanding Common Stock

Proposal 3 (Amend the Restated Articles of Incorporation to change the Company’s name)	Holders of a majority of all the outstanding Common Stock

Proposal 4 (Ratify appointment of auditors)	Holders of a majority of Common Stock present in person or represented by proxy

Other Business	Holders of a majority of Common Stock present in person or represented by proxy

Board Recommendation.  The Board of Directors unanimously approved each of the Proposals to be considered at the Special Meeting and recommends that stockholders also vote FOR approval of each Proposal.

Agreement to Vote in Favor of Proposals.  Pursuant to the Voting, Drag-Along and Right of First Refusal Agreement dated as of November 12, 2002 (the “Voting Agreement”) and a Voting Agreement dated as of June 4, 2003 (the “New Voting Agreement”), Robert J. Weinstein, M.D., Stuart Levine, Tannebaum, LLC, Mi3, L.P., Oxford Bioscience Partners IV, L.P. and MRNA Fund II L.P. (collectively, the “Stockholders”), who collectively own 11,881,451 shares of Common Stock (approximately 69.4% of the Common Stock eligible to vote on Proposal 1 at the Special Meeting), agreed to vote in favor of Proposal 1 (issue more than 20% of stock in connection with an asset acquisition), Proposal 2 (amend the Articles of Incorporation to effect a reverse split) and Proposal 3 (amend the Articles of Incorporation to change the Company’s name), among other things.  As a result of the Voting Agreement and the New Voting Agreement, there are sufficient votes to approve Proposals 1, 2, and 3.

Pursuant to NASDAQ SmallCap Market (“Nasdaq”) rules, the 2,959,387 shares of Common Stock already issued in connection with the Imagent acquisition are not entitled to vote on Proposal 1, but they are entitled to vote on all other Proposals at the Special Meeting.

Proxy Solicitation.  We will pay all expenses of the solicitation, including the cost of preparing, assembling and mailing the proxy solicitation materials.  We expect to reimburse brokerage houses, custodians, nominees and fiduciaries on request for reasonable out-of-pocket expenses they incur in connection with forwarding solicitation materials to the beneficial owners of our Common Stock.

Dissenters’ Rights of Appraisal.  There are no dissenters’ rights of appraisal in connection with any of the matters to be voted on at the Special Meeting.

Stockholder Proposals.  Stockholders interested in presenting a proposal for consideration at our annual meeting of stockholders in 2004 may do so by following the procedures prescribed in Rule 14a-8 under the Securities Exchange Act of 1934 and our Bylaws.  To be eligible for inclusion, the Company’s Corporate Secretary must receive stockholder proposals no later than March 1, 2004.

FORWARD LOOKING STATEMENTS

This Proxy Statement contains (and press releases and other public statements we may issue from time to time may contain) forward-looking statements regarding our business and operations.  Statements that are not historical facts are forward-looking statements.  Forward-looking statements include those relating to:

•   our current business and product development plans,

•   our future business, product development and acquisition plans,

•    the timing and results of regulatory approval for proposed products, and

•   projected capital needs, working capital, liquidity, revenues, interest costs and income.

Examples of forward-looking statements include predictive statements, statements that depend on or refer to future events or conditions, and statements that may include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” “should,” “may,” or similar expressions, or statements that imply uncertainty or involve hypothetical events.

Forward-looking statements involve known and unknown risks and uncertainties that may cause our actual results in future periods to differ materially from what is currently anticipated.  We made cautionary statements in certain sections of our Form 10-K for the year ended December 31, 2002, as amended, our Form 10-QSBs for the quarters ended March 31, 2003, June 30, 2003 and September 30, 2003, each as filed with the Securities and Exchange Commission (“SEC”), including under “Risk Factors.”  A copy of the Form 10-QSB for the quarter ended September 30, 2003 will accompany this Proxy Statement and is included in this Proxy Statement as Exhibit E.  You should read these cautionary statements as being applicable to all related forward-looking statements wherever they appear in this Proxy Statement.  In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this Proxy Statement or other documents incorporated by reference might not occur.  No forward-looking statement is a guarantee of future performance and you should not place undue reliance on any forward-looking statement.  We do not undertake any obligation to release publicly any revisions to these forward looking statements, to reflect events or circumstances after the date of this Proxy Statement, or to reflect the occurrence of unanticipated events, except as may be required under applicable securities laws.

OVERVIEW OF PROPOSALS 1 & 2

Issuance of More than 20% of Stock in Asset Acquisition and Bridge Loans

At this Special Meeting we are asking stockholders to consider and vote upon a series of Proposals that will significantly affect the future direction of the business and the capital structure of the Company.  In this section, we summarize these transactions and provide some data to assist stockholders in their evaluation of the Proposals.  The later sections of this Proxy Statement contain more detailed information about each Proposal.

In June, 2003, we closed on the acquisition of the assets related to Alliance Pharmaceutical Corp.’s (“Alliance”) imaging and diagnostic imaging business.  These assets consist primarily of assets related to Alliance’s Imagent product.  Imagent is the registered trademark of the Company.  Imagent is an ultrasound imaging contrast agent that was approved by the FDA for marketing in the United States in June, 2002.  At this time, we propose to issue additional shares of our Common Stock in connection with the Imagent acquisition.

As a company quoted on Nasdaq, we are subject to the rules and regulations of the National Association of Securities Dealers, Inc. (“NASD”).  NASD Marketplace has two rules that require stockholder approval of our contemplated Common Stock issuances.

•  Rule 4350(i)(1)(C)(ii) requires companies to seek stockholder approval before issuing securities in connection with the acquisition of the stock or assets of another company, where due to the issuance of Common Stock (or securities convertible into or exercisable for Common Stock), the Common Stock to be issued is or will be in excess of 20% of the outstanding Common Stock or voting power prior to the issuance.

•  Rule 4350(i)(1)(D)(ii) requires companies to seek stockholder approval prior to the sale, issuance or potential issuance by the company of Common Stock (or securities convertible or exercisable into Common Stock) equal to 20% or more of the Common Stock or voting power outstanding before the issuance for less than the greater of the book or market value of the stock.

When we closed on the acquisition of the Imagent assets, we issued shares of our Common Stock representing approximately 18% of our issued and outstanding Common Stock and voting power to certain creditors of Alliance.  The shares were issued as part of our purchase price for the Imagent assets, at per share prices of either $1 per share or a price based on the average of our 10-day trailing closing bid prices ($2.30 on the date of issuance).  In connection with the closing, our Board adopted resolutions providing that we would not issue more than 20% of our outstanding Common Stock without stockholder approval, in accordance with NASD Marketplace rules.

In addition, three of our existing investors have provided capital to us evidenced by our Revolving Convertible Senior Secured Promissory Notes (collectively, the “Investor Notes”) in an aggregate principal amount of up to $4,160,000, each bearing interest at a rate of 7.25% per annum.  The Investor Notes will be converted into shares of our Common Stock (the “Investor Shares”) on the same terms that shares are issued in any qualified financing.  By their terms, the Investor Notes provide that they may not be converted into shares of Common Stock prior to stockholder approval if and to the extent the conversion would violate NASD rules applicable to the Company.  The principal and interest under the Investor Notes was due on August 5, 2003.  We defaulted on these payments; however, these investors continued to loan us capital evidenced by secured demand promissory notes, all bearing interest at a rate of 7.25% per annum, compounded annually.  At September 30, 2003 these investors had loaned us an aggregate of $8,160,000 under the Investor Notes and secured demand promissory notes.

At the time we closed the Imagent acquisition, we were not required to seek stockholder approval because our issuance was below the 20% threshold.  We now desire to (i) issue an additional 1,985,522  shares of our Common Stock (the “Creditor Shares”) to other creditors of Alliance (representing approximately 10% of our outstanding Common Stock) and (ii) approve the issuance of the Investor Shares resulting from the conversion of the Investor Notes into Common Stock to our investors at the same price as we sell shares in a qualified financing transaction.  Taken together with the 18% previously issued at the closing of the Imagent acquisition, our proposed issuance of the Creditor Shares and Investor Shares would represent approximately 30% of our issued and outstanding Common Stock and therefore requires the prior approval of our stockholders.

Reverse Stock Split

Proposal 2 involves a reverse split of our Common Stock in a range between one-for-two up to one-for-five.  If effected, the reverse split will cause each two to five shares of Common Stock outstanding prior to the reverse split to be converted into one share of Common Stock.

Pro Forma Information

Dilution.  The table below shows the beneficial ownership of certain stockholders before and after the asset acquisition and the consummation of each of the transactions in Proposals 1 and 2.

Pro Forma Dilution Table

Based on Shares Outstanding and Options Exercisable Within 60 Days

	Actual at 11/30 before additional Imagent shares are issued (1)		Pro-Forma Creditor Shares (Proposal 1)		Pro-Forma Investor Notes After Conversion (2)		Pro-Forma Reverse Split 1 for 5 (Proposal 2)
	Common Stock & Equivalents (3)	% Voting Power	Common Stock & Equivalents (3)	% Voting Power	Common Stock & Equivalents (3)	% Voting Power	Common Stock & Equivalents (3)	% Voting Power
Series A Preferred Stock (upon conversion into Common Stock)	188,291	—	188,291	—	188,29	—	37,658	—

Voting Group (4)	11,881,451	55.0%	11,881,451	50.4%	15,377,249	56.8%	3,074,450	56.8%

All other Directors, Officers & 5% Holders (including options exercisable in 60 days) (5)	1,955,869	9.1%	1,955,869	8.3%	1,955,869	7.2%	391,174	7.2%

Stock reserved for Options & Warrants (6)	4,607,792	—	4,607,792	—	4,607,792	—	1,131,558	—

Public Stockholders	5,662,728	26.2%	7,648,249	32.4%	11,144,048	41.1%	2,228,810	41.1%

Stock issued at closing of the Imagent acquisition (7)	2,959,387	16.0%	2,959,387	14.3%	2,959,387	12.3%	591,877	12.3%

Stock issuable pursuant to the Imagent acquisition after shareholder approval	—	—	1,985,522	9.2%	1,985,522	9.2%	397,104	9.2%

(1)	Pro forma balances, including accrued dividends, at November 30, 2003.

(2)

For information purposes only, shows the effect of the conversion of the convertible senior second promissory notes upon a qualified financing.  No vote will be taken regarding such a financing at this Special Meeting.  Assumes conversion at a price equal to the 10 day trailing average closing price ending December 2, 2003 of $1.19 for illustration purposes.

(3)	Common stock equivalents based on conversion of Series A Preferred at $84.68 per share post reverse split.

(4)	The Voting Group consists of Tannebaum, LLC, Robert J. Weinstein, M.D., Stuart P. Levine, Oxford Bioscience Partners IV L.P. and Mi3, L.P.

(5)	Excludes shares held by Oxford and Mi3 which are included in the Voting Group.

(6)

Of total options authorized in option Plans, 6,789,720 are granted and 227,905 are available for grant.  Excludes options of directors, officers and 5% holders and an option granted on July 23, 3003 to Taffy Williams for 1,050,000 shares, which is subject to shareholder approval.

(7)	Includes shares issued in the Imagent acquisition at the closing in June, 2003.

PROPOSAL 1

Approve Issuance of More Than 20% of Our Outstanding Stock in an Asset Acquisition

Proposal 1 seeks approval for the Company to issue approximately 1,985,522 shares of our Common Stock to certain creditors of Alliance (representing approximately 10% of our outstanding Common Stock) in connection with our acquisition of Alliance’s assets related to its imaging and diagnostic imaging business, which closed on June 18, 2003.  Please note that we are not seeking approval relating to the Imagent acquisition as such, only the ability to issue Common Stock over the 20% threshold after the closing of that transaction.  Nonetheless, to give you a more comprehensive description of the context in which we propose to issue the shares, we include in this Proxy Statement a discussion about the various key agreements that we entered into relating to these matters.

Reasons for Asset Acquisition.  Prior to the acquisition of the Imagent assets, we had no FDA approved diagnostic products or operating revenue.  Our efforts were focused on the development of medical imaging agents, including cardiovascular and lymphography contrast imaging agents.  At that time we were focused on developing a novel contrast agent with potential applications (1) as a blood pool agent, to diagnose diseased tissue in the cardiovascular system and other organs, and (2) to diagnose cancer metastasizing into the lymphatic system.

As a development-stage company without any operating revenue we found it impossible to raise adequate capital to continue to fund our research and development operations.  We have been actively seeking to raise capital for two years with the assistance of various investment banking firms.  The investors who indicated an interest in the Company did so only on the basis that we become a revenue generating company more quickly than our product development timeline provided for.

The acquisition of the Imagent assets provides us with an FDA-approved product which is ready to launch for marketing and sales.  As part of the assets that we acquired from Alliance, we obtained a substantial amount of inventory of the Imagent product and certain marketing relationships.

Management believes it lacks sufficient working capital to fund operations for the entire fiscal year ending December 31, 2004.  Therefore, substantial additional capital resources will be required to fund the ongoing operations related to our marketing and manufacturing of Imagent and our research and business development activities.  Our financial condition raises substantial doubt about our ability to continue as a going concern.  We believe there are a number of potential alternatives available to meet the continuing capital requirements such as public or private financings or collaborative agreements.  We are taking continuing actions to reduce our ongoing expenses.  If adequate funds are not available, we will be required to significantly curtail our operating plans and may have to sell or license out significant portions of our technology or potential products.  During the next twelve months we will focus our efforts primarily on exploring various options concerning our businesses, including securing additional financing, joint ventures, licensing or selling all or a portion of our technology and other possible strategic transactions.  Our ability to commercialize Imagent and develop our other technology depends on the successful implementation of one or more of these transactions.

Background and Negotiations.  Our principals began discussions with Alliance’s principals in November, 2002.  These discussions included our gathering information regarding Alliance’s medical imaging assets and developing a business model to produce Imagent.  Some discussions were held in person, while others were by lengthy telephone conferences.  Among the matters discussed by the parties were the size of potential markets, segmentation of markets, resources required to exploit the market potential, manufacturing requirements and costs.  The negotiations included the terms of the asset purchase agreement and the assumption of various other agreements that Alliance had in place (i.e., marketing, equipment lease, real property lease).  The parties had numerous discussions regarding the consideration to be paid to various Alliance creditors, employment arrangements, regulatory reviews, intellectual property reviews, bridge financing and the structure of royalty payments to be paid in the future.

The parties signed a term sheet dated as of November 21, 2002, which was approved after a detailed presentation and significant discussion at a meeting of our Board of Directors held on November 22, 2002.  The term sheet provided that the transaction would encompass several segments including: (i) providing bridge financing to Alliance prior to the closing, (ii) obtaining agreements from Alliance’s creditors to defer collecting amounts Alliance owed to those creditors in exchange for our Common Stock and to settle those amounts at the closing in exchange for a release, and (iii) purchasing certain medical imaging assets from Alliance for consideration consisting of cash and our Common Stock.

On January 3, 2003, our Board of Directors approved the execution and delivery of an agreement with Xmark Fund, Ltd. and Xmark Fund, L.P. (collectively, “Xmark”) to forebear exercising certain of its rights as a secured creditor of Alliance and to issue up to 750,000 shares of our Common Stock as contemplated by that agreement.

On February 25, 2003, our Board of Directors met to discuss the potential acquisition of the Imagent assets and the proposed change in the Company’s name, as well as other matters.  Taffy J. Williams, Ph.D., the Company’s president and chief executive officer and the Board’s chairman, and Brooks Boveroux, the Company’s chief financial officer, made a detailed presentation to the members of the board regarding the status of negotiations with Alliance and the proposed transaction terms.  After discussion amongst the Board members, the Board approved the change of the Company’s name, the continued negotiation of a transaction with Alliance and the pursuit of financing.  The Board also approved the bridge financing from the Company to Alliance during the ongoing negotiations.

On April 25, 2003, our Board of Directors met again to discuss the status of the negotiations with Alliance.  Dr. Williams made a detailed presentation, during which the members of the Board of Directors discussed issues regarding the acquisition, including the cost to acquire and operate Imagent.

On June 6, 2003, our Board of Directors met and after discussion of the transaction terms, approved the acquisition of the Imagent assets and the related transactions.

Summary of Asset Acquisition.  During the past two years, we have refocused our efforts on the development of medical imaging agents, including cardiovascular and lymphography contrast imaging agents.  Prior to the acquisition of certain assets of Alliance, we had no FDA-approved products or operating revenues; however, we entered into an Asset Purchase Agreement with Alliance on June 10, 2003 (the “Asset Purchase Agreement”) pursuant to which we acquired the Imagent business.

In connection with our acquisition of the Imagent assets from Alliance, we entered into a number of agreements.  We have summarized the principal terms of the key agreements below, and copies of these agreements are attached to this Proxy Statement as exhibits (you should review them for their definitive terms).

The Imagent assets we acquired include patents and other intellectual property related to the Imagent product, the FDA approval for marketing Imagent in the United States, claims and causes of action relating to these assets, the right to hire certain Alliance employees, machinery and equipment, inventory and contract rights.  The contracts we assumed include the lease for Alliance’s San Diego, California manufacturing facility (which we intend to continue to operate to manufacture Imagent) and certain marketing relationships.  We agreed to assume certain additional specified liabilities of Alliance, including certain obligations of Alliance to its creditors, employees and vendors; but we did not assume any other Alliance liabilities.

At the closing of the Imagent acquisition, we paid approximately $669,000 in cash and delivered 2,198,137 shares of our Common Stock.  At the direction of Alliance, we delivered the cash and stock to creditors, employees and vendors of Alliance.  In addition to bridge financing we provided to Alliance before the closing, our purchase of a $1,250,000 interest in Alliance’s obligations to Xmark and our assumption of specified Alliance operating liabilities related to Imagent, we are obligated to pay additional amounts to Alliance secured and unsecured creditors after the closing (including Xmark, discussed below, and others).  At various times between 90 and 365 days after the closing, we must pay, subject to reaching satisfactory agreements with certain Alliance secured and unsecured creditors, an aggregate amount of up to approximately $3,000,000 to creditors other than Xmark and (subject to stockholder approval, discussed below) deliver up to an aggregate of approximately 1,985,522 shares of our Common Stock.  The amount of consideration was determined through arms-length negotiations.

In addition, after the closing and through 2010, we must pay Alliance further consideration in the form of an earn out based on Imagent revenue we invoice (subject to certain reductions).  This earn out equals, for each year of the earn out:  7.5% of Imagent revenue up to $20,000,000; 10% of Imagent revenue between $20,000,000 and $30,000,000; 15% of Imagent revenue between $30,000,000 and $40,000,000; and 20% of Imagent revenue above $40,000,000.  The earn out will be reduced by amounts we pay pursuant to a license agreement with Schering Aktiengesellschaft (“Schering”), net of payments we receive from Schering under the license, and amounts of any indemnification claims we have against Alliance.  The earn out is subject to three additional offsets (which are to be applied in the manner described in the Asset Purchase Agreement dated as of June 10, 2003 with Alliance) that entitle us to retain portions of the earn out otherwise payable to Alliance:

•  Up to approximately $1,600,000 for a fixed price offset, depending on the satisfaction of certain conditions;

•  The amount of any payments not committed to at closing that we make after the closing to Alliance’s creditors plus up to $1,000,000 of litigation expenses for certain patent and other litigation; and

•  Between $4,000,000 and $5,000,000, which is the principal and accrued interest under our bridge loans to Alliance, depending on the satisfaction of certain conditions.

In connection with the asset acquisition, we also hired approximately 33 employees of Alliance.

No federal or state regulatory requirements, other than applicable state and federal securities laws, must be complied with and no federal or state approval must be obtained in connection with the asset acquisition.

Financial Information.  Please see our Form 8-K/A which was filed with the SEC on October 27, 2003, a copy of which is attached hereto as Exhibit D, for our financial statements and pro forma financial information reflecting the Imagent acquisition.

Agreements to Forbear Remedies Against Alliance.  We entered into a series of agreements with Xmark, a creditor of Alliance.

Pursuant to a Standstill and Make Whole Agreement dated as of December 30, 2002, we issued 750,000 shares of our Common Stock in the first quarter 2003 to Xmark, who agreed to not exercise any rights against Alliance as a creditor for the period of the standstill.  On May 2, 2003, we entered into a Going Forward Agreement pursuant to which Xmark agreed to extend the period during which Xmark had refrained from exercising its rights as a creditor against Alliance to permit us to complete the acquisition.  On that date, we also purchased a $1,250,000 interest in Alliance’s obligations to Xmark.

At the closing of our acquisition of the Imagent assets, pursuant to the Going Forward Agreement, we delivered to Xmark our promissory notes in the total principal amount of $2,500,000.  These notes are payable in two equal installments on August 5, 2003 and November 3, 2003 or (if sooner) at the time we complete a financing resulting in at least $18,000,000 of gross proceeds to us and bear interest at 3% over the prime rate (payable in shares of our Common Stock).  At the closing of the Imagent acquisition, we also issued Xmark an additional 1,056,144 shares that represented payment of interest that was due to Xmark by Alliance through the closing date of the acquisition.  The value of these additional 1,056,144 shares has been treated as part of the purchase price of the Imagent business.

Our obligations to Xmark are secured by a first priority security interest on the Imagent related tangible and intangible assets.  Xmark would be entitled to foreclose on its lien covering these assets if we default on our obligations to Xmark, if we lose FDA approval for Imagent, if we fail to pay other debts, or if we file for bankruptcy protection or similar matters.

We defaulted on the principal payment due on August 5, 2003 and Xmark delivered a notice to us stating that it was accelerating all amounts due under the notes.  We negotiated a new agreement with Xmark dated August 18, 2003 (the “Letter Agreement”) pursuant to which we agreed to make an immediate payment of $1,250,000 and Xmark agreed to rescind the default notice.  The other key terms of the Letter Agreement are as follows:

•  We remain obligated to make a second principal payment of $1,250,000 on the earlier to occur of (i) November 3, 2003 or (ii) the consummation of one or more institutional financings resulting in aggregate gross proceeds to us of at least $18,000,000.  We will have the right to extend the November 3rd due date monthly until April 3, 2004 for a fee (and not as a reduction of any amounts due and owing under the promissory notes) ranging from $50,000 to $100,000 per month.  We have paid $50,000 and exercised our right to extend the November 3, 2003 due date by one month.

•  Within twenty days of the execution of the Letter Agreement we will pay to Xmark, in cash or in shares of our Common Stock (valued at $1.00 per share, subject to certain adjustments), $26,248 for failure to timely register the shares of our Common Stock issued to Xmark for resale, which payment has been made with shares of our Common Stock.

•  Our obligation to register the shares of Common Stock issued to Xmark for resale under the terms of the Going Forward Agreement was terminated and no further penalty payments or shares will be due to Xmark as a result of our failure to register the shares of our Common Stock held by Xmark.  In lieu of the demand registration rights Xmark previously had, the Letter Agreement provides that Xmark will have piggyback registration rights.

•  The definition of “Event of Default” in the security agreements securing our obligations to Xmark was amended.  The provision that an Event of Default included any default by us in the payment of borrowed money indebtedness was eliminated.  Instead, we agreed that it would be an Event of Default if we made repayments of borrowed money indebtedness.

•  With regard to payments to certain specified institutions, we agreed that, when paid, we would also make a pro rata payment to Xmark.

Except as specifically amended by the Letter Agreement, the terms of the Going Forward Agreement and the other agreements governing our obligations to Xmark remain in effect, including Xmark’s put right with respect to our Common Stock that Xmark owns.

Xmark’s put right, as set forth in the Going Forward Agreement, requires us to repurchase at $1.00 per share up to 750,000 shares of Common Stock we issued under the Standstill and Make Whole Agreement and all additional shares we issue to Xmark under the Going Forward Agreement.  The put right is fully exercisable beginning on the earlier of 13 months after the closing of the acquisition of the Imagent assets or the date on which we close a financing for $20,000,000 or more.  Before that time, Xmark can exercise the put right in quarterly installments beginning 90 days after the closing of our acquisition of the Imagent assets.  In connection with these quarterly installments, we can elect to defer repurchasing the shares if we lack adequate cash to satisfy our operating and working capital requirements for the subsequent 18-month period based on an operating plan approved by our Board.  We agreed to use our reasonable efforts to have sufficient cash to meet our operating plan.  If we do not repurchase these shares, Xmark is entitled to a payment of 1.5% of the value of the shares not repurchased for any 30-day period or pro rata portion thereof during which such failure is continuing.

We issued 82,977 shares of our Common Stock to Xmark on July 31, 2003 for interest and various penalties, including the failure to register the shares of our Common Stock held by Xmark by that date.  We issued 26,248 shares of our Common Stock to Xmark on September 2, 2003, pursuant to the Letter Agreement, for failure to register shares of our Common Stock held by Xmark as of August 18, 2003.  An additional 19,888 shares of our Common Stock are issuable to Xmark in payment of interest.

Equipment Lease.  We entered into an Equipment Lease Agreement with Baxter Healthcare Corporation dated as of June 18, 2003 relating to the manufacturing equipment located at our San Diego facility that we will use to produce Imagent.  The Equipment Lease is for a term of three years and we have an option to purchase the equipment at any time during the term of the lease or upon its termination.  Under the terms of the Equipment Lease, we paid an initial fee of $75,000 and have a $10,500 basic monthly obligation.

Real Property Lease.  In connection with our acquisition of the Imagent business, we assumed a real property lease for the Imagent facility located in San Diego, California.  On August 31, 2003, we closed our Pennsylvania corporate headquarters and transferred our headquarters to our Imagent facility in San Diego, California.  Annual rent for the California lease, which expires in 2008, is approximately $792,000.

Marketing Agreement.  In 2002, Alliance entered into a five-year exclusive agreement with Cardinal Health, Inc. (“Cardinal”) to assist with the marketing of Imagent.  Under the agreement, Cardinal will perform certain packaging, distribution, and sales services for Alliance under a fee-for-service arrangement.  We assumed the Cardinal agreement from Alliance in connection with the Imagent acquisition.

Risk Factors.  We are now subject to several additional risks associated with the Imagent business, including the following:

Many of our competitors have greater resources and have products that are in more advanced stages of development than we do, which may give them a competitive advantage over us.

The market for imaging products is extremely competitive.  In addition to the Imagent product, there are currently two FDA approved ultrasound contrast agents being marketed in the U.S. for certain cardiology applications by Amersham Health and Bristol-

Myers Squibb.  In addition, Bracco International has filed a New Drug Application with the FDA seeking approval to market its product.  Three other companies (POINT Biomedical, Acusphere and Amersham Health) are in advanced clinical trials for the use of ultrasound contrast agents for assessing certain organs and vascular structures.  We expect that competition in the ultrasound contrast imaging field will be based primarily on each product’s safety profile, efficacy, stability, ease of administration, breadth of approved indications, and physician, healthcare payor and patient acceptance.  We are at the very early stages of launching the Imagent product, and we cannot predict whether it will compete successfully with these other products.

We may encounter difficulties starting or expanding our manufacturing operations.

We are leasing a single manufacturing facility located in San Diego, California.  This facility is subject to a variety of quality systems regulations, international quality standards and other regulatory requirements, including requirements for good manufacturing practices, or current good manufacturing procedures.  We may encounter difficulties expanding our manufacturing operations in compliance with these regulations and standards, which also could result in a delay or termination of manufacturing or an inability to meet product demand.

We will face risks inherent in operating a single facility for the manufacture of Imagent.  At this time, we do not have alternative production plans in place or alternative facilities available should the San Diego manufacturing facility cease to function.  These risks include unforeseen plant shutdowns due to personnel, equipment or other factors, and the resulting inability to meet customer orders on a timely basis.

We have to rely on third parties to market Imagent and it may be difficult to implement our business development plans without this collaboration.

We currently have an agreement for sales and marketing of Imagent by Cardinal Health, Inc. which is under reevaluation to be more consistent with our current needs and resources.  We have had and expect to continue in the future to have a variety of research agreements with universities and other research institutions to investigate specific protocols.  We also contract and expect to continue to contract with research organizations and other third parties to manage clinical trials of our proposed products in development.  We must obtain and maintain collaborative relationships with third parties for research and development, preclinical and clinical testing, marketing and distribution of our proposed products.

We are currently involved in a joint venture with affiliates of Elan Corporation, plc, called Sentigen, Ltd., to develop and commercialize materials in the field of lymphography.  Collaborative relationships may limit or restrict our operations or may not result in an adequate supply of necessary resources.  Our collaborative partner could also pursue alternative technologies as a means of developing or marketing products for the diseases targeted by our collaborative program.  If a third party we are collaborating with fails to perform under its agreement or fails to meet regulatory standards, this could delay or prematurely terminate clinical testing of our proposed products.

The raw materials for Imagent are subject to a long-term supply contract with one supplier and an interruption in the availability of those materials may impair our ability to market the Imagent product.

We have assumed the rights and obligations of Alliance under the terms of the long-term supply agreement that Alliance has entered for the principal raw material for Imagent.  Although some raw materials for the Imagent product are currently qualified from only one source and we have some inventory, we will attempt to acquire additional inventory of these materials and to negotiate long-term supply arrangements.  Raw materials used in Imagent cannot be changed without equivalency testing of any new material by us and approval of the FDA.

We filed a suit against Amersham for patent infringement which, if resolved unfavorably, could impede our ability to utilize our patents for Imagent.

We filed a complaint against Amersham Health, Inc. and two other Amersham affiliates alleging that certain Amersham products infringe on claims in our patents covering Imagent.  We also seek a declaration that our patents do not infringe on Amersham’s in this area, and other relief.  Alliance joined us as a plaintiff in this suit.  Amersham filed an answer denying the material allegations of our claims and asserting certain counterclaims.  If the suit is resolved unfavorably to us, we may have difficulty utilizing the protections of our patents for Imagent and there may be other complications that may make it difficult to implement our commercialization strategy for Imagent.

We may sell, license or otherwise dispose of all or a portion of our technology and may not be able to recover the investment we have made.

                Management believes that it lacks sufficient working capital to fund operations for the entire fiscal year ending December 31, 2004.  Therefore, substantial additional capital resources will be required to fund the ongoing operations related to our marketing and manufacturing of Imagent and our research and business development activities.  If adequate funds are not available, we will be required to significantly curtail our operating plans and may have to sell or license out significant portions of our technology or potential products.  During the next twelve months we will focus our efforts primarily on exploring various options concerning our businesses, including securing additional financing, joint ventures, licensing or selling all or a portion of our technology and other possible strategic transactions.  Any such strategic transactions may not be on terms which allow us to recover the investment we have made in our technology.

Exhibits Relating to Proposal 1.  The following exhibits to this Proxy Statement are pertinent to Proposal 1:

Exhibit	Description

Exhibit A	Asset Purchase Agreement with Alliance

Exhibit B	Going Forward Agreement with Xmark and Alliance

Exhibit C	Letter Agreement with Xmark

PROPOSAL 2

Amend Articles of Incorporation to Effect a Reverse Stock Split

Introduction.  We believe that it may be in the best interests of the Company to amend our Restated Articles of Incorporation to effect a reverse stock split of our outstanding Common Stock  (the “Reverse Split”) which could range from a one-for-two up to one-for-five reverse stock split, if and as determined by our Board of Directors in its sole discretion within the 2004 calendar year, on the terms described in this Proxy Statement.  The principal effect of the Reverse Split would be to decrease the number of issued and outstanding shares of our Common Stock (but not the total shares authorized for issuance).  Except for adjustments that may result from the treatment of fractional shares as described below, each stockholder would hold the same percentage of Common Stock outstanding immediately following the Reverse Split as such stockholder held immediately prior to the Reverse Split.  The relative voting and other rights that accompany the shares of Common Stock would not be affected by the Reverse Split.  In the event that our Board of Directors determines that it is in the best interests of the Company to effect a Reverse Split in the 2004 calendar year, we will file a Form 8-K with the SEC detailing the specific terms of such split.

The Reverse Split would be accomplished by amending our Restated Articles of Incorporation to include a paragraph in the following form:

“Effective as of the close of business on the date of filing this Amendment to the Restated Articles of Incorporation with the Nevada Secretary of State (the “Effective Time”), the filing of this Amendment shall effect a reverse split (the “Reverse Split”) pursuant to which [two/three/four/five] shares of Common Stock, par value $0.001 per share, issued and outstanding and held by a single holder, shall be combined into one validly issued, fully paid and nonassessable share of Common Stock, par value $0.001 per share.  Each stock certificate that prior to the Effective Time represented shares of Common Stock shall, following the Effective Time represent the number of shares into which the shares of Common Stock represented by such certificate shall be combined as a result of the Reverse Split.  The Corporation shall not issue fractional shares or scrip as a result of the Reverse Split, but shall round up to the nearest whole share any fractional share that would otherwise result from the Reverse Split; the number of authorized shares of Common Stock shall continue to be 150,000,000; and the par value of the Common Stock shall be $0.001 per share.”

The Reverse Split will become effective on a date determined by our Board of Directors (the “Effective Date”).

Stockholders do not have the statutory right to dissent and obtain an appraisal of their shares under Nevada law in connection with the amendment to our Restated Articles of Incorporation to complete the Reverse Split.

We may use the authorized and unissued shares of Common Stock to raise capital in a public or private offering, to enter into a strategic transaction or to grant options or warrants to employees or others.  We have no current agreements  to enter into any stock offerings or strategic transactions although we plan to explore various strategic options concerning our businesses, including securing additional financing, joint ventures, licensing or selling all or a portion of our technology and other possible strategic transactions.  In addition, 6,925,513 shares of the Company’s authorized and unissued shares are reserved for future grants and the issuance upon exercise of outstanding warrants and options previously granted under our various stock option plans and agreements and upon conversion of the Series A Preferred Stock.

Reasons for the Reverse Split.  If effected, the Reverse Split should enable us to reduce the number of shares outstanding to a more appropriate number for a company at our stage of development as well as attempt to increase the market price of our Common Stock in an effort to ensure meeting the continued listing requirements of Nasdaq.  A Reverse Split may also increase the attractiveness of our Common Stock to prospective investors and the financial community.

Among the many factors the Board will consider in reaching its decision whether to effect the Reverse Split in 2004 are the consequences of our Common Stock being delisted.  For our Common Stock to continue to be eligible for quotation on Nasdaq our Common Stock must maintain a minimum bid price per share of $1.00 and we are required to have $2.5 million of shareholders’ equity or $35 million of market capitalization, as well as meet other requirements.  If our Common Stock were delisted, it would then be eligible for quotation on the OTC Bulletin Board maintained by Nasdaq, another over-the-counter quotation system or the “pink sheets.”  If that occurred, the liquidity and marketability of our Common Stock might decrease.  As a result, an investor might find it more difficult to dispose of, or to obtain accurate quotations as to the market value of, our Common Stock.  In addition, if our Common Stock were delisted and the trading price of our Common Stock continued to be less than $1.00 per share, trading in our Common Stock would be subject to certain rules under the Securities Exchange Act of 1934, as amended, which require additional disclosure by broker-dealers in connection with any trades involving a stock defined as a “penny stock.”  The additional burdens imposed upon broker-dealers may discourage broker-dealers from effecting transactions in our Common  Stock, which may further affect the liquidity of our Common Stock.  For the above reasons, we believe that current and  prospective investors will view an investment in our Common Stock more favorably if our shares continue to be listed on Nasdaq than if our Common Stock trades on the OTC Bulletin Board.  In addition, we also believe that being listed on Nasdaq will be viewed more favorably by prospective and actual customers, partners and employees.

If effected, the Reverse Split and resulting anticipated increase in the price of our Common Stock should also enhance the acceptability and marketability of our Common Stock to the financial community and investing public.  Many institutional investors have policies prohibiting them from holding lower-priced stocks in their portfolios, which reduces the number of potential buyers of our Common Stock.  Additionally, analysts at many brokerage firms are reluctant to recommend lower-priced  stocks to their clients or monitor the activity of lower-priced stocks.  Brokerage houses also frequently have internal policies that discourage individual brokers from dealing in lower-priced stocks.  Further, because brokers’ commissions on lower-priced stock generally represent a higher  percentage of the stock price than commissions on higher priced stock, investors in lower-priced stocks pay transaction costs which are a higher percentage of their total share value, which may limit the willingness of individual investors and institutions to purchase our Common Stock.

If implemented, the Reverse Split may result in some stockholders owning “odd-lots” of  less than 100 shares.  Brokerage commissions and other costs of transactions in odd-lots may be higher, particularly on a per-share basis, than the cost of transactions in even multiples of 100 shares.  In addition,  if effected, the Reverse Split may make it more difficult for us to meet other requirements for continued listing on Nasdaq relating to the minimum number of shares that must be in the public float and the minimum number of round lot holders.

We cannot assure stockholders that the Reverse Split will have any of the desired consequences described above.  Specifically, we cannot assure stockholders that, if effected, the post- Reverse Split market price of our Common Stock will increase proportionately to the ratio for the Reverse Split, that the market price of our Common Stock will not decrease to its pre-split level or that our market capitalization will be equal to the market capitalization before the Reverse Split.

Effecting the Reverse Split.  If approved by the stockholders at the Special Meeting and our Board of Directors determines that it is in the best interests of the Company to effect the Reverse Split in the 2004 fiscal year, we will file the Amendment to our Restated Articles of Incorporation with the Nevada Secretary of State to become effective at a time determined by our Board of Directors.  Upon effectiveness of the Amendment to our Restated Articles of Incorporation, without further action by us or our stockholders, the outstanding shares of Common Stock held by stockholders of record as of the Effective Date would be converted into the right to receive a number of shares of Common Stock (the “New Common Stock”) calculated based on a reverse split ratio of one for two-to-five shares, if and as determined by our Board of Directors in its sole discretion.  For example, if a stockholder presently holds 1,000 shares of Common Stock, that stockholder would hold between 200 to 500 shares of Common Stock following the Reverse Split.

No Fractional Shares.  We will not issue any fractional shares in connection with the Reverse Split, if effected.  Instead, any fractional share resulting from the Reverse Split will be rounded up to the nearest whole share.

Exchange of Stock Certificates.  If approved by the Board of Directors, the conversion of the shares of our Common Stock under the Reverse Split would occur automatically on the Effective Date.  This would occur regardless of when stockholders physically surrender their stock certificates for new stock certificates.

If effected, our transfer agent, Computershare Investor Services LLC, will act as exchange agent  (“Exchange Agent”) to implement the exchange of stock certificates.  As soon as practicable after the Effective Date, the Company or the Exchange Agent would send a letter to each stockholder of record at the Effective Date for use in transmitting certificates representing shares of our Common Stock (“Old Certificates”) to the Exchange Agent.  The letter of transmittal would contain instructions for the surrender of Old Certificates to the Exchange Agent in exchange for certificates representing the appropriate number of whole shares of New Common Stock.  No new stock certificates would be issued to a stockholder until such stockholder has surrendered all Old Certificates, together with a properly completed and executed letter of transmittal, to the Exchange Agent.

Stockholders would then receive a new certificate in exchange for certificates representing the number of whole shares of New Common Stock into which their shares of Common Stock have been  converted as a result of the Reverse Split.  Until surrendered, we would deem outstanding Old Certificates held by stockholders to be canceled and only to represent the number of whole shares of New Common Stock to which these stockholders are entitled.  All expenses of the exchange of certificates would be borne by us.

YOU SHOULD NOT SEND YOUR OLD CERTIFICATES TO THE EXCHANGE AGENT UNTIL YOU HAVE RECEIVED THE LETTER OF TRANSMITTAL.

Effect on Outstanding Shares.  If the Reverse Split is completed, the number of shares of our Common Stock owned by each stockholder will be reduced in the same proportion as the reduction in the total number of shares outstanding, such that the percentage of our Common Stock owned by each stockholder will remain unchanged.  The number of shares of Common Stock that may be purchased upon exercise of outstanding options, warrants, and other securities convertible into, or exercisable or exchangeable for, shares of our Common Stock, and the exercise or conversion prices for these securities, will be adjusted in accordance with their terms as of the Effective Date.

If a Reserve Split is consummated the number of authorized shares of Common Stock will continue to be 150,000,000 shares. The following chart indicates the number of authorized, but unissued shares of Common Stock that would be outstanding if a one-for-two, one-for-three, one-for-four or one-for-five Reserve Split were effected (based upon 19,487,476 issued and outstanding shares of Common Stock as of December 26, 2003):

	Pre-Split	1-for-2	1-for-3	1-for-4	1-for-5
Authorized but unissued Shares of Common Stock	130,512,524	140,256,262	143,504,175	145,128,131	146,102,505

Accounting Consequences.  The par value of our Common Stock will remain unchanged at $.001 per share after the Reverse Split.  However, the Common Stock as designated on our Balance Sheet would be adjusted downward in respect of the shares of the New Common Stock to be issued in the Reverse Split such that the Common Stock would become an amount equal to the aggregate par value of the shares of New Common Stock being issued in the Reverse Split, and that the Additional Paid-in Capital as designated on our Balance Sheet would be increased by an amount equal to the amount by which the Common Stock was decreased.  Additionally, net loss per share would increase proportionately as a result of the Reverse Split.  We do not anticipate that any other accounting consequence would arise as a result of the Reverse Split, if effected.

Federal Income Tax Consequences.  The following is a summary of the material anticipated United States federal income tax consequences of the Reverse Split to our stockholders.  This summary is based on the United States federal income tax laws now in effect and as currently interpreted, and does not take into account possible changes in such laws or interpretations.  This summary is provided for general information only and does not address all aspects of the possible federal income tax consequences of the Reverse Split and is not intended as tax advice to any person.  In  particular, this summary does not consider the federal income tax consequences to our stockholders in light of their individual investment circumstances or to holders subject to special treatment under the federal income tax laws, and does not address any consequences of the Reverse Split under any state, local, or foreign tax laws.

We believe that our stockholders who exchange their Common Stock solely for New Common Stock should generally recognize no gain or loss for federal income tax purposes.  A stockholder’s aggregate tax basis in its shares of New Common Stock received should be the same as the stockholder’s aggregate tax basis in the Common Stock exchanged therefor.  The holding period of the New Common Stock received by that stockholder should include the period during which the surrendered Common Stock was held, provided all such Common Stock was held as a capital asset at the Effective Date.

We will not recognize any gain or loss as a result of the Reverse Split, if effected.

PROPOSAL 3

Amend Restated Articles of Incorporation to Effect a Name Change

Introduction.  As part of the transactions related to the asset acquisition discussed in Proposal 1, we intend to change our name to “Imcor Pharmaceutical Company.”  The name change will be effected by an Amendment to our Restated Articles of Incorporation and will become effective upon the filing of an Amendment with the Nevada Secretary of State.  We will also apply for a new trading symbol.

Reasons for Amendment.  Our Board determined that the “Photogen” name would no longer serve our interests after the asset acquisition because of its association to our previous therapeutic line of business and the possible confusion about our identity that could result.  In view of the new business we will commence after the asset acquisition, the Board decided that it would be most appropriate to use the name “Imcor Pharmaceutical Company.”

Stockholders will not be required to submit their stock certificates for exchange.  Stock certificates bearing the Photogen Technologies name will continue to be valid certificates and will evidence ownership of the same number of shares of our Common Stock after the name change as stated in the certificate.  Following the effective date of the amendment changing our name, all new stock certificates that we issue will be printed with our new name.

Security Ownership of Certain Beneficial Owners and Management.

The following table sets forth the approximate beneficial ownership of our Common Stock as of November 30, 2003 by directors and executive officers of the company who have held such position at any time during the 2003 fiscal year, and any person or group known to us to be the owner of more than five percent of our Common Stock. Shares beneficially owned by the individuals below through family partnerships or other entities they control are included in the number of shares listed in the table below for that individual.

	Shares of Common
Name and Address of Beneficial Owner(1)	Stock		Percent of Class
	Beneficially Owned(2)		Outstanding(3)

EXECUTIVE OFFICERS AND DIRECTORS:

Brooks Boveroux	558,541	(4)	2.5

Richard T. Dean 230 Cushing Road Newmarket, NH 03857	0		*

Jack DeFranco	0		*

Jonathan Fleming/Oxford Bioscience Partners IV L.P. 225 Berkeley St., Suite 1650 Boston, MA 02216	6,481,482	(5)	29.5

Gene Golub 625 North Michigan Ave., Ste 2000 Chicago, IL 60611	133,015	(6)(16)	*

Reinhard Koenig, Ph.D., M.D.	271,102	(7)	1.2

Lester H. McKeever, Jr. 819 South Wabash Avenue Chicago, IL 60605	46,250	(8)(16)	*

William D. McPhee One Hollis Street, Suite 232 Wellesley, MA 02482	462,963	(9)	2.1

Alan D. Watson, Ph.D. One Kendall Square Building 1000, Fifth Floor Cambridge, MA 02139	40,000	(10)	*

Robert J. Weinstein, M.D. and Lois Weinstein 500 Lake Cook Road, Suite 130 Deerfield, IL 60015	1,314,663	(11)(16)	6.0

Taffy J. Williams, Ph.D.	1,565,139	(12)	7.1

All directors and executive officers as a group (11 persons)	10,878,155		49.5

OTHER SHAREHOLDERS:

Stuart P. Levine 500 Lake Cook Road, Suite 130 Deerfield, IL 60015	1,277,388	(11)	5.8

Oxford Bioscience Partners IV L.P. 225 Berkeley Street, Suite 1650 Boston, MA 02216	See above.

Tannebaum, LLC 875 N. Michigan Avenue Suite 2930 Chicago, IL 60611-1901	2,344,957	(13)	10.7

Brown Simpson Asset Management, LLC 152 West 57th Street, 21st Floor New York, NY 10019	2,448,358	(14)	11.1

Parties to Voting Agreement (6 persons)	11,881,451	(15)	54.0

*    Constitutes one percent or less of the percent of class outstanding.

(1)	Unless otherwise indicated, the address of each person named in the table is c/o: Photogen Technologies, Inc., 6175 Lusk Boulevard, San Diego, California 92121.

(2)	With respect to directors and executive officers, based on information furnished by the director or executive officer listed.

(3)	The percent of class outstanding includes Common Stock outstanding as of November 30, 2003 and the shares subject to options exercisable within 60 days of November 30, 2003.

(4)	Includes 558,541 options exercisable within 60 days of November 30, 2003.

(5)

Includes 64,385 shares held by MRNA Fund II L.P. and 6,417,097 shares held by Oxford Bioscience Partners IV L.P., which Mr. Fleming may be deemed to control.  Mr. Fleming disclaims beneficial ownership of these shares for all other purposes.  Does not include shares of Common Stock issuable upon conversion of revolving convertible senior secured promissory notes in the aggregate principal amount of $3,623,643 held by Oxford and $36,357 held by MRNA, which shall convert automatically upon the same terms as shares are issued in a qualified financing.  Oxford and MRNA are parties to the Voting Agreement described in footnote 15 below.  The shares held by the other parties to the Voting Agreement are not included here.

(6)	Includes 108,015 shares of Common Stock and 25,000 options exercisable within 60 days of November 30, 2003.

(7)	Includes 21,500 shares of Common Stock and 249,602 options exercisable within 60 days of November 30, 2003. Dr. Koenig’s employment was terminated, without cause, effective May 1, 2003.

(8)	Includes 16,250 shares of Common Stock and 30,000 options exercisable within 60 days of November 30, 2003.

(9)

Includes 462,963 shares held by Mi3, L.P., which Mr. McPhee may be deemed to control. Mr. McPhee disclaims beneficial ownership of Mi3’s shares for all other purposes.  Does not include shares of Common Stock issuable upon conversion of revolving convertible senior secured promissory notes in the aggregate principal amount of $500,000 held by Mi3, which shall convert automatically upon the same terms as shares are issued in a qualified financing. Mi3, L.P. is a party to the Voting Agreement described in footnote 15 below.  The shares held by the other parties to the Voting Agreement are not included here.

(10)	Includes 25,000 shares of Common Stock and options to acquire 15,000 shares of Common Stock exercisable within 60 days of November 30, 2003.

(11)	Dr. Weinstein and Mr. Levine are parties to the Voting Agreement described in footnote 15 below. The shares held by the other parties to the Voting Agreement are not included here.

(12)	Includes 4,250 shares of Common Stock and 1,560,889 options exercisable within 60 days of November 30, 2003.

(13)

Includes 2,344,957 shares of Common Stock.  Tannebaum, LLC is a party to the Voting Agreement described in footnote 15 below.  The shares held by the other parties to the Voting Agreement are not included here.

(14)

Includes 521,739 shares held by Brown Simpson Partners I, 575,103 shares held by Xmark Fund, L.P. and 1,351,516 shares held by Xmark Fund, Ltd. which may be deemed to be beneficially held by Brown Simpson Asset Management, LLC.

(15)

Dr. Weinstein, Mr. Levine, Mi3, L.P., MRNA Fund II, L.P., Oxford Bioscience Partners IV L.P., and Tannebaum, LLC are parties to the Voting Agreement described above at page 8. The parties to the Voting Agreement may be deemed to be a “group” within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.  The provisions of the Voting Agreement include an agreement by the parties to vote their shares for the election of certain directors nominated by the parties to the Voting Agreement.

(16)	Resigned from the Company’s Board of Directors in August, 2003.

Financial and Other Information

Financial Statements and Supplementary Financial Information.  Please see the Form 8-K/A filed with the SEC on October 27, 2003, attached as Exhibit D, and Item 1 of the Form 10-QSB for the quarter ended September 30, 2003, attached as Exhibit E.

Management’s Discussion and Analysis of Financial Condition and Result of Operations.  Please see Item 2 of the Form 10-QSB for the quarter ended September 30, 2003 attached hereto as Exhibit E.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.  Please see Proposal 4 below for a detailed discussion of our engagement of new independent certified public accountants.

Other Information.    Representatives of Moss Adams LLP, our principal accountants for the current year and for the most recently completed fiscal year, (i) are expected to be present by conference telephone at the security holders’ meeting; (ii) will have the opportunity to make a statement if they desire to do so; and (iii) are expected to be available to respond to appropriate questions.

PROPOSAL 4
Ratification of Appointment of
Independent Certified Public Accountants

BDO Seidman, LLP, Chicago, Illinois, served as our independent certified public accountants since 1995 through most of the 2003 fiscal year.  On November 14, 2003 BDO Seidman, LLP informed us that they were declining to stand for re-election as Photogen’s auditors.  BDO Seidman, LLP’s reports on Photogen Technologies, Inc.’s financial statements for the past two years did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles other than a qualification related to the entity’s ability to continue as going concern.  During Photogen Technologies, Inc.’s two most recent fiscal years and through the date of BDO Seidman, LLP’s declination to stand for re-election, there were no disagreements with BDO Seidman, LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to BDO Seidman, LLP’s satisfaction, would have caused BDO Seidman, LLP to make reference to the subject matter in connection with its report of the financial statements for such years; and there were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-B.  We have provided BDO Seidman, LLP with a copy of the above disclosures.

On November 18, 2003, the Board of Directors, upon recommendation of the Audit Committee, engaged Moss Adams LLP for the remainder of the 2003 fiscal year and for the 2004 fiscal year.  We expect that a representative of Moss Adams LLP will be present at the Special Meeting and will be available to answer appropriate questions from stockholders.

Proposal 5 at the Special Meeting is to ratify the selection of Moss Adams LLP as our independent certified public accountants for 2004.  Although the appointment of independent certified public accountants is not required to be approved by the stockholders, the Board of Directors has decided to ascertain the position of the stockholders on that appointment.  The Board will reconsider the appointment of Moss Adams LLP if it is not ratified.

Independent Auditors’ Fees

Audit Fees.  In the fiscal years ended December 31, 2002 and December 31, 2003 BDO Seidman, LLP billed us an aggregate of $82,967 and $80,970, respectively, in fees for professional services rendered in connection with the audit of our financial statements and the reviews of the financial statements included in our Quarterly Reports on Form 10-Q/10-QSB.  Moss Adams LLP billed us an aggregate of $5,000 (as of December 16, 2003) and $15,866 in fees for professional services rendered in connection with our 2003 audit of our financial statements and the review of the financial statements included in our Quarterly Report on Form 10-QSB for the quarter ended September 30, 2003, respectively.

Audit-Related Fees.

In the fiscal years ended December 31, 2002 and December 31, 2003 we were not billed for any audit-related fees by Moss Adams, LLP or BDO Seidman, LLP.

Tax Fees.

In the fiscal years ended December 31, 2002 and December 31, 2003 BDO Seidman, LLP billed us an aggregate of $11,681 and $10,881, respectively for professional services rendered in connection with tax compliance, tax advice and tax planning.  There were no amounts billed to us by Moss Adams, LLP in connection with tax compliance, tax advice or tax planning for the fiscal years ended December 31, 2002 or December 31, 2003.

All Other Fees.

In the fiscal years ended December 31, 2002 and December 31, 2003 neither BDO Seidman, LLP nor Moss Adams, LLP billed us for any products or services, other than those disclosed above under the headings “Audit Fees” and “Tax Fees.”

Audit Committee Pre-Approval Policy.  Pursuant to the terms of our Audit Committee’s charter, our Audit Committee pre-approves all auditing services (which may entail providing comfort letters in connection with securities underwritings) and non-audit services proposed to be provided by the Company’s independent certified public accountant, except for non-audit services within the de minimus exception under Section 10A(i)(B) of the Exchange Act.  In this connection, the Audit Committee has the authority to appoint one or more of its members to approve services, provided that the decisions made by such designees between meetings of the Audit Committee shall be presented to the full Audit Committee at the next meeting thereof.  All of the non-audit services provided to the Company by BDO Seidman LLP during the fiscal years ended December 31, 2002 and December 31, 2003 were pre-approved by the Audit Committee.

Other Matters

If any other matters are properly presented at the Special Meeting, including a motion to adjourn, the persons named as Proxies will have discretion to vote on those matters according to their best judgment to the same extent as a person delivering a Proxy would be entitled to vote.  At the date this Proxy Statement went to press, we did not anticipate that any other matters would be raised at the Special Meeting.

Information Incorporated By Reference

We have not incorporated any information by reference into this Proxy Statement.  A copy of our Form 10-QSB for the quarter ended September 30, 2003 and our Form 8-K/A filed on October 27, 2003 accompany this Proxy Statement as mailed to stockholders as Exhibits E and D, respectively.  An additional copy of the Company’s Form 8-K/A and 10-QSB thereto as filed with the SEC, without exhibits, will be provided without charge following the receipt of a written request to Brooks Boveroux, Chief Financial Officer and Secretary, Photogen Technologies, Inc.,  6175 Lusk Boulevard, San Diego, CA  92101.

Exhibit A

ASSET PURCHASE AGREEMENT

Dated June 10, 2003

By and between

Photogen Technologies, Inc.

And

Alliance Pharmaceutical Corp.

A-i

A-ii

A-iii

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of June 10, 2003 by and between Photogen Technologies, Inc., a Nevada corporation (“Buyer”), and Alliance Pharmaceutical Corp., a New York corporation (“Seller”).

RECITALS

A.            Seller is engaged in, among other businesses, the business of designing, developing, manufacturing, marketing, selling, licensing, supporting and maintaining imaging modalities in connection with Seller’s imaging and diagnostic imaging business (the “Business”).

B.            The Boards of Directors of each of Seller and Buyer believe it is in the best interests of each company and its respective stockholders that Buyer acquire certain of the assets of, assume certain of the liabilities of, and hire certain employees of Seller (the “Acquisition”) related to the Business.

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I

THE ACQUISITION

1.1           Purchase of Assets.

(a)           Purchase and Sale of Assets.  On the terms and subject to the conditions set forth in this Agreement, Seller will sell, convey, transfer, assign and deliver to Buyer, and Buyer will purchase and acquire from Seller on the Closing Date (as defined in Section 1.5), all of Seller’s rights, title and interest in and to all of the assets of Seller for all imaging modalities, tangible or intangible (collectively, the “Acquired Assets”) free and clear of all mortgages, liens, pledges, leases, charges, claims, security interests or other encumbrances or restrictions of any sort (collectively, “Liens”) (excluding the Liens listed on Schedule 2.9), including without limitation, the following:

(i)            All of the Seller’s assets related to the designing, developing, manufacturing, marketing, selling, licensing, supporting and maintaining the Imagent® product as described on Schedule 1.1(a)(i), and all derivations, improvements, formulations, products and process related thereto as in existence on the Closing Date (the “Products” or the “Imagent Products”),

(ii)           all intellectual property of Seller related to the Acquired Assets (collectively, with the Products, “Intellectual Property”), including without limitation:

(A)          all market information, business plans, marketing plans, customer lists, supplier lists, and covenants not to compete,

(B)           all patents, patent applications, patent disclosures and inventions (whether or not patentable and whether or not reduced to practice), copyrights, copyrightable works, trademarks (including but not limited to “Imagent®” and “Imavist™“ and all derivations thereof), and service marks, and all registrations, applications and renewals for any of the foregoing, including without limitation the patents on Schedule 2.10(d)(i), the Trademarks and the Copyrights (each as defined in Section 2.10),

(C)           all trade dress, trade names, logos, slogans and Internet domain names, trade secrets, confidential information, proprietary information, technology rights and licenses, proprietary rights and processes, know-how, research and development,

(D)          all items referred to in the FDA Matters Agreement (as defined below),

(E)           all things authored, discovered, developed, made, perfected, improved, designed, engineered, devised, acquired, produced, conceived or first reduced to practice by Seller that are relevant to an understanding or to the development of the Acquired Assets or to the performance by the Acquired Assets of their intended functions or purposes, whether tangible or intangible, in any stage of development,

(F)           all enhancements, designs, technology, improvements, inventions, works of authorship, formulas, compositions, permits, routines, subroutines, processes, techniques, concepts, computer software and source code, object code, flow charts, drawings, specifications, diagrams, coding sheets, listings, annotations, programmers’ notes, information, work papers, work product, and other materials of any types whatsoever,

(G)           any goodwill associated with any of the foregoing, and

(H)          all claims and causes of action whether or not currently asserted in any pending litigation relating to any of the foregoing, including without limitation claims and causes of action arising from or related to the Business, the Patents (as defined in Section 2.10(d) hereof) or the Intellectual Property;

(iii)          The right, but not the obligation, to employ up to all employees of Seller on the Closing Date;

(iv)          All machinery, equipment, furniture, office equipment, computers, computer equipment, spare parts, supplies, tools, vehicles and other fixed assets owned by Seller or used by it in conjunction with any aspect of the Business; provided, however, that Buyer shall have the right to assume or reject leases for leased equipment in its sole discretion;

(v)           All inventory of Seller owned by Seller or used by it in conjunction with any aspect of the Business as of the Closing Date, including without limitation work-in-progress, finished goods and supplies (the “Inventory”);

(vi)          All other property, plant, equipment, leasehold improvements and other assets owned by Seller or used by it in connection with the Business; and

(vii)         All books, records and files of Seller relating to the Business and the Acquired Assets and the operations thereof for the period ending on or before the Closing Date.

(b)           Assets Not Acquired.  Seller shall retain all assets set forth on Schedule 1.1(b), including but not limited to all cash and cash equivalents as of the Closing Date.

(c)           Assumption of Liabilities.  At the Closing Date, Buyer shall assume only the obligations and liabilities of Seller (collectively, the “Assumed Liabilities”) arising after the Closing Date pursuant to (i) the Assigned Contracts set forth on Schedule 2.11 and (ii) any Contracts which are entered into in the ordinary course of business after the date of this Agreement relating to the Acquired Assets (collectively, the “Subsequent Contracts”); provided that such Subsequent Contracts are both consistent as to nature and scope with the Assigned Contracts and do not have an economic value in excess of $25,000.  Buyer shall not assume any liabilities or obligations of Seller except for the Assumed Liabilities.  Without limiting the foregoing, it is expressly agreed that Buyer shall not assume, and shall have no liability for, any liabilities or obligations of the Seller not specifically set forth on Schedule 2.11, including, without limitation, the following (the “Excluded Liabilities”):

(i)            any liability or obligation of the Seller for any Federal, state, local or foreign income, sales, use, employment, property, withholding, capital gains or franchise taxes or taxes on capital (including, without limitation, any deferred income tax liability and any penalties and interest thereon) or other taxes incurred or accrued by Seller;

(ii)           any liability or obligation for expenses incurred by, or for claims made against, the Seller in connection with or resulting from or attributable to this Agreement or the transactions contemplated hereby, if any;

(iii)          any liability or obligation for any investment banking, brokerage or similar charge or commission, or any attorneys’ or accountants’ fees and expenses, payable or incurred by the Seller in connection with the preparation, negotiation, execution or delivery of this Agreement or the transactions contemplated hereby;

(iv)          any liability or obligation of the Seller to Buyer arising out of any misrepresentation or breach of any warranty of the Seller contained in this Agreement or any of the schedules or exhibits hereto or in any certificate, agreement, instrument or other document delivered pursuant hereto or out of the failure of the Seller to perform any of its agreements or covenants contained herein or therein or to perform or satisfy any of the Excluded Liabilities;

(v)           any liability or obligation to or in respect of employees including, without limitation, liabilities and obligations in respect of payroll, compensation, benefits, annual, semi-annual and other bonuses, change of control, accrued vacation and severance and any liability or obligation under any employee pension, benefit, 401(k) or other plan that were incurred or accrued prior to the Closing Date, except for stay or retention bonuses paid, or similar inducements given, by Buyer to any employee of Seller;

(vi)          any liability or obligation for or in respect of indebtedness of Seller for borrowed money;

(vii)         any liability or obligation for or in respect of outstanding accounts payables, including without limitation any and all liabilities or obligations to the Seller’s creditors who are owed the amounts set forth in Column VI of Schedule 2.23(a); and

(vii)         any liability arising from or relating to the operation of the Business on or prior to the Closing Date, including without limitation all contingent liabilities of every kind and nature, including but not limited to product and product liability claims and express or implied warranty claims, and including without limitation the claims asserted in the action SLF Limited Partnership v. Molecular Biosystems, Inc., United States District Court Northern District of Illinois, Eastern Division, Case No. 01 C9576 (the “Feinstein Litigation”).

The Seller shall remain fully liable for the Excluded Liabilities.  Seller will indemnify and hold Buyer harmless from and against any and all losses, costs, expenses, claims, liabilities, deficiencies, judgments and damages incurred or suffered by Buyer or any of its affiliates related to or arising out of any Excluded Liability.

(d)           Risk of Loss.  In the event any of the Acquired Assets are unavailable for delivery to Buyer on the Closing Date as a result of risks for which such Acquired Assets were insured by Seller, Buyer may at its option elect (i) to require Seller to deliver to Buyer assignments of such Seller’s rights under its insurance policies, if any, applicable to such Acquired Assets and to close on that basis, or (ii) to not close due to the failure of a condition to closing if the amount of the loss reasonably can be expected to be in excess of $25,000, unless Seller has used the proceeds of any insurance proceeds to repair or replace such Assets to Buyer’s satisfaction.  Seller hereby agrees to make an assignment of its rights under its insurance policies if Buyer so elects and if Seller can do so without violating the terms and conditions of such insurance policies.

1.2           Purchase Price for Assets.  As consideration (the “Purchase Price”) for the sale of the Acquired Assets to Buyer, in addition to the assumption of the Assumed Liabilities provided by Section 1.1(c):

(a)           at the Closing or as otherwise provided on Schedule 1.2(a), on the terms and subject to the conditions set forth in this Agreement, Buyer shall (i) pay on Seller’s behalf to each person listed on Schedule 1.2(a) hereto the amount of cash (which shall include any payments in cash made prior to the Closing in contemplation of the closing of this Agreement and the transactions contemplated hereby, at the Closing and after the Closing) (the “Cash Consideration”) set forth opposite each person’s name and (ii) issue on Seller’s behalf to each person listed on Schedule 1.2(a) hereto the number of shares of common stock of the Buyer (the “Shares”) set forth opposite each person’s name (the “Equity Consideration”), in each case either at the Closing or at such later dates as set forth on Schedule 1.2(a).  Seller agrees and acknowledges that the Shares are being issued beneficially to Seller, and Seller directs Buyer to deliver the Shares directly to the persons entitled to receive the Shares in accordance with clause (ii) of the preceding sentence.  For purposes of this Agreement, except as expressly noted on Schedule 1.2(a) or as expressly agreed to by the Buyer with respect to Section 1.2(b) issuances, the Shares shall be valued based on the average closing bid price of Buyer’s common stock as reported by the Nasdaq Stock Market Inc. (“Nasdaq”) for the ten trading days immediately preceding the date of issuance (which, if issued as of the Closing, will be the ten trading days immediately prior to the Closing Date).

(b)           post-Closing, the Buyer may, in its sole discretion, after notice to and discussion with the Seller, and on the Seller’s behalf, pay an additional amount of cash, or issue additional Shares, or both, to creditors of the Seller whose claims were not satisfied pursuant to Section 1.2(a) above.  Any cash paid or Shares issued pursuant to this Section 1.2(b), plus reasonable legal and accounting expenses incurred by the Buyer in connection with the negotiation and documentation of such payments, shall be considered part of the Cash Consideration and the Equity Consideration, respectively.

(c)           post-Closing, if the Buyer, in its sole discretion, commences any action or defends any action relating to a claim referred to in Schedule 2.20 or to the Patents, then any amounts expended by the Buyer in connection with such action for reasonable legal, accounting and similar professional fees, up to a maximum amount of $1,000,000 (whether paid in cash or by issuance of equity of the Buyer), shall be considered part of the Cash Consideration.

(d)           the Buyer shall pay the Seller an Earnout (the “Earnout”), subject to the terms and conditions in Section 1.3 below; and

(e)           the 8% Convertible Secured Notes issued by the Seller to the Buyer (the “Bridge Notes”) in the aggregate principal amount, plus accrued interest thereon as of the Closing Date, as set forth on Schedule 1.2(e) hereto (the “Bridge Loan Amount”) shall be cancelled, subject to the terms and conditions in Section 1.3 below.

(f)            Characterization of Purchase Price.  For purposes of this Agreement:

(i)                                     None (zero) of the Cash Consideration and the Equity Consideration shall be referred to herein as the “Fixed Price Offset.”

(ii)                                  Any amounts paid by the Buyer pursuant to Section 1.2(b) and 1.2(c) above or credited to the Buyer pursuant to Section 1.4 hereof shall be referred to herein as the “Contingency Price Offset.”

(iii)                               The Bridge Loan Amount is sometimes referred to herein as the “Bridge Loan Offset.”

(iv)                              The Fixed Price Offset, the Contingency Price Offset and the Bridge Loan Offset are sometimes collectively referred to herein as the “Offsets.”

(g)           Equity Conversion.  From and after the first anniversary of the Closing Date the Buyer shall have the right at its sole option, exercisable as specified herein, to require the Seller to issue to the Buyer shares of the Seller’s common stock (“Seller Shares”) in exchange for the reduction of the then outstanding amount of the Bridge Loan Offset, the Contingency Price Offset, the Fixed Price Offset or a combination of the Offsets (the “Conversion Right”).  The number of Seller Shares to be issued in connection with the Conversion Right shall be determined by dividing the amount of the reductions of the Bridge Loan Offset, the Contingency Offset or the Fixed Price Offset by their applicable Exchange Price (as defined below).  The Conversion Right may be exercised by providing written notice thereof to the Seller, which notice shall specify the number of Seller Shares to be issued, the amount of the reduction of the Bridge Loan Offset, the Contingency Price Offset, the Fixed Price Offset, or a combination of the Offsets, to be determined by the Buyer in its sole discretion, and the date on which such issuance is to occur (the “Conversion Date”), which shall be not less than three business days after the date of the notice.  On the Conversion Date, the Seller shall deliver to the Buyer a certificate for such number of newly issued Seller Shares.  For purposes of this Section 1.2(g), the “Exchange Price” shall be defined as follows:

(i)                                     The Exchange Price for the conversion of the Bridge Loan Offset shall be $.35.

(ii)                                  The Exchange Price for the conversion of the Contingency Price Offset and the Fixed Price Offset shall be the average of the reported last bid prices of Seller’s common stock in the over-the-counter market for the 10 trading days immediately preceding the date of the notice; provided, however, that (A) if Seller’s common stock should be listed on a national securities exchange or on the Nasdaq National Market or the Nasdaq SmallCap Market, then the Exchange Price shall be the average closing bid price of Seller’s common stock as reported by such exchange or Nasdaq for the 10 trading days immediately preceding the date of notice; and (B) if the Seller’s common stock is not publicly traded, then the Exchange Price shall be $.35.

(iii)                               Example.  If, more than a year after the Closing Date, the Buyer elects to reduce $350,000 of the Bridge Loan Offset, $700,000 of Contingency Price Offset and $1,400,000 of Fixed Price Offset in exchange for Seller Shares, and the ten-day average of the reported last bid prices is $1, then on the Conversion Date, the Seller shall issue the Buyer 3,100,000 shares of its common stock (1,000,000 for the reduction of the Bridge Loan Offset, 700,000 for the reduction of the Contingency Price Offset and 1,400,000 for the reduction of the Fixed Price Offset).

1.3           Earnout Provisions.  The Earnout shall be based solely on Imagent Revenue (as defined below), determined and payable as follows.

(a)           Definitions.

(1)           “Imagent Revenue” shall mean the amount invoiced by Buyer, its affiliates, licensees, sublicensees, successors or assigns from sales of the Imagent Products to third parties, less reasonable and customary deductions applicable to the Imagent Products for (i) transportation charges and charges such as insurance, relating thereto paid by the selling party; (ii) sales and excise taxes or customs duties paid by the selling party and any other governmental charges imposed upon the sale of the Imagent Products and paid by the selling party; (iii) distributors’ fees, rebates or allowances actually granted, allowed or incurred; (iv) quantity discounts, cash discounts or chargebacks actually granted, allowed or incurred in the ordinary course of business in connection with the sale of the Imagent Products; (v) allowances or credits to customers, not in excess of the selling price of the Imagent Products, on account of governmental requirements, rejection, outdating, recalls or return of the Imagent Products; (vi) costs of customer programs such as cost effectiveness or patient assistance programs designed to aid in patient compliance to maintain medication schedules; and (vii) a one percent (1%) deduction for bad debts.  The deductions referred to in clauses (i) through (vi) inclusive of the preceding sentence will be allocated in an equitable manner consistent with the manner in which the Buyer allocates similar deductions in the balance of its business.  For the purpose of calculating Buyer’s Imagent Revenue, the parties recognize that (a) the Buyer’s customers may include persons in the chain of commerce who enter into agreements with the Buyer as to price even though title to the Imagent Products does not pass directly from the Buyer or its sublicencees to such customers, and even though payment for such Imagent Products is not made by such customers directly to Buyer and (b) in such cases chargebacks paid by Buyer to or through a third party (such as a wholesaler) can be deducted by Buyer from gross revenue in order to calculate its Imagent Revenue.  Any deductions listed above which include a payment by Buyer shall be taken as a deduction against aggregate sales for the period in which payment is made.  Sales of the Imagent Products between Buyer and its Affiliates or sublicensees solely for research or clinical testing purposes shall be excluded from the computation of Imagent Revenue.  Imagent Revenue will be accounted for in accordance with generally accepted accounting principles consistently applied.

(2)           The “Earnout Period” shall mean each of the following:

(i)            the period commencing on the Closing Date and ending December 31, 2003 (the “First Earnout Period”);

(ii)           the period commencing January 1, 2004 and ending December 31, 2004;

(iii)          the period commencing January 1, 2005 and ending December 31, 2005;

(iv)          the period commencing January 1, 2006 and ending December 31, 2006;

(v)           the period commencing January 1, 2007 and ending December 31, 2007;

(vi)          the period commencing January 1, 2008 and ending December 31, 2008;

(vii)         the period commencing January 1, 2009 and ending December 31, 2009; and

(viii)                        a final period (“Last Earnout Period”) commencing January 1, 2010 and ending on such date in 2010 so that the number of days in the First Earnout Period plus the number of days in the Last Earnout Period equals 365; provided that for the purpose of calculating the Earnout associated with the Last Earnout Period, first, the Imagent Revenue for the First Earnout Period shall be added to the Imagent Revenue for the Last Earnout Period, and then the amount of the Earnout calculated on such basis shall be reduced by the amount of the Earnout associated with the First Earnout Period.

(b)           Earnout.  The Earnout associated with any Earnout Period shall be based on Imagent Revenue during such Earnout Period, calculated as follows, and subject to reduction as set forth in paragraphs (c) and (d) below:

(i)                                     7.5% of Imagent Revenue above $0 but not more than $20,000,000;

(ii)                                  10% of Imagent Revenue above $20,000,000 but not more than $30,000,000;

(iii)                               15% of Imagent Revenue above $30,000,000 but not more than $40,000,000; and

(iv)                              20% of Imagent Revenue above $40,000,000.

(c)           Schering Offset.  The Earnout associated with any Earnout Period shall be first reduced dollar for dollar by the amount of any payments made to Schering Aktiengesellschaft (“Schering”) pursuant to the License Agreement originally dated as of September 23, 1997, as amended and restated in its entirety as of February 22, 2002 (the “Schering License”), net of any payments received from Schering pursuant to the Schering License, during such Earnout Period.  Seller acknowledges that Buyer shall be free to take any action permitted under the Schering License, including without limitation exercising the options set forth in Sections 4.01(b) and 4.01(c) of the Schering License.  Seller agrees and acknowledges that if the taking of any such action increases the amount of payments made to Schering pursuant to the Schering License, the Earnout shall be further reduced by such additional amounts.  If the amount of payments made to, net of any payments received from, Schering pursuant to the Schering License during any Earnout Period exceeds the Earnout associated with such Earnout Period, then the balance of such payments to Schering shall be carried forward and credited against the Earnout associated with the next Earnout Period.

(d)           Buyer Offsets.  After taking into account any reduction to the Earnout required under paragraph (c) above, and subject to any offset against the Earnout provided under Section 7.8 hereof, the Earnout associated with any Earnout Period shall then be allocated as follows:

(i)                                     first, an amount of the Earnout equal to two times the Seller Royalty Amount (as defined below) shall be paid as follows: one half to the Seller for payment to the Royalty Creditors (as defined below) and one half to be retained by Buyer to reduce the Fixed Price Offset;

(ii)                                  second, an amount of the Earnout equal to the difference between $1,000,000 and the Seller Royalty Amount shall be retained by the Buyer to reduce the Fixed Price Offset;

(iii)                               third, an amount of the Earnout equal to the 100% of the Bridge Loan Offset shall be retained by the Buyer to reduce the Bridge Loan Offset to zero;

(iv)                              fourth, an amount of the Earnout equal to two times the then outstanding balance of the Contingency Price Offset and the Fixed Price Offset shall be paid as follows: one half to the Buyer to reduce the balance of the Contingency Price Offset and the Fixed Price Offset to zero and one half to the Seller; and

(v)                                 thereafter, 100% of the Earnout shall be paid to Seller in accordance with the provisions of paragraph 1.3(b) hereof.

Notwithstanding the foregoing, if at any time after January 1, 2006 the Seller is required to make payments (the “Oxygent Payments”) to the Oxygent Creditors (as defined below), then 100% of the Earnout shall be paid by the Buyer on behalf of the Seller to the Oxygent Creditors as payment of the Oxygent Payments, up to an aggregate maximum amount of $2,000,000.  Thereafter, the payments shall resume in accordance with clauses (i) through (v) above, as applicable.

For purposes of this Agreement, “Oxygent Creditors” means those persons who, after the Closing, provide financing to Seller in connection with further development by Seller of its Oxygent ® product, any other product lines or general working capital purposes and who, in connection with and as a condition precedent to providing such financing, are granted a security interest in the Earnout, up to a maximum amount of $2,000,000 and in accordance with the provisions of this Section 1.3.

For purposes of this Agreement, the “Seller Royalty Amount” is $500,141.  The Seller covenants and agrees to pay such amounts to creditors and employees of the Seller (the “Royalty Creditors”) as set forth on Schedule 1.3(d) attached hereto.

(e)           Example.  Assume that the Seller Royalty Amount is $500,000, the Contingency Price Offset is $1,500,000, the Fixed Price Offset is $2,130,000 and the Bridge Loan Offset is $3,800,000.  Assume that the Earnout (after giving effect to the Schering Offset) is $10,000 in the first Earnout Period (from the Closing Date to December 31, 2003), $500,000 in the second Earnout Period (2004); $600,000 in the third Earnout Period (2005); $4,000,000 in the fourth

Earnout Period (2006); and $10,000,000 in the fifth Earnout Period (2007).  The Earnouts would be distributed between the Buyer and the Seller as follows:

(i)                                     In the first Earnout Period, the Seller would receive $5,000 to pay to Royalty Creditors and the Buyer would retain $5,000 to reduce the Fixed Price Offset to $2,125,000;

(ii)                                  In the second Earnout Period, the Seller would receive $250,000 to pay to Royalty Creditors and the Buyer would retain $250,000 to reduce the Fixed Price Offset to $1,875,000;

(iii)                               In the third Earnout Period, the Seller would receive $245,000 to pay to Royalty Creditors (Royalty Creditors now paid in full) and the Buyer would retain $355,000 ($245,000 plus the remainder of $110,000) to reduce the Fixed Price Offset to $1,520,000;

(iv)                              In the fourth Earnout Period, the Seller would receive nothing and the Buyer would retain $390,000 to reduce the Fixed Price Offset to $1,130,000 (priority payments for Fixed Price Offset reduction capped at $1,000,000) and $3,610,000 to reduce the Bridge Loan Amount to $190,000;

(v)                                 Assume that during the fifth Earnout Period, the Seller is required to make full payment to the Oxygent Creditors.  In the fifth Earnout Period, first, the Seller receives $2,000,000 to pay to the Oxygent Creditors; second, the Buyer retains $190,000 to reduce the Bridge Loan Amount to zero; third, the Seller receives $2,630,000 and the Buyer would retain $2,630,000 to reduce both the Contingency Price Offset of $1,500,000 and the remaining $1,130,000 balance of the Fixed Price Offset to zero; and fourth, the Seller would receive $2,550,000.

(vi)                              In the sixth, seventh and last Earnout Periods, the Seller would receive all Earnout payments.

(f)            Earnout Calculation and Payment.  The Earnout associated with any Earnout Period shall be payable within sixty (60) days after the end of such Earnout Period based on Imagent Revenue attributable to such Earnout Period, as adjusted for any Schering License payments.  The Buyer shall provide the Seller with a report (an “Earnout Report”) summarizing the Imagent Revenue during such Earnout Period on a country-by-country basis and the Schering License payments, if any (an “Earnout Calculation”), for each Earnout Period within sixty (60) days after the end of such Earnout Period.  Each Earnout Report shall include the number of units sold and shipped, the purchasers thereof and the deductions taken in determining the Imagent Revenue reported thereon, which deductions may be aggregated by category.  All amounts in each Earnout Report shall be in U.S. dollars and, if applicable, shall set forth the exchange rate used (which shall be determined on the same basis as the Buyer uses in connection with the preparation of its annual financial statements, or, if the Buyer does not make such calculations, on the basis of the average of the daily noon buying rates in New York City for cable transfers in U.S. dollars during the relevant period as certified for customs purposes by the Federal Reserve Bank of New York).

(g)           Product Sales, Marketing and Development.  From and after the Closing Date, Buyer shall use commercially reasonable efforts to develop, market, promote, commercialize and sell the Imagent Products, which efforts shall include the allocation of efforts and resources consistent with the resources allocated by Buyer to the development, marketing, promotion, commercialization and sale of other commercially available products of Buyer with comparable commercial opportunity in the marketplace; provided, however, that the obligations of Buyer under this paragraph shall not apply in the event that the Board of Directors of Buyer makes a good faith determination (the “Buyer’s Determination”) that it is not in the best interests of Buyer to allocate its efforts and resources towards the promotion of the Imagent Products based upon the actual or potential lack of commercial viability or opportunity of the Imagent Products or based upon the actual or potential commercial viability or opportunity of another product.

In the event that the Buyer’s Determination is made, within ten (10) days thereafter Buyer shall make Seller a written offer (the “Buyer’s Offer”) to license Seller on an exclusive, perpetual and worldwide basis the right to manufacture, use, market and sell the Imagent Products in the imaging field (the “Imagent License”), pursuant to a license agreement on customary terms (excluding any minimum payment obligation or obligation to manufacture, use, market or sell, or to have manufactured, used, marketed or sold any Imagent Product) and otherwise in form and substance reasonably satisfactory to Buyer and Seller.  The sole price payable by Seller for and under the Imagent License shall be the Earnout due, commencing as of the first applicable Earnout Period, which shall be (i) the Earnout Period during which the Imagent License is granted and (ii) deemed to be the First Earnout Period, provided that the first day thereof shall be the effective date of such license agreement, through the Last Earnout Period.  If Seller wishes to accept the Buyer’s Offer, it shall notify the Buyer in writing of its acceptance within thirty (30) days after its receipt of Buyer’s Offer.  Both parties agree to use commercially reasonable efforts to prepare, negotiate and execute such license agreement within sixty (60) days after Buyer’s receipt of Seller’s written acceptance; provided, however, that during the period from the Seller’s receipt of Buyer’s Offer to the end of such 60 day period (or the execution of such license agreement, if earlier), Seller shall have the right to conduct due diligence with respect to the Imagent Products, with which Buyer shall cooperate, and Seller’s obligation to consummate such transaction shall be subject to its reasonable satisfaction with the results of its due diligence.  In the event that Seller does not accept the Buyer’s Offer within the initial thirty-day period, or during the subsequent sixty-day period (A) Seller is not satisfied with the result of its due diligence and notifies Buyer that it does not wish to license the Imagent Products or, (B) notwithstanding the commercially reasonable efforts of Buyer and Seller, Buyer and Seller have not entered into a definitive license agreement within such time period, then all of Buyer’s and Seller’s rights and obligations under this Section 1.3(g) shall terminate.

(h)           Imagent Revenues Records and Dispute Resolution.  (i) Buyer will maintain complete and accurate records which are relevant to Imagent Revenues, and such records shall be open for inspection during reasonable business hours for a period of three (3) years from creation of individual records for examination at Seller’s expense and not more often than once each year by a certified public accountant selected by Seller, or the Seller’s internal accountants unless Buyer objects to the use of such internal accountants, for the sole purpose of verifying for Seller the correctness of calculations and classifications of the Imagent Revenues.  Buyer shall also make available (i) appropriate personnel to provide additional information about the Imagent Revenues and to explain each Earnout Report and the information provided hereunder; and (ii) the work papers of its independent public accountants for each Earnout Period subject to compliance with the customary procedures of such accountants.  Seller shall bear its own costs related to such audit; provided, however, that, for any underpayments by Buyer greater than five percent (5%), Buyer shall pay Seller the amount of underpayment, interest at the prime rate as quoted by Fleet Bank from the time the amount was due and Seller’s out-of-pocket expenses.  For any underpayments less than five percent (5%), Buyer shall pay Seller the amount of underpayment only.

(ii)           If there is a dispute between the parties following the receipt by Seller of any Earnout Report or any audit, either party may refer the issue (an “Audit Disagreement”) to an independent certified public accountant for resolution.  In the event an Audit Disagreement is submitted for resolution by either party, the parties shall comply with the following procedures:

(A)          The party submitting the Audit Disagreement for resolution shall provide written notice to the other party that it is invoking the procedures of this Section 1.03(h)(ii).

(B)           Within thirty (30) business days of the giving of such notice, the parties shall jointly select a recognized international accounting firm to act as an independent expert to resolve such Audit Disagreement.  In the event that the parties are unable to agree on an independent expert, either party may refer the dispute to one of the nationally recognized “big-four” accounting firms or Grant Thornton, LLP or BDO Seidman, LLP to act as an independent expert; provided, however, the accounting firm selected shall not be engaged in providing services to the Buyer or the Seller.

(C)           The Audit Disagreement submitted for resolution shall be described by the parties to the independent expert, which description may be written or oral form, within ten (10) business days of the selection of such independent expert.

(D)          The independent expert shall have the authority to conduct such discovery as the independent expert may consider appropriate.

(E)           The independent expert shall render a decision on the Audit Disagreement as soon as practicable.

(F)           The decision of the independent expert shall be final, binding and conclusive on Seller and Buyer, unless such an Audit Disagreement involves alleged fraud or breach of this Agreement, and judgment thereon may be entered in any court of competent jurisdiction.

(G)           All fees and expenses of the independent expert, including any third party support staff or other costs incurred with respect to carrying out the procedures specified at the direction of the independent expert in connection with such Audit Disagreement, shall be borne by Seller in the event that a discrepancy of less than five percent (5%) results from such decision, and by Buyer in all other cases.

1.4           Adjustment to Purchase Price.  As soon after the Closing Date as possible, the Buyer and the Seller shall adjust certain expenses, such as rent, utilities and personal and real property taxes, to reflect each party’s pro rata benefit from such expenses for the month in which the Closing Date occurs.  The amount of any such adjustment, if in favor of the Seller, shall reduce the amount of the Contingency Price Offset and if in favor of the Buyer shall increase the amount of the Contingency Price Offset, in each case on a dollar for dollar basis.

1.5           Sales Taxes.  Seller and Buyer shall each bear and pay 50% of any sales taxes, use taxes, transfer taxes, documentary charges, recording fees or similar taxes, charges, fees or expenses (“Sales Taxes”) that may become payable in connection with the sale of the Acquired Assets to Buyer.  The parties shall cooperate with each other to the extent reasonably requested and legally permitted to minimize any such Sales Taxes.

1.6           Allocation.  Promptly after the Closing Date, Buyer and Seller shall mutually agree on the manner in which the consideration referred to in Section 1.2 is to be allocated among the Acquired Assets (the “Allocation”), which Allocation shall be set forth in Schedule 1.6 as of the Closing Date.  The Allocation shall be conclusive and binding upon Buyer and Seller for all purposes, and the parties agree that all tax returns and reports (including Internal Revenue Service (“IRS”) Form 8594) and all financial statements shall be prepared in a manner consistent with (and the parties shall not otherwise file a tax return position inconsistent with) the Allocation unless required by the IRS or state taxing authority.  The Allocation shall be prepared in a manner consistent with Section 1060 of the Internal Revenue Code of 1986, as amended (the “Code”), and the income tax regulations promulgated thereunder.

1.7           Closing.

(a)           Closing.  Unless this Agreement is earlier terminated pursuant to Section 8.1, the closing of the transactions contemplated by this Agreement (the “Closing”) shall be held at the offices of Epstein Becker & Green, P.C., 111 Huntington Avenue, Boston, MA  02199 at 10:00 a.m. on the second business day following the satisfaction or waiver (if permissible) of the conditions set forth in Article VI (other than those that by their nature are to be satisfied at such closing, it being understood that such closing shall remain subject to the satisfaction or waiver of such conditions at such closing), or such other time and/or date as to which the parties agree (the “Closing Date”).

(b)           Delivery.  At the Closing:

(i)            Buyer shall deliver to Seller an Instrument of Assignment and Assumption of Liabilities in substantially the form of Exhibit A hereto by which Seller shall assign the

Acquired Assets to Buyer and Buyer shall assume the Assumed Liabilities as of the Closing Date;

(ii)           Seller shall deliver to Buyer or its nominee all bills of sale, endorsements, assignments, licenses, consents to assignments to the extent obtained and other instruments and documents as Buyer may reasonably request to sell, convey, assign, transfer and deliver to Buyer good and marketable title to all the Acquired Assets free and clear of any and all Liens (other than the Liens set forth on Schedule 2.9), including, without limitation, a Bill of Sale and General Assignment of Acquired Assets in substantially the form attached hereto as Exhibit B;

(iii)          Seller shall execute, acknowledge and deliver to the Buyer or its nominee all documents requested by Buyer to obtain patents, trademarks or copyrights with respect to the Acquired Assets in any and all countries and to vest title thereto in the Buyer or its nominee to any of the foregoing, including without limitation assignments of title, patent, trademark and copyright applications, assignments of patents, trademarks and copyrights upon issuance, a Patent Assignment in substantially the form attached hereto as Exhibit C and a Trademark Assignment in substantially the form attached hereto as Exhibit D;

(iv)          Buyer pay the Cash Consideration required to be paid at Closing and issue the Shares required to be issued at the Closing, in each case pursuant to Schedule 1.2(a);

(v)           Seller shall deliver to the Escrow Agent (as defined in the Escrow Agreement) certificates representing shares of Seller’s common stock (the “Alliance Shares”) having a value of $1 million, based on the average of the reported last bid prices of Seller’s common stock in the over-the-counter market for the 10 trading days immediately preceding the Closing Date; and

(vi)          Seller and Buyer shall deliver or cause to be delivered to one another such other instruments and documents reasonably necessary or appropriate to evidence the due execution, delivery and performance of this Agreement.

(c)           Taking of Necessary Action; Further Action.  If, at any time after the Closing Date, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest Buyer with full right, title and possession to all Acquired Assets, Seller will take all such lawful and necessary and/or desirable action.  The requisite corporate action to authorize Seller to take all such action has been taken.

1.8           Non-Assignment or Subcontracting of Certain Assets.  Notwithstanding anything to the contrary in this Agreement, to the extent that the assignment or subcontracting hereunder of any of the Assets shall require the consent of any other party (or in the event that any of the same shall be nonassignable or unable to be subcontracted), neither this Agreement nor any action taken pursuant to its provisions shall constitute an assignment or subcontract or an agreement to assign or subcontract if such assignment or subcontract or attempted assignment or subcontract would constitute a breach thereof or result in the loss or diminution thereof, provided, however, that in each such case, Seller and Buyer shall each use its reasonable commercial efforts to obtain the consent of such other party to an assignment to Buyer.  If such consent is not obtained by the Closing Date, Seller shall cooperate with Buyer in any commercially reasonable arrangement designed for Buyer to perform Seller’s obligations with respect to such Asset after the Closing Date and for Buyer to receive the benefits under any such Asset after the Closing Date, which arrangements may include enforcement, for the account and benefit of Buyer of any and all rights of Seller against any person or entity arising out of the breach or cancellation by such person or entity or otherwise, all of such actions of Seller to be at the direction and expense of Buyer.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth on a schedule to this Agreement (which schedule makes specific reference to the provision to which such exception shall apply), Seller represents and warrants to Buyer that:

2.1           Organization of Seller.

(a)           Seller is a corporation duly incorporated and validly existing under the laws of the State of New York and has full corporate power and authority to carry on the Business as it is now being conducted and to own the Acquired Assets.  Seller is duly qualified or licensed to do business as a foreign corporation in good standing in each state in which the failure to so qualify would be materially adverse to Seller.

(b)           Seller does not own, directly or indirectly, any ownership interest in or control any corporation, partnership, joint venture or other entity.

2.2           Due Authorization.  Seller has all requisite corporate power and authority to execute and deliver this Agreement, and each document, instrument or agreement contemplated hereby, including but not limited to the documents to be delivered at Closing, and to perform its obligations hereunder and thereunder.  The execution, delivery and performance of this Agreement and each document, instrument or agreement executed pursuant to this Agreement by Seller and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action.  No shareholder proxy, meeting or approval is required in connection with the execution or delivery of this Agreement or the consummation of the transaction contemplated herein.

2.3           Due Execution and Enforceability.  This Agreement, and each document, instrument or agreement executed pursuant to this Agreement by Seller, including but not limited to the documents to be delivered at Closing, have been or will be duly executed and delivered by Seller, and assuming due authorization, execution and delivery by Buyer, if required, this Agreement and each document, instrument or agreement executed pursuant to this Agreement by Seller, including but not limited to the documents to be delivered at Closing, constitute, or will constitute when executed and delivered, the legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their terms, subject to the effect of applicable bankruptcy, insolvency, reorganization, moratorium or other federal or state laws affecting the rights of creditors and the effect or availability of rules of law governing specific performance, injunctive relief or other equitable remedies (regardless of whether any such remedy is considered in a proceeding at law or equity).

2.4           No Conflict.  The execution and delivery of this Agreement, and each document, instrument or agreement executed pursuant to this Agreement, including but not limited to the documents delivered at Closing, and the performance of Seller’s obligations hereunder and thereunder, (i) are not in violation or breach of, and will not conflict with or constitute a default under, any of the terms of the certificate of incorporation or bylaws of Seller or any contract, agreement or commitment binding upon Seller or any of the Acquired Assets; and (ii) will not conflict with or violate any applicable law, rule, regulation, judgment, order or decree of any government, governmental instrumentality or court having jurisdiction over Seller or any of the Acquired Assets.

2.5           No Pending Actions.  No action or investigation is pending or, to the best of Seller’s knowledge, threatened before or by any state or federal court or administrative agency which might result in any material adverse change in the financial condition or operations of the Seller, including, but not limited to, any inspection, investigation or enforcement action by the FDA or any other administrative agency, court or commission or other governmental authority or instrumentality, domestic or foreign (each a “Governmental Entity”), having jurisdiction over Seller or its products.  Seller is not in violation of any agreement, the violation of which might reasonably be expected to have a material adverse effect on its business or assets, and Seller is not in violation of any order, judgment, or decree of any state or federal court, or any statute or governmental regulation to which it is subject.

2.6           Seller Financial Statements and Reports.

(a)           Schedule 2.6 sets forth Seller’s consolidated balance sheets and income statements as of and for the years ended June 30, 2000 and 2001, and Seller’s December 31, 2002 balance sheet and income statement (the “Seller Financials”).  The Seller Financials have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods indicated (subject to, in the case of the December 31, 2002 balance sheet and income statement, normal, recurring year-end adjustments consistent with prior periods).  The Seller Financials present fairly, in all material respects, the operating results of the operations of Seller during the periods indicated therein.  December 31, 2002 is referred to herein as the “Balance Sheet Date.”

(b)           Seller has made available to the Buyer each registration statement, report, proxy statement or information statement filed with the Securities and Exchange Commission (the “SEC”) by it since June 30, 2001, (the “Audit Date”) including the Seller Annual report on form 10-K for the year ended June 30, 2001 (the “Seller 10-K”) in the form (including exhibits, annexes, and any amendments thereto) filed with the SEC (collectively, including any such reports filed subsequent to the date hereof, the “Seller Reports”).  The Seller Reports are the only filings required of Seller pursuant to the Securities Exchange Act of 1934, as amended (the

“Exchange Act”) and the Securities Act of 1933, as amended (the “Securities Act”) for such periods.  As of their respective dates, the Seller Reports complied, and any Seller Reports filed with the SEC after the date hereof will comply, as to form in all material respects with the applicable requirements of the Exchange Act and the Securities Act, and the Seller Reports did not, and any Seller Reports filed with the SEC after the date hereof will not, at the time of their filing, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.  Seller has heretofore made available or promptly will make available to the Buyer a complete and correct copy of all amendments or modifications (in draft or final form) which are required to be filed with the SEC but have not yet been filed with the SEC to the Seller Reports, agreements, documents or other instruments which previously had been filed by Seller with the SEC pursuant to the Exchange Act.

2.7           Ownership and Transfer of Assets.

(a)           Ownership.  Except as set forth on Schedule 2.9, Seller owns all right, title and interest in and to the Acquired Assets free and clear of any Liens, and has the right to sell, assign, transfer, license and deliver, as applicable, such Acquired Assets as contemplated herein.

(b)           Real Property.  Schedule 2.7(b) sets forth a list of all real property currently owned or leased by the Seller, the name of the lessor, and the date and term of the lease and each amendment thereto.  Except as set forth on such schedule, all such current leases are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default or event of default (or event which with notice or lapse of time, or both would constitute an event of a default) that would give rise to a material claim.  To the knowledge of the Seller, neither its operations on any such real property, nor such real property, including improvements thereon, violate in any material respect any applicable building code, zoning requirement, or classification, and such non-violation is not dependent, in any instance, on so-called non-conforming use exceptions.

(c)           Effective Transfer.  By means of this Agreement, together with the documents, instruments and agreements contemplated hereby, Seller will transfer to Buyer good and marketable title to all Acquired Assets, free and clear of all Liens other than the Liens set forth on Schedule 2.9.  The Acquired Assets sold to Buyer pursuant to this Agreement and the documents, instruments and agreements contemplated hereby and thereby, will transfer all necessary assets and intellectual property rights required by Buyer to conduct the Business.

2.8           Restrictions on Business Activities.  There is no agreement, commitment, judgment, injunction, order or decree binding upon Seller, the Acquired Assets or, to the best knowledge of Seller, any employee of Seller, which has or could reasonably be expected to have the effect of prohibiting or impairing in any material respect any use by Buyer of the Acquired Assets or Buyer’s conduct of the Business following the Closing in the manner generally used and conducted prior to the Closing Date.

2.9           Condition of Acquired Assets.  To Seller’s knowledge, all Acquired Assets are in good condition and repair, reasonable wear and tear excepted, and are sufficient for the uses to which they are being put or would be put in the ordinary course of business consistent with Seller’s prior conduct of the Business and will be transferred to Buyer without any Liens, other than the Liens set forth on Schedule 2.9.

2.10         Intellectual Property.

(a)           Seller owns all right, title and interest in and to the Intellectual Property free and clear of all Liens (other than the Liens set forth on Schedule 2.9).  No other person or entity, including without limitation any present or former employee, officer or director of Seller, has any right whatsoever to the Intellectual Property.  Seller does not have any obligation to compensate any person or entity for the use of any Intellectual Property.  Seller has made all necessary filings and recordations to protect and maintain its interest in the Intellectual Property owned by Seller.  Except as set forth on Schedule 2.10(a), Seller has not granted to any person or entity any license, option or other rights to use in any manner any Intellectual Property, whether requiring the payment of royalties or not.  The Intellectual Property is freely transferable and assignable to Buyer.

(b)           Schedule 2.10(b) sets forth a true, complete and correct list of all agreements, contracts, joint venture arrangements, commitments, obligations, promises or undertakings (whether written or oral and whether express or implied) (collectively, “Contracts”) that grant licenses, sublicenses or other rights of use of any Intellectual Property owned by a third Person and licensed to Seller and used by it in the Business, but excluding Contracts that grant licenses, sublicenses or other rights for off-the-shelf software which is commercially available and has a retail value of less than $5,000 (the “Licensed Rights”).  Such Licensed Rights are valid and authorized by the terms under which Seller licenses or otherwise uses such Licensed Rights.  Seller is not in default in the payment of any royalties, license fees or other consideration to any owner or licensor of any Licensed Rights used in the conduct of the Business or to any agent or representative of such owner or license nor otherwise is in default in any material respect in the performance of any of its obligations to any such owner or licensor.  No such owner or licensor, nor any agent or representative thereof, has notified Seller in writing of any claim of any such default.

(c)           To the knowledge of Seller, except as set forth on Schedule 2.10(d), the conduct of the activities of the Business currently and in the past does not conflict with and has not conflicted with intellectual property rights of others.  The Intellectual Property is not subject to any pending or, to Seller’s best knowledge, threatened challenge of infringement of the rights of others, nor, to Seller’s best knowledge, is there any substantial basis for a challenge of infringement of any such rights of others.  There is no litigation or order pending or outstanding or, to the Seller’s knowledge, threatened, that seeks to limit or challenge or that concerns the ownership, use, validity or enforceability of any Intellectual Property.  Neither Seller nor, to Seller’s knowledge, any present or former employee thereof has violated or, by conducting the activities of the Business in the ordinary course consistent with past practice, would violate any intellectual property rights whatsoever of any other person or entity.

(d)           Schedule 2.10(d)(i) and (ii) contains a true, complete and correct list of all United States and foreign patents and patent applications owned by Seller (the “Patents”).  The Patents are in full force and effect and subsisting; Seller has received no notice of claim challenging their validity; and all maintenance fees, annuities and the like have been paid.  To the knowledge of Seller, all products covered by the Patents have been marked with the appropriate patent notices.  Except as set forth on Schedule 2.10(d), no Patent has been or is now involved in any interference, reissue, re-examination or opposition proceeding.

(e)           Schedule 2.10(e) contains a true, complete and correct list of all United States and foreign business names, tradenames, trademarks, servicemarks and applications and registrations therefor, owned by Seller which are used in the Business (the “Trademarks”).  The Trademarks are in full force and effect, are subsisting, and all maintenance fees, annuities and the like have been paid.  To the knowledge of Seller, all goods and services identified by the registered trademarks and servicemarks have been marked with appropriate trademark and registration notices.

(f)            Schedule 2.10(f) contains a true, complete and correct list of all United States and foreign registered copyrights owned by Seller which are used in the Business (the “Copyrights”).  The Copyrights are in full force and effect, are subsisting, and all maintenance fees, annuities and the like have been paid.  To the knowledge of Seller, all works that are protected by Copyrights have been marked with appropriate copyright notices.

(g)           The Seller has taken reasonable steps to maintain, police and protect the Intellectual Property.  To the knowledge of Seller, except as set forth on Schedule 2.10(d), the Seller’s trade secrets, inventions, improvements, modifications and know-how have not been divulged or appropriated either for the benefit of any Person or to the detriment of Seller.  Each employee, consultant and contractor who has had access to Intellectual Property has executed an agreement to maintain the confidentiality of such Intellectual Property and has executed appropriate agreements that are substantially consistent with the Seller’s standard forms thereof.  Except under confidentiality obligations, there has been no material disclosure of any of the Intellectual Property.

2.11         Contracts.  Other than any Subsequent Contracts, Schedule 2.11 accurately lists all of the Contracts to be assigned to Buyer in connection with the Acquisition (the “Assigned Contracts”).  Each of the Assigned Contracts is, and each of the Subsequent Contracts will be, a legal, binding and enforceable obligation by or against Seller, subject to the effect of applicable bankruptcy, insolvency, reorganization, moratorium or other similar federal or state laws affecting the rights of creditors and the effect or availability of rules of law governing specific performance, injunctive relief or other equitable remedies (regardless of whether any such remedy is considered in a proceeding at law or in equity).  Except as otherwise provided in Schedule 2.11, Seller has not in any material respect breached or defaulted under, or received notice that it has breached, violated or defaulted under, any of the terms or conditions of any of the Assigned Contracts.  Each Assigned Contract is in full force and effect and is not subject to any default thereunder of which Seller has knowledge by any party obligated to Seller pursuant thereto.

2.12         Governmental Authorization.

(a)           Except as set forth on Schedule 2.12(a), Seller is certified for participation and reimbursement under Titles XVIII and XIX of the Social Security Act (the “Medicare and Medicaid Programs”) and has current provider numbers and provider agreements for such Medicare and Medicaid Programs and Champus, Tricare and such other similar federal, state or local reimbursement or governmental programs listed on Schedule 2.12(a) for which the Business is eligible (such other governmental programs, together with the Medicare and Medicaid Programs, herein referred to as “Government Programs”) and with such private non-governmental programs, including without limitation, any private insurance program, under which it directly or indirectly is presently receiving payments (such non-governmental programs herein referred to as “Private Programs”).

(b)           Schedule 2.12(b) accurately lists each material consent, license, permit, grant or other authorization issued to Seller by each Governmental Entity, and a complete list of all provider numbers and provider agreements under all Governmental Programs and Private Programs, (a) pursuant to which Seller currently operates or holds any interest in any of the Acquired Assets or (b) which is required for the operation of the activities of the Business or the holding of any such interest (herein collectively called “Authorizations”), which Authorizations are in full force and effect and constitute all Authorizations required to permit Seller to operate or conduct the activities of the Business as currently operated or planned by Seller to be operated or hold any interest in the Acquired Assets.

(c)           Except as disclosed in Section 2.12(c), no material violation, default, order or legal or administrative proceeding exists with respect to any of the items listed in Section 2.12(b).  The Seller has not received any notice of any action pending or recommended by any state or federal agencies having jurisdiction over the items listed in Section 2.12(b), either to revoke, withdraw or suspend any license, right or authorization, or to terminate the participation of the Business in any Government Program or Private Program.  To the knowledge of the Seller, no event has occurred which, with the giving of notice, the passage of time, or both, would constitute grounds for a material violation, order or deficiency with respect to any of the items listed in Section 2.12(b) or to revoke, withdraw or suspend any such license, or to terminate or modify the participation of the Business in any Government Program or Private Program.  There has been no decision not to renew any provider number or provider agreement or third party payor agreement of the Business.  Except as listed in Section 2.12(b), no consent or approval of, prior filing with or notice to, or any action by, any governmental body or agency or any other third party is required in connection with any such Authorization, or Government Program or Private Program, by reason of the transactions contemplated hereby, and the continued operation of the Business thereafter on a basis consistent with past practices.

(d)           The Seller has timely filed all reports and billings required to be filed by it relating to the Business prior to the date hereof with respect to the Government Programs and Private Programs, all fiscal intermediaries and other insurance carriers and all such reports and billings are complete and accurate in all material respects and have been prepared in material compliance with all applicable laws, regulations, rules, manuals and guidance governing reimbursement and payment claims.  True and complete copies of such reports and billings for the most recent year have previously been made available to the Buyer.  The Seller has paid or caused to be paid all known and undisputed refunds, overpayments, discounts or adjustments which have become due pursuant to such reports and billings, has not claimed or received reimbursements from Government Programs or Private Programs in excess of amounts permitted by law, and has no liability under any Government Program or Private Program for any refund, overpayment, discount or adjustment.  Except as set forth in Section 2.12(d), (i) there are no pending appeals, adjustments, challenges, audits, inquiries, litigation or notices of intent to audit with respect to such prior reports or billings, and (ii) during the last two years the Business has not been audited, or otherwise examined by any Government Program or Private Program.  There are no other reports required to be filed by the Seller relating to the Business in order to be paid under any Government Program or Private Program for services rendered, except for reports not yet due.

2.13         Inspections and Investigations.  Except as set forth and described in Section 2.13:  (a) neither the Business’s right nor, to the knowledge of the Seller, the right of any licensed professional or other individual affiliated with the Business to receive reimbursements pursuant to any Government Program or Private Program has been terminated or otherwise adversely affected as a result of any investigation or action whether by any federal or state governmental regulatory authority or other third party; (b) to the knowledge of the Seller, neither the Business nor any licensed professional or other individual who is a party to an Assigned Contract, has, during the past three years, been the subject of any inspection, investigation, survey, audit, monitoring or other form of review by any governmental regulatory entity, trade association, professional review organization, accrediting organization or certifying agency based upon any alleged improper activity on the part of such individual, nor has Seller received any notice of deficiency during the past three years in connection with the operations of the Business; (c) there are not presently, and at the Closing there will not be, any outstanding deficiencies or work orders of any governmental authority having jurisdiction over the Business, or requiring conformity to any applicable agreement, statute, regulation, ordinance or bylaw, including but not limited to, the Government Programs and Private Programs; and (d) there is not any notice of any claim, requirement or demand of any licensing or certifying agency or other third party supervising or having authority over the Business to rework or redesign any part thereof or to provide additional furniture, fixtures, equipment, appliances or inventory so as to conform to or comply with any existing law, code, rule, regulation or standard.  Attached as part of Section 2.13 are copies of all reports, correspondence, notices and other documents relating to any matter described or referenced therein.

2.14         Fraud and Abuse; False Claims.  Neither the Seller nor, to the knowledge of Seller, persons and entities providing professional services in connection with the Business have engaged in any activities which are prohibited under 42 U.S.C. §§ 1320a-7, 1320a-7a, 1320a-7b, 1395nn, and 1396b, 31 U.S.C. § 3729-3733, and the federal CHAMPUS/TRICARE statute (or other federal or state statutes related to false or fraudulent claims) or the regulations promulgated thereunder pursuant to such statutes, or related state or local statutes or regulations, or which are prohibited by rules of professional conduct, including but not limited to the following: (a) knowingly and willfully making or causing to be made a false statement or representation of a fact in any application for any benefit or payment; (b) knowingly and willfully making or causing to be made any false statement or representation of a fact for use in determining rights to any benefit or payment; (c) failing to disclose knowledge by a claimant of the occurrence of any event affecting the initial or continued right to any benefit or payment on its own behalf or on behalf of another, with intent to fraudulently secure such benefit or payment; and (d) knowingly and willfully soliciting or receiving any remuneration (including any kickback, bribe or rebate), directly or indirectly, overtly or covertly, in cash or in kind or offering to pay or receive such remuneration (i) in return for referring an individual to a person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part by Medicare or Medicaid, or (ii) in return for purchasing, leasing, or ordering or arranging for or recommending purchasing, leasing, or ordering any good, facility, service or item for which payment may be made in whole or in part by Medicare or Medicaid.

2.15         FDA Matters.

(a)           The Imagent® product is not adulterated or misbranded under 21 U.S.C. §§ 351 and 352 and is not an unapproved “new drug” under 21 U.S.C. § 355.

(b)           Seller is and has been in compliance in all material respects with all applicable provisions of the Federal Food, Drug, and Cosmetic Act, as amended (21 U.S.C. § 301 et seq.), and all applicable implementing FDA regulations and policies relative to its medical and diagnostic imaging business, its product, Imagent®, and its manufacturing facility, including but not limited to the following: (i) as applicable, the labeling, advertising, marketing and other requirements under 21 C.F.R. Parts 200, 201, 202, 203, 208 and 369; (ii) good manufacturing practice requirements under 21 C.F.R. Parts 210 and 211; (iii) drug establishment registration and drug listing requirements under 21 C.F.R. Part 207; and (iv) as applicable, new drug, investigational new drug and related requirements under 21 C.F.R. Parts 310 and 312 (including assuring compliance with informed consent, clinical investigator financial disclosure, and institutional review board regulations, 21 C.F.R. Parts 50, 54 and 56, by itself or relevant parties), as well as under 21 C.F.R. Parts 314 and 315.

(c)           The Imagent® product is and has been covered by an approved New Drug Application (“NDA”) pursuant to 21 C.F.R. Part 314, and Seller has sought and obtained supplemental NDA approval for the Imagent® product from FDA under 21 C.F.R. Part 314 if or as required.  Seller is and has been complying in all material respects with all statements and representations made by it in its original or any supplemental NDA application.

(d)           Seller has filed all reports, with FDA, including but not limited to annual, adverse drug experience, field alert, and promotion and advertising reports, required under 21 C.F.R. Part 314.  Seller has submitted all additional information and materials and met all other conditions, as outlined in FDA’s August 18, 2001 and February 6, 2002 “Approvable Letters” to Seller, pursuant to 21 C.F.R. § 314.110, which information, materials and conditions were necessary to obtain final NDA application approval pursuant to 21 C.F.R. § 314.105.  The information and materials submitted to FDA, pursuant to the “Approvable Letters,” were satisfactory to FDA, to the best of Seller’s knowledge, and the ways in which it satisfied any other conditions, outlined in the “Approvable Letters,” were acceptable to FDA or would be found acceptable by FDA upon review, to the best of the Seller’s knowledge.

(e)           Seller has complied with all agency- required or requested steps for product commercialization, as outlined in FDA’s May 31, 2002 final NDA approval letter pursuant to 21 C.F.R. § 314.105.  The way in which Seller satisfied the required or requested steps, outlined in the final NDA approval letter, were acceptable to FDA or would be found acceptable by FDA upon review, to the best of Seller’s knowledge.

2.16         Taxes.

(a)           Seller has (i) timely filed within the time the period for filing or any extension granted with respect thereto, all federal, state, local and foreign tax returns, reports and estimates (“Returns”) which it is required to file, and (ii) paid any and all taxes (“Taxes”) shown on such Returns.  There are (and immediately following the Closing there will be) no Liens or similar encumbrances on the Acquired Assets relating or pertaining to taxes, except with respect to taxes not yet due and payable.  Seller has no knowledge of any basis for the assertion of any material claims, which, if adversely determined, would result in a Lien or other encumbrance on the Acquired Assets or otherwise materially and adversely affect Buyer or the Acquired Assets.  No extension of any filing date applicable to any taxes has been requested or granted.  All deposits required by law to be made by Seller with respect to employees’ withholding taxes that have been duly made.  Seller is not delinquent in the payment of any Tax, assessment or governmental charge or deposit, and Seller does not have any Tax deficiency or claim currently pending, outstanding or asserted against it.  There is no audit currently pending regarding any Taxes and Seller has not extended the period in which any Tax could be assessed or collected.  The unpaid Taxes of Seller do not exceed the reserve for Taxes established on the books and records of the Seller.  No Governmental entity (a “Taxing Authority”) responsible for the imposition of any Tax (domestic or foreign), has asserted jurisdiction to impose any Taxes upon Seller.

(b)           For purposes of this Agreement, “Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means (i) any net income, alternative or add-on minimum tax, gross income, gross receipts. sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, Governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any Taxing Authority responsible for the imposition of any such tax (domestic or foreign), (ii) any liability for the payment of any amounts of the type described in (i) as a result of being a member of an affiliated, consolidated, combined or unitary group for any Taxable period and (iii) any liability for the payment of any amounts of the type described in (i) or (ii) as a result of any express or implied obligation to indemnify any other person.

2.17         Brokers’ or Finders’ Fees.  Seller is not a party to, or in any way obligated under, and shall indemnify and hold Buyer harmless from, any contract or outstanding claim for the payment of any broker’s or finder’s fee in connection with the origin, negotiation, execution or performance of this Agreement, other than from a broker or finder retained by or on behalf of Buyer.

2.18         Representations Complete.  The representations and warranties made by Seller and the statements made in the Schedules, Exhibits and certificates furnished by Seller pursuant to this Agreement and the Seller Reports do not contain and will not contain at the Closing Date, any untrue statement of a material fact, or omit or will omit at the Closing Date to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.  There is no fact, circumstance or condition of any kind or nature whatsoever known to Seller which reasonably would be expected to have a material adverse effect on Seller, the Business or the Acquired Assets (“Material Adverse Effect”) that has not been set forth in this Agreement, including the Schedules, Exhibits and certificates furnished by Seller pursuant to this Agreement and the Seller Reports.

2.19         Material Adverse Change.  Between the Balance Sheet Date and the date hereof and except as identified and described in the Seller Reports:

(a)           there has not been any change in or effect (or any development that is reasonably likely to result in any change or effect) that has resulted in or could reasonably be expected to result in a Material Adverse Effect; provided, however, that none of the following shall be deemed, singly or in the aggregate, to constitute, or be considered in determining whether there exists, a Material Adverse Effect: any change, effect, event, occurrence or state of facts resulting from (i) any factor generally affecting the healthcare or pharmaceutical industry, (ii) any factors generally affecting general economic conditions or the securities markets, (iii) acts of Seller expressly required by this Agreement, (iv) acts or omissions of Buyer, and (v) the continued incurrence of losses by Seller;

(b)           Seller has not taken, and there has not occurred, any actions of a type referred to in Section 4.1;

(c)           there has not been any change in the consolidated assets, liabilities, financial condition or operating results of the Seller from that reflected in the financial statements included in the 2002 10-K, except for changes in the ordinary course of business which have not or would not have a Material Adverse Effect, individually or in the aggregate, and except for continuing operating losses, increases in liabilities, and reductions in operations and the number of employees;

(d)           there has not been any declaration or payment of any dividend, or any authorization or payment of any distribution, on any of the capital stock of the Seller, or any redemption or repurchase of any securities of the Seller;

(e)           there has not been any material damage, destruction or loss, whether or not covered by insurance to any assets or properties of the Seller;

(f)            there has not been any waiver, not in the ordinary course of business, by the Seller of a material right or of a material debt owed to it;

(g)           there has not been any satisfaction or discharge of any lien, claim or encumbrance or payment of any obligation by the Seller, except in the ordinary course of business and which is not material to the assets, properties, financial condition, operating results or business of the Seller (as such business is presently conducted);

(h)           there has not been any change or amendment to the Seller’s Certificate of Incorporation or Bylaws, or material change to any material contract or arrangement by which the Seller is bound or to which any of its assets or properties is subject;

(i)            there have not been any material labor difficulties or labor union organizing activities with respect to employees of the Seller;

(j)            there has not been any transaction entered into by the Seller other than in the ordinary course of business;

(k)           there has not been any loss of the services of any key employee, or material change in the composition or duties of the senior management of the Seller; and

(l)            there has not been any loss or, to the Seller’s knowledge, threatened loss of any customer which has had or would have a Material Adverse Effect.

2.20         Litigation.  Except as set forth on Schedule 2.20, there is no pending suit, action or proceeding against the Seller arising out of the Business or the Acquired Assets and seeking damages in excess of $50,000, in which Seller has been served, nor is there any judgment, decree, injunction, order, warning, compliance correspondence or inspectional investigation by any Governmental Entity or arbitrator outstanding against Seller arising out of the Business or the Acquired Assets that would have, individually or in the aggregate, a Material Adverse Effect.

2.21         Knowledge.  Wherever used in this Agreement, the terms “to Seller’s knowledge,” “to the best of Seller’s knowledge,” “known to Seller” or any similar terms shall mean those matters of which Duane J. Roth, B. Jack DeFranco, Steve Moglia, John Wurst and the directors of Seller (each, a “Knowledge Person”) have actual knowledge and of which the Knowledge Persons should have had knowledge after reasonable inquiry in the prudent exercise of their respective duties.

2.22         Products.  To the Seller’s knowledge, there are no defects in the design or technology embodied in any product which Seller currently markets, or has marketed in the past that impair or are likely to impair the intended use of the product or damage any consumer of the product or third party (their business, assets or property), except that warranty claims may arise in the normal course of business, for products shipped prior to the Closing, in an aggregate amount of no more than the warranty reserves established on the most recent balance sheet of Seller.

2.23         No Undisclosed Liabilities.  Schedule 2.23(a) sets forth, as of the date hereof, a true, complete and correct (A) list of each secured creditor of the Seller and each unsecured creditor of the Seller, (B) in Column I, the outstanding indebtedness of such person to Seller, (C) in Column II, the amount of Cash Consideration, (D) in Column III, the amount of Equity Consideration, (E) in Column IV, the type of release and waiver of claims, in substantially the form attached hereto as Exhibit E for secured creditors, and in substantially the form attached hereto as Exhibit F for unsecured creditors, if any, executed by such person (or to be executed prior to the Closing Date), (E) in Column V, the number of shares of Seller’s common stock, if any, to be issued to such person by Seller at the Closing, (F) in Column VI, the amount of indebtedness retained by the Seller, (G) in Column VII, the interest in the Oxygent ® product to be granted to such person by Seller pursuant to the Participation Agreement (as defined below), and (H) in Column VIII, the amount of any Earnout which Seller has agreed to pay to such person from the Seller’s portion of the Earnout.  Schedule 2.23(b) sets forth a true, complete and correct (i) list of each employee of the Seller, (ii) in Column I, the amounts of back pay and accrued vacation owed to such employee, (iii), in Column II, the amount of Cash Consideration to be paid to such employee, and (iv) in Column III, the amount of any Earnout which Seller has agreed to pay to such employee from the Seller’s portion of the Earnout.  Other than as set forth on Schedules 2.23(a) and (b), there are no debts, liabilities or obligations with respect to Seller or to which the Acquired Assets are subject, liquidated, unliquidated, accrued, absolute, contingent, or otherwise, other than open contractual commitments not required to be reflected on the Seller Financials but which, if required under Section 2.11, are disclosed on Schedule 2.11 and trade accounts payable incurred in the ordinary course of business from the date hereof to the Closing Date.

2.24         Inventory.  The items of inventory reflected on the latest balance sheet included in the Seller Financials consists of items that are or upon delivery to Buyer will be good and merchantable and of a quality and quantity presently usable and saleable in the ordinary course of business.  All such items of Inventory have an expiration date that is after January 1, 2004.

2.25         Product Warranties and Product Liability.  Seller has delivered to Buyer copies of its warranty policies and all outstanding warranties or guarantees relating to any of Seller’s products other than warranties or guarantees implied by law.  Seller is not aware of any claim asserting (a) any damage, loss or injury caused by any Product, or (b) any breach of any express or implied product warranty or any other similar claim with respect to any Product other than standard warranty obligations (to replace, repair or refund) made by Seller in the ordinary course of business except for those claims that, if adversely determined against the Business, are covered by insurance or would not have Material Adverse Effect.

2.26         Labor Relations.  Seller has not failed to comply in any material respect with any applicable federal, state, and local laws, rules, and regulations relating to employment or employment termination, and all applicable laws, rules and regulations governing payment of minimum wages and overtime rates, and the withholding and payment of taxes from compensation of employees.  There are no labor controversies pending or threatened between Seller and any of its employees or former employees or any labor union or other collective bargaining unit representing any of the employees.  Seller has never entered into a collective bargaining agreement or other labor union contract relating to the Business and applicable to the employees.  There are no written employment or separation agreements, or oral employment or separation agreements other than those establishing an “at-will” employment relationship between Seller and any of its employees.  Seller does not maintain any employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)).

2.27         Customers and Suppliers.  Seller is neither aware nor has any reason to believe that any of Seller’s ten largest customers and ten largest suppliers during the twelve months ended December 31, 2002 (determined on the basis of both revenues and bookings during such period) has terminated, or intends to materially reduce or terminate, the amount of its business with Seller, and Seller has no reason to believe that such termination or alteration would occur as a result of the consummation of this Agreement.

2.28         Approval and Recommendation.  The Board of Directors of Seller, at a meeting duly called and held, has, subject to the terms and conditions set forth herein, (i) determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of Seller its shareholders, and (ii) approved this Agreement and the transactions contemplated hereby.  The shareholders of Seller do not need to approve or adopt this Agreement.  The Board of Directors of Seller has reviewed the opinion of CBIZ Valuation Group, Inc., financial advisor to the Board of Directors of Seller (the “Financial Advisor”), that, as of the date of this Agreement, the consideration to be received pursuant to this Agreement is fair to the shareholders of Seller from a financial point of view (the “Fairness Opinion”).

2.29         Environmental Matters.

(i)            The term “Environmental Laws” means any Federal, state, local or foreign statute, treaty, ordinance, rule, regulation, policy, permit, consent, approval, license, judgment, order, decree or injunction relating to: (A) Releases (as defined in 42 U.S.C. (S) 9601(22)) or threatened Releases of Hazardous Material (as hereinafter defined) into the environment, (B) the generation, treatment, storage, presence, disposal, use, handling, manufacturing, transportation or shipment of Hazardous Material, (C) natural resources, or (D) the environment.  The term “Hazardous Material” means (1) hazardous substances (as defined in 42 U.S.C. (S) 9601(14)), (2) petroleum, including crude oil and any fractions thereof, (3) natural gas, synthetic gas and any mixtures thereof, (4) asbestos and/or asbestos containing materials, (5) PCBs or materials containing PCBs, and (6) radioactive materials.

(ii)           During the period of ownership or operation by the Seller of any of its current or previously owned or leased properties, there have been no Releases of Hazardous Material by the Seller in, on, under or affecting such properties or any surrounding site, and the Seller has not disposed of any Hazardous Material in a manner that has led, or could reasonably be anticipated to lead to a Release, except in each case for those which individually or in the aggregate would not have a Material Adverse Effect.  To the knowledge of Seller, there have been no Releases of Hazardous Material in, on, under or affecting such properties or any surrounding site by any other party except for those which individually on in the aggregate would not have a Material Adverse Effect.  To the knowledge of Seller no third party property is contaminated with any

Hazardous Materials that may subject the Seller to liability under any Environmental Laws.  The Seller has not received any written notice of, or entered into any order, settlement or decree relating to: (A) any violation of any Environmental Laws or the institution or pendency of any suit, action, claim, proceeding or investigation by any governmental entity or any third party in connection with any alleged violation of Environmental Laws, (B) the response to or remediation of Hazardous Material at or arising from any of the Seller’s properties.  The properties currently owned or operated by the Seller possess all material permits, licenses, authorizations and approvals required under applicable Environmental Laws with respect to the conduct of business thereat, and are in compliance with all Environmental Laws, except where instances of noncompliance would not, individually or in the aggregate, be reasonable likely to have a Material Adverse Effect.

(iii)          To the knowledge of Seller there are no circumstances or conditions involving the Seller or its employees that could reasonably be expected to result in any material claims, liability or investigations under any Environmental Law or relating to Hazardous Materials arising out of the ownership, operation, management of all or any portion of a facility, or out of the arrangement for the treatment, transportation, or disposal of, or ownership or possession or choice of the treatment, storage or disposal facility for, any Hazardous Materials with respect and to the extent to the Seller provided services before the Closing.

2.30         Sale of Assets.  The sale of the Acquired Assets does not constitute the sale of all or substantially all of Seller’s assets.  Seller has no present intent, on or before the anticipated date of Closing of this Agreement, of filing a voluntary petition in bankruptcy or seeking similar state court relief.  Seller has no knowledge of any threatened or pending involuntary bankruptcy petition or similar state court action against it.  Seller is selling the Acquired Assets under this Agreement for their “reasonably equivalent value” within the meaning of Section 248 of the United States Bankruptcy Code and “fair consideration” within the meaning of the Debtor-Creditor Law of the State of New York.  Seller is entering into this Agreement in a good faith effort to maximize asset value and without any intent to hinder, delay or defraud any creditor, secured or unsecured.

2.31         Investment Representations.

(a)           The Shares to be received by the Seller hereunder will be acquired for the Seller’s own account, not as nominee or agent, and not with a view to the resale or distribution of any part thereof in violation of the 1933 Act, and the Seller has no present intention of selling, granting any participation in, or otherwise distributing the same in violation of the 1933 Act.  The Seller is not a registered broker dealer or an entity engaged in the business of being a broker dealer.

(b)           The Seller acknowledges that it can bear the economic risk and complete loss of its investment in the Shares and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment contemplated hereby.

(c)           The Seller has had an opportunity to receive all additional information related to the Buyer requested by it and to ask questions of and receive answers from the Buyer regarding the Buyer, its business and the terms and conditions of the offering of the Shares.  The Seller acknowledges that it has had access and an opportunity to review the Buyer’s SEC Filings.  Neither such inquiries nor any other due diligence investigation conducted by the Seller shall modify, amend or affect the Seller’s right to rely on the Buyer’s representations and warranties contained in this Agreement.

(d)           The Seller understands that the Shares are characterized as “restricted securities” under the U.S. federal securities laws inasmuch as they are being acquired from the Buyer in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the 1933 Act only in certain limited circumstances.

(e)           Legends.  It is understood that, until the time when such Shares may be sold pursuant to Rule 144, certificates evidencing such Shares may bear the following or any substantially similar legend:

(i)            “The securities represented hereby may not be transferred unless (i) such securities have been registered for sale pursuant to the Securities Act of 1933, as amended, (ii) such securities may be sold pursuant to Rule 144, or (iii) the Company has received an opinion of counsel satisfactory to it that such transfer may lawfully be made without registration under the Securities Act of 1933 or qualification under applicable state securities laws.”

(ii)           If required by the authorities of any state in connection with the issuance of sale of the Shares, the legend required by such state authority.

(f)            The Seller is an accredited investor as defined in Rule 501(a) of Regulation D.

(g)           The Seller did not learn of the investment in the Shares as a result of any public advertising or general solicitation.

(h)           No person or entity will have, as a result of the transactions contemplated by this Agreement, any valid right, interest or claim against or upon the Buyer or the Seller for any commission, fee or other compensation pursuant to any agreement, arrangement or understanding entered into by or on behalf of the Seller.

(i)            State of Residence.  Seller’s principal office is located in the State of California.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller as follows:

3.1           Organization, Standing and Power.  Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada.  Buyer has the corporate power to own its properties and to carry on its business as now being conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified would have a material adverse effect on its ability to consummate the transactions contemplated hereby.

3.2           Authority.  Buyer has all requisite corporate power and authority to execute and deliver this Agreement, and each document, instrument or agreement contemplated hereby, including, but not limited to the documents delivered at Closing, and to perform its obligations hereunder and thereunder.  The execution and delivery of this Agreement, and each document, instrument or agreement executed pursuant to this Agreement by Buyer and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Buyer.

3.3           Due Execution and Enforceability.  This Agreement, and each document, instrument or agreement executed pursuant to this Agreement by Buyer, including but not limited to the documents delivered at Closing, have been duly executed and delivered by Buyer, and assuming due authorization, execution and delivery by Seller, if required, this Agreement and each document, instrument or agreement executed pursuant to this Agreement by Buyer, including but not limited to the documents delivered at Closing, constitute the legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with their terms, subject to the effect of applicable bankruptcy, insolvency, reorganization, moratorium or other federal or state laws affecting the rights of creditors and the effect or availability of rules of law governing specific performance, injunctive relief or other equitable remedies (regardless of whether any such remedy is considered in a proceeding at law or equity).

3.4           No Conflict.  The execution and delivery of this Agreement, and each document, instrument or agreement executed pursuant to this Agreement, including but not limited to the documents delivered at Closing, and the performance of Buyer’s obligations hereunder and thereunder, (i) are not in violation or breach of, and will not conflict with or constitute a default under, any of the terms of the certificate of incorporation or bylaws of Buyer or any contract, agreement or commitment binding upon Buyer, and (ii) will not conflict with or violate any applicable law, rule, regulation, order or degree of any government, governmental instrumentality or court having jurisdiction over Buyer.

3.5           Consents and Approvals of Government Authorities.  No consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority is required to be made or obtained by Buyer in connection with the execution, delivery and performance of this Agreement and each document, instrument and agreement executed pursuant to this Agreement.

3.6           Photogen Shares.  The issuance, sale and delivery of the Shares in accordance with this Agreement have been, or will be prior to issuance, duly authorized by all necessary corporate action on the part of the Buyer.  The Shares when so issued and sold in accordance with the provisions of this Agreement will be duly and validly issued, fully paid and non-assessable.

3.7           SEC Filings.  Buyer has made available to the Seller each registration statement, report, proxy statement or information statement filed with the SEC by it since December 31, 2001, (the “Audit Date”) including the Buyer Annual report on form 10-K for the year ended December 31, 2001 (the “Buyer 10-K”) in the form (including exhibits, annexes, and any amendments thereto) filed with the SEC (collectively, including any such reports filed subsequent to the date hereof, the “Buyer Reports”).  The Buyer Reports are the only filings required of Buyer pursuant to the Exchange Act and the Securities Act for such periods.  As of their respective dates, the Buyer Reports complied, and any Buyer Reports filed with the SEC after the date hereof will comply, as to form in all material respects with the applicable requirements of the Exchange Act and the Securities Act, and the Buyer Reports did not, and any Buyer Reports filed with the SEC after the date hereof will not, at the time of their filing, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.  Buyer has heretofore made available or promptly will make available to the Seller a complete and correct copy of all amendments or modifications (in draft or final form) which are required to be filed with the SEC but have not yet been filed with the SEC to the Buyer Reports, agreements, documents or other instruments which previously had been filed by Buyer with the SEC pursuant to the Exchange Act.

3.8           Nasdaq Compliance.  Buyer is in compliance with all applicable Nasdaq SmallCap Market continued listing requirements.  There are no proceedings pending or to Buyer’s knowledge threatened against Buyer relating to the continued listing of its common stock on the Nasdaq SmallCap Market and Buyer has not received any notice of, nor to Buyer’s knowledge is there any basis for, the delisting of its common stock from the Nasdaq SmallCap Market.  The shares will have been duly listed at the time of issuance.

3.9           No General Solicitation.  Neither Buyer nor any person or entity acting on its behalf has conducted any general solicitation or general advertising (as those terms are used in Regulation D) in connection with the offer or sale of any of the Shares.

3.10         Brokers.  Buyer has not made any agreement or taken any other action that might cause anyone to become entitled to a broker’s or finder’s fee or commission as a result of the transactions contemplated by this Agreement, other than from a broker or finder retained on behalf of Seller.

3.11         Investment Representations.

(a)           The Seller Shares to be received by the Buyer pursuant to Section 1.2(g) hereof, if any, will be acquired for the Buyer’s own account, not as nominee or agent, and not with a view to the resale or distribution of any part thereof in violation of the 1933 Act, and the Buyer has no present intention of selling, granting any participation in, or otherwise distributing the same in violation of the 1933 Act.  The Buyer is not a registered broker dealer or an entity engaged in the business of being a broker dealer.

(b)           The Buyer acknowledges that it can bear the economic risk and complete loss of its investment in the Seller Shares and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment contemplated hereby.

(c)           The Buyer has had an opportunity to receive all additional information related to the Seller requested by it and to ask questions of and receive answers from the Seller regarding the Seller, its business and the terms and conditions of the offering of the Seller Shares.  The Buyer acknowledges that it has had access and an opportunity to review the Seller’s SEC Filings.  Neither such inquiries nor any other due diligence investigation conducted by the Buyer shall modify, amend or affect the Buyer’s right to rely on the Seller’s representations and warranties contained in this Agreement.

(d)           The Buyer understands that the Seller Shares are characterized as “restricted securities” under the U.S. federal securities laws inasmuch as they are being acquired from the Seller in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the 1933 Act only in certain limited circumstances.

(e)           Legends.  It is understood that, until the time when such Seller Shares may be sold pursuant to Rule 144, certificates evidencing such Seller Shares may bear the following or any substantially similar legend:

(i)            “The securities represented hereby may not be transferred unless (i) such securities have been registered for sale pursuant to the Securities Act of 1933, as amended, (ii) such securities may be sold pursuant to Rule 144, or (iii) the Company has received an opinion of counsel satisfactory to it that such transfer may lawfully be made without registration under the Securities Act of 1933 or qualification under applicable state securities laws.”

(ii)           If required by the authorities of any state in connection with the issuance of sale of the Shares, the legend required by such state authority.

(f)            The Buyer is an accredited investor as defined in Rule 501(a) of Regulation D.

(g)           The Buyer did not learn of the investment in the Seller Shares as a result of any public advertising or general solicitation.

(h)           No person or entity will have, as a result of the transactions contemplated by this Agreement, any valid right, interest or claim against or upon the Seller or the Buyer for any commission, fee or other compensation pursuant to any agreement, arrangement or understanding entered into by or on behalf of the Buyer.

(i)            State of Residence.  Buyer’s principal office is located in the Commonwealth of Pennsylvania.

ARTICLE IV
CONDUCT PRIOR TO THE CLOSING DATE

4.1           Conduct of Business.  During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing Date, Seller agrees to continue to operate the Business in the usual and ordinary course.  The Seller shall use its best efforts to preserve intact the business organization, the Acquired Assets and the goodwill of the Seller and its employees, customers, suppliers and others having business relations with the Seller with respect to the Acquired Assets.  Seller agrees that it will (except to the extent that Buyer shall otherwise consent in writing) carry on the Business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, and, to the extent consistent with the Business, use all reasonable efforts consistent with past practice and policies to preserve intact Seller’s present business organizations, keep available the services of its present officers and key employees and preserve their relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it, all with the goal of preserving unimpaired the Acquired Assets, including without limitation, goodwill of the Business at the Closing Date.  Seller shall promptly notify Buyer of any event or occurrence or emergency not in the ordinary course of business, and any event that could have a Material Adverse Effect.  Except as expressly contemplated by this Agreement, without the prior written consent of Buyer, which consent shall and be unreasonably withheld or delayed, Seller shall not, except in the ordinary course of business consistent with past practice, do any of the following related to the Business:

(a)                                  Enter into any commitment, contract, lease or transaction not in the ordinary course of business;

(b)                                 Enter into or amend any agreements pursuant to which any other party is granted marketing, distribution or similar rights of any type or scope with respect to any Acquired Assets;

(c)                                  Amend or otherwise modify (or agree to do so), or violate the terms of the agreements set forth or described in any of the schedules hereto;

(d)                                 Commence any litigation;

(e)                                  Acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate;

(f)                                    Sell, lease, license or otherwise encumber, dispose of or transfer, or commit to encumber, dispose of or transfer, any rights to any of its properties or the Acquired Assets;

(g)                                 Adopt or amend any employee benefit plan, or enter into any employment contract, pay or agree to pay any special bonus or special remuneration to any director or employee, or increase the salaries or wage rates of its employees;

(h)                                 Enter into any strategic alliance or joint marketing arrangement or agreement;

(i)                                     Enter into any license agreement with respect to any intellectual property of any third party for the purpose of its use with the Intellectual Property;

(j)                                     Hire or fire any employees; or

(k)                                  Agree in writing or otherwise to take any of the actions described in Sections 4.1(a) through (j) above, or take (or agree in writing to take) any other action that would cause any of the representations or warranties of Seller contained herein not to be true and correct in all material respects on and as of the Closing Date or prevent Seller from performing or cause Seller not to perform its covenants hereunder.

4.2           Certain Creditor Actions.  During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing Date, Seller shall not initiate, take, cooperate with, or concede to, and shall use best efforts to prevent, discharge or stay any of the following:

(i)                                     foreclose on any secured party sale transactions with respect to the Acquired Assets;

(ii)                                  apply for, consent to, or acquiesce in the appointment of a trustee, an assignee for the benefit of creditors, or a trustee for itself or any of its properties;

(iii)                               attach, levy or take any similar action with respect to its property or any of the Acquired Assets; or

(iv)                              take any corporate action to authorize, or in furtherance of, any of the foregoing.

ARTICLE V
ADDITIONAL AGREEMENTS

5.1           Access to Information.  Seller shall afford Buyer and its consultants, advisors, lenders, agents, accountants, counsel and other representatives, during reasonable business hours (a) full access to all pertinent financial, legal, regulatory and operational documents and information, (b) interviews with key management with respect to the Business, (c) visits to and tours of operational facilities with respect to the Business, (d) access to accountants and key accounting documents and information, including without limitation auditors work papers (subject to the customary procedures of its independent public accountants), (e) detailed budget information and financial forecasts with respect to the Business, (f) access and introductions to the Seller’s suppliers, sponsors and landlords with respect to the Business, under conditions reasonably satisfactory to both Buyer and Seller, (g) tax returns and other tax information with respect to the Business, (h) information pertaining to Intellectual Property, and (i) any other confidential files and information of the Seller with respect to the Business.  Seller will cooperate with Buyer in providing Buyer with available information regarding the Business on or prior to the Closing Date necessary for Buyer to calculate the availability to it of future tax credits for research activities under Section 41 of the Code.  Seller agrees to provide to Buyer and its accountants, counsel and other representatives copies of internal financial statements promptly upon request.  No information or knowledge obtained in any investigation pursuant to this Section 5.1 shall affect or be deemed to modify any representation or warranty contained herein.

5.2           Confidentiality.  Each of the parties hereto hereby agrees to keep such information or knowledge obtained in any investigation pursuant to Section 5.1, or pursuant to the negotiation and execution of this Agreement or the effectuation of the transactions contemplated hereby, confidential; provided, however, that the foregoing shall not apply to information or knowledge which (a) a party can demonstrate was already lawfully in its possession prior to the disclosure thereof by the other party, (b) is generally known to the public and did not become so known through any violation of law or this Agreement, (c) became known to the public through no fault of such party, (d) is later lawfully acquired by such party from other sources, or (e) is required to be disclosed by order of court or government agency with subpoena powers.

5.3           Expenses.  Whether or not the Acquisition is consummated, all fees and expenses incurred in connection with the Acquisition including, without limitation, all legal, accounting, advisory, consulting, investment banking and all other fees and expenses of third parties (“Transaction Expenses”) incurred by Seller in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby, shall be the obligation of and paid by Seller.  Without limiting the foregoing, Seller shall pay for all fees and expenses incurred in connection with obtaining the Fairness Opinion.  Buyer shall pay for all of its Transaction Expenses.

5.4           Public Disclosure.  Unless otherwise required by law or this Agreement, prior to the Closing Date, no disclosure (whether or not in response to an inquiry) of the subject matter of this Agreement shall be made by Seller or Buyer unless approved by the other party (which approval will not be unreasonably withheld).

5.5           Consents.  Seller shall use its reasonable efforts to obtain any consents as may be required by the Assigned Contracts in connection with the Acquisition so as to transfer to Buyer all rights of Seller thereunder as of the Closing.

5.6           Commercially Reasonable Efforts.  Subject to the terms and conditions provided in this Agreement, each of the parties hereto shall use its commercially reasonable efforts to take promptly, or cause to be taken promptly, all actions, and to do promptly, or cause to be done promptly, all things necessary, proper or advisable under applicable laws and regulations: to consummate and make effective the transactions contemplated hereby, to obtain all necessary waivers, consents and approvals and to effect all necessary registrations and filings, and to remove any injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the transactions contemplated by this Agreement for the purpose of securing to the parties hereto the benefits contemplated by this Agreement.

5.7           Notification of Certain Matters.  Seller shall give prompt notice to Buyer, and Buyer shall give prompt notice to Seller, of (i) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which is likely to cause any representation or warranty of Seller or Buyer, respectively, contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Closing Date, and (ii) any failure of Seller or Buyer, as the case may be, to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.7 shall not limit or otherwise affect any remedies available to the party receiving such notice.

5.8           Additional Documents and Further Assurances.  Each party hereto, at the request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be reasonably necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.

5.9           Tax Returns.  Seller shall be responsible for (i) all of Seller’s Taxes attributable to or levied or imposed upon the Acquired Assets relating or pertaining to the period (or that portion of any period) ending prior to the Closing Date and (ii) all Taxes attributable to, levied or imposed upon, or incurred in connection with the Seller’s business operations prior to the Closing Date.  Seller shall continue to file all Returns required to be filed in connection with the Acquired Assets and any portion of any such Returns connected therewith shall be completed in accordance with applicable laws.

5.10         Payment of Taxes.  As of the Closing, Seller shall have (a) paid all Taxes it is required to pay as of such time and (b) withheld with respect to its employees, and paid to the appropriate taxing authority, all federal and state income taxes, FICA, FUTA and other Taxes required to be withheld as of such time.  All Taxes that become due or payable with respect to Seller’s operation of the Business prior to the Closing Date shall be the responsibility of Seller, and Seller shall be entitled to all tax benefits or credits arising out of such pre-closing operations.

5.11         Employees.  At least ten (10) days prior to the Closing, Buyer shall provide a written list to Seller setting forth any employees of Seller to whom Buyer does not intend to make offers of employment.

5.12         Cooperation and Records Retention.  Seller and Buyer shall (a) each provide the other with such assistance as may reasonably be requested by the other in connection with the preparation of any tax return, statement, report, form or other document (hereinafter collectively a “Tax Return”), or in connection with any audit or other examination by any taxing authority or any judicial or administrative proceedings relating to liability for taxes, (b) until the fifth anniversary of the Closing Date, each retain and provide the other, with any records or other information which may be relevant to any such Tax Return, audit or examination, proceeding or determination, or any other reasonable business purpose or any other legal proceeding, and (c) each provide the other with any final determination of any such audit or examination, proceeding or determination that affects any amount required to be shown on any Tax Return of the other for any period.

5.13         Exclusivity; Break-up Fee.  (a) Until the earlier of (1) the Closing, or (2) the termination of this Agreement, Seller, its officers, directors, agents, representatives and affiliates will not directly or indirectly take any of the following actions with any party other than Buyer and its designees:

(i)            solicit, encourage, initiate, continue, participate in or enter into any discussions, negotiations or agreements with any person, firm, corporation or other entity, either agent or principal, concerning a possible refinancing, acquisition, license, sale or purchase of the Acquired Assets outside the ordinary course of business or any other business combination or investment transaction with respect to all or any portion of the Acquired Assets (a “Potential Transaction”);

(ii)           disclose, provide or afford access to any information with respect to Seller to any person, other than Buyer and its representatives, in connection with a Potential Transaction; or

(iii)          initiate, take, cooperate with or concede to any Bankruptcy Actions, or fail to use best efforts to prevent, discharge or stay any Bankruptcy Actions.

(b)           Notwithstanding the foregoing, nothing contained in this Agreement shall prevent Seller or its Board of Directors from (i) providing access to Seller’s properties, books and records and providing information or data in response to a request therefor by a person who has made an unsolicited bona fide written proposal (a “Transaction Proposal”) for a Potential Transaction, if Seller’s Board of Directors receives from the person so requesting such information an executed confidentiality agreement on terms substantially similar to those contained in the Confidentiality Agreement dated October 25, 2002, between Buyer and Seller (provided that all such written information that has not previously been supplied to Buyer is also provided on a prior or substantially concurrent basis to Buyer), or (ii) engaging in any negotiations or discussion with any person who has made an unsolicited bona fide written Transaction Proposal, if and only to the extent that in connection with the foregoing clauses (i) and (ii), (1) Seller’s Board of Directors (after consultation with its independent legal counsel) determines in good faith that such action is legally required for the Board of Directors to comply with its fiduciary duties under applicable law, (2) such Transaction Proposal is not subject to any financing contingencies and (3) Seller’s Board of Directors determines in good faith after consultation with its independent legal counsel and financial advisor (taking into account among other things the legal, financial, regulatory and other aspects of the proposal, the person making the proposal, the likelihood of consummation and the time to complete such transaction) that such Transaction Proposal is reasonably likely to lead to a transaction that is capable of being completed on the terms proposed and that, if consummated, would result in a transaction more favorable to Seller from a financial point of view than the transaction contemplated by this Agreement (any such more favorable Transaction Proposal being referred to in this Agreement as a “Superior Proposal”).

(c)           Seller agrees that it will promptly keep Buyer informed of the status and terms of any inquiries, proposals or offers and the status and terms of any discussions or negotiations, including the identity of the party making any such inquiry, proposal or offer.

(d)           Seller acknowledges and agrees that Buyer has committed and will commit substantial resources to a due diligence review of Seller, securing financing and preparation of legal documents relating to the transactions contemplated herein.  The parties agree that irreparable damage would be caused to Buyer in the event the provisions of this Section 5.13 were not performed in accordance with their specific terms or were otherwise breached.  In order to induce Buyer to commit the resources, forego other potential opportunities, and incur the expenses necessary to consummate the transactions contemplated hereby, Seller hereby agrees that in the event of (i) any material breach of this Section 5.13, or, if such breach is not material, any breach of this Section 5.13 which is not cured within five (5) days of Seller’s knowledge of such breach (for the purposes of this Section 5.13(d) “Seller’s knowledge” shall not include the knowledge of any directors of Seller other than Theodore D. Roth and Duane J. Roth), or (ii) termination of this Agreement by the Seller pursuant to Section 8.1(f), Seller shall immediately pay Buyer by wire transfer of immediately available funds (1) the amount of $1,000,000 plus (2) the outstanding principal balance of, plus all accrued interest on, the Bridge Notes; or, in the case of clause (i) of this sentence, Buyer, at its option, shall be entitled to injunctive relief and to specifically enforce the provisions of this Section 5.13 in any court having competent jurisdiction, in addition to any other remedy that Buyer may have at law or equity.

5.14         Creditor Agreements.  At the Closing, each of Buyer and Seller agree to comply with all of their respective obligations and responsibilities under the agreements set forth on Schedule 5.14 hereto (the “Creditor Agreements”).

5.15         Chugai.  On or prior to the eighteen-month anniversary of the Closing Date, Buyer may, at its sole option, notify Seller in writing of its intention to acquire the Optison® Products (as defined below).  If such notice is timely given, then on the date set forth in such notice (the “Optison Closing Date”), which shall not be less than three days or more than thirty (30) days after the date of delivery of such notice, Buyer, subject to the outcome of the Feinstein Litigation, shall acquire the Optison® Products and related Intellectual Property for $100 and shall assume that certain Cooperative Development and Marketing Agreement, as amended to date (the “Chugai Agreement”), by and between Chugai Pharmaceutical Co., Ltd. (“Chugai”) and Molecular Biosystems, Inc., a direct, wholly owned subsidiary of Seller.  If the Buyer does acquire the Optison® Products and related Intellectual Property and does assume the Chugai Agreement, then (i) the Optison® Products and related Intellectual Property shall be considered Acquired Assets hereunder (but all representations and warranties of Seller with respect thereto shall be subject to the outcome of the Feinstein Litigation in the case of Optison® Products and related Intellectual Property), (ii) the Chugai Agreement shall be considered an Assumed Contract hereunder and (iii) for the period between the Optison Closing Date and November 21, 2003, if applicable, if Buyer receives any milestone payments from Chugai for the continuation of the Optison® Products pursuant to the Chugai Agreement, Buyer will pay Seller 50% of such payments within thirty (30) days of receipt of such payments from Chugai.  Notwithstanding the foregoing, should Buyer and Chugai agree that Chugai shall substitute Imagent® Products in place of the Optison® Products, no such payments will be due to Seller.  Buyer shall own title to all of Seller’s Intellectual Property subject to the Chugai Agreement, and Buyer shall be free to negotiate with Chugai without consultation with or approval of Seller.  For the purposes of this Section 5.15, “Optison® Products” shall mean all of Seller’s assets related to the designing, developing, manufacturing, marketing, selling, licensing, supporting and maintaining the Optison® product as described on Schedule 5.15, and all derivations, improvements, formulations, products and process related thereto.

ARTICLE VI
CONDITIONS TO THE ACQUISITION

6.1           Conditions to Obligations of Each Party to Effect the Acquisition.  The respective obligations of each party to this Agreement to effect the Acquisition shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

(a)           No Injunctions or Restraints; Illegality.  No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Acquisition shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Acquisition, which makes the consummation of the Acquisition illegal.

6.2           Additional Conditions to Obligations of Seller.  The obligations of Seller to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Seller:

(a)           Representations, Warranties and Covenants.  The representations and warranties of Buyer in this Agreement shall be true and correct in all material respects on and as of the Closing Date as though such representations and warranties were made on and as of such time (except to the extent such representations and warranties relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date), and Buyer shall have performed and complied with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it as of the Closing Date.

(b)           Certificate of Buyer.  Seller shall have been provided with a certificate duly executed on behalf of Buyer to the effect that, as of the Closing Date:

(i)            all representations and warranties made by Buyer in this Agreement are true and correct in all material respects (except to the extent such representations and warranties relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date); and

(ii)           all covenants, obligations and conditions of this Agreement to be performed by Buyer on or before such date have been so performed.

(c)           Legal Opinion.  Seller shall have received the opinion of Epstein Becker & Green, P.C., special counsel to Buyer, and an opinion of Grippo & Elden, general counsel to Buyer, each in form and substance reasonably satisfactory to Seller and its counsel.

6.3           Additional Conditions to the Obligations of Buyer.  The obligations of Buyer to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Buyer:

(a)           Representations, Warranties and Covenants.  The representations and warranties of Seller in this Agreement shall be true and correct in all material respects on and as of the Closing Date as though such representations and warranties were made on and as of such time (except to the extent such representations and warranties relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date), and Seller shall have performed and complied with all covenants, obligations and conditions of this Agreement required to be performed and complied with by them as of the Closing Date.

(b)           Certificate of Seller.  Buyer shall have been provided with a certificate executed on behalf of Seller by its Chief Executive Officer to the effect that, as of the Closing Date:

(i)            all representations and warranties made by Seller in this Agreement are true and correct in all material respects (except to the extent such representations and warranties relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date); and

(ii)           all covenants, obligations and conditions of this Agreement to be performed by Seller on or before such date have been so performed.

(c)           Claims.  There shall not have occurred any claims (whether or not asserted in litigation), which may materially and adversely affect the consummation of the transactions contemplated hereby or the Business, the Acquired Assets or financial condition of Seller or Buyer.

(d)           Third Party Consents.  Seller shall have obtained and provided Buyer any and all consents, waivers, and approvals required from third parties relating to the Assigned Contracts and Acquired Assets, including without limitation the Schering License and the Bracco License, the Genzyme Agreement, the Fluoromed Agreement (each as defined on Schedule 2.11), so as to assign all rights of Seller thereunder to Buyer as of the Closing to Buyer’s reasonable satisfaction.

(e)           Governmental Approvals.  Any and all consents, waivers and approvals required from any governmental entity deemed necessary by Buyer to effect the Acquisition shall have been timely obtained.

(f)            No Injunctions or Restraints on Conduct of Business.  No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or provision challenging Buyer’s proposed acquisition of the Acquired Assets, or limiting or restricting Buyer’s conduct or operation of the Business (or its own business) following the Acquisition shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending.

(g)           No Material Adverse Changes.  There shall not have occurred any material adverse change in business, condition or operations of the Seller, either individually or in the aggregate, with respect to the Acquired Assets.

(h)           Employee Agreements.  The individuals listed on Schedule 6.3 (h) shall have executed employment offer letters with the Buyer.

(i)            Third Party Rights.  Except for the Schering License, no third party shall have any right of any nature whatsoever (including, without limitation, any right to receive royalty payments) in respect of any of the Acquired Assets.

(j)            Seller’s Agreement Not to Compete.  Seller shall have entered into an Agreement Not to Compete with Buyer in the form attached hereto as Exhibit H.

(k)           Roths’ Agreement Not to Compete and Releases.  Duane J. Roth, Theodore D. Roth and other individuals named by the Buyer shall have entered into non-competition, non-disclosure and non-solicitation agreements in the form attached hereto as Exhibit I, providing that they will not for a period of five years following the Closing Date (i) directly or indirectly own, manage, control, participate in, consult with, render services for, or in any other manner engage in any business which is competitive with all or part of the Business or the Acquired Assets, (ii) solicit or hire employees of the Buyer or the Seller, or (iii) disclose any confidential information with respect to the Acquired Assets.  Duane J. Roth and Theodore D. Roth shall have provided a full release and a waiver of claims in the form attached hereto as Exhibit J.

(l)            Legal Opinion.  Buyer shall have received the opinion of Stroock & Stroock & Lavan LLP, counsel to the Seller, in form and substance reasonably satisfactory to Buyer and its counsel.

(m)          No Liens.  The Acquired Assets shall be free and clear of any and all Liens (other than Liens listed on Schedule 2.9), including any co-marketing rights of Schering.

(n)           Secured Creditor Releases.  All secured creditors of the Seller listed on Schedule 2.23(a) hereto who have a release noted in Column IV thereof shall have provided a release and waiver of claims in the form attached hereto as Exhibit E.

(o)           Unsecured Creditors Releases.  All unsecured creditors of the Seller listed on Schedule 2.23(a) hereto who have a release noted in Column IV thereof shall have provided a release and waiver of claims in the form attached hereto as Exhibit F.

(p)           Use of Buyer Notes.  The Seller shall have provided the Buyer with a schedule detailing the use of funds received by the Seller pursuant to the Buyer Notes.  Such schedule shall be certified by the Chief Financial Officer of the Seller.

(q)           Fairness Opinion.  Seller shall have received the Fairness Opinion from CBIZ Valuation Group, Inc., financial advisors to Seller, in form and substance reasonably acceptable to the Buyer.

(r)            Agreement with Respect to FDA Matters.  Seller shall have signed an agreement with respect to the transfer and assignment of approvals, consents and clearances issued by the FDA substantially in the form attached hereto as Exhibit K (the “FDA Matters Agreement”).

(s)           NDA Ownership Transfer.  The Buyer shall have received all documents from Seller reasonably requested by Buyer to effect the ownership transfer to Buyer of Seller’s FDA-approved New Drug Application.

(t)            Escrow Agreement.  Seller shall have signed an Escrow Agreement substantially in the form attached hereto as Exhibit L (the “Escrow Agreement”), and Seller shall have delivered the Alliance Shares to Epstein Becker & Green, P.C., as the escrow agent.

(u)           Buyer Board Approval.  The consummation of the transactions contemplated by this Agreement shall have been duly authorized and approved by Buyer’s Board of Directors.

(v)           Intellectual Property Assignments.  The Buyer shall have received all documents reasonably requested by Buyer to effect the assignment to Buyer of the Patents and Trademarks listed on Schedule 2.10 in any and all countries and to vest title thereto in the Buyer or its nominee to any of the foregoing.

(w)          Exclusive License Agreement.  Seller shall have entered into an exclusive license agreement, in substantially the form set forth on Exhibit M hereto, with respect to the patents and patent applications set forth on Schedule 6.3(w) hereto.

(x)            Participation Agreement.  Seller shall have entered into that a certain Participation Agreement, in substantially the form set forth on Exhibit N hereto, with each of SDS Merchants Fund, L.P., Brown Simpson Partners I, L.P., Castle Creek Healthcare Investors, LLC, CC Life Science, Ltd. and CCL Fund LLC (each, a “Participation Agreement”).

(y)           Issuance of Seller’s Shares.  Seller shall have issued the shares of its common stock to those persons listed on Schedule 2.23(a) hereto in the amounts noted in Column V thereof opposite their names.

(z)            Investment Letters.  Each person whose name is set forth on Schedule 1.2(a) and is scheduled to receive the Shares shall have executed an investment letter in the form attached hereto as Exhibit O, if such person is a natural person, or in the form attached hereto as Exhibit P, if such person is not a natural person.

(aa)         Employee Releases.  Each of the employees of the Seller listed on Schedule 6.3 (aa) hereto shall have provided the release and waiver of claims in the form attached hereto as Exhibit Q.

(bb)         Cardinal Health.  Seller, Cardinal Health 411, Inc. and CORD Logistics, Inc. shall have executed and delivered their respective counterpart signature pages to an amendment and assignment agreement in form and substance reasonably acceptable to Buyer.

(cc)         InChord.  Seller and Gerbig, Snell/Weisheimer Advertising, LLC shall have executed and delivered their respective counterpart signature pages to an amendment and assignment agreement in form and substance reasonably acceptable to Buyer.

(dd)         Lease.  Seller and Equity Office Properties shall have executed and delivered their respective counterpart signature pages to an amendment and assignment agreement in form and substance reasonably acceptable to Buyer.

(ee)         Schering and Bracco.  Seller, Schering AG and Bracco International B.V. shall have executed and delivered their respective counterpart signature pages to an amendment and assignment agreement in form and substance reasonably acceptable to Buyer.

(ff)           San Diego County.  Seller and the Tax Collector of the County of San Diego shall have executed and delivered their respective counterpart signature pages to an assumption agreement in form and substance reasonably acceptable to Buyer.

ARTICLE VII
SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

7.1           Survival of Representations and Warranties.  Seller’s and Buyer’s respective representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing Date for a period of two (2) years and shall then terminate; provided, however, that (i) any such representation and warranty shall survive the time it would otherwise terminate with respect to claims of which notice has been given as provided in this Agreement prior to such termination and (ii) such time limitation shall not apply to the representations and warranties set forth in Sections 2.7, 2.15, 2.16 and 2.29 hereof, which shall survive until the expiration of the applicable statute of limitations.  There shall be no time limitation with respect to any claim made under Section 7.3(a)(iii) or (v).

7.2           Indemnitors; Indemnified Persons.  For purposes of this Article VII, each party which, pursuant to this Article VII, shall agree to indemnify any other person or entity shall be referred to, as applicable, as the “Indemnitor”, and each such person and entity who is entitled to be indemnified by any Indemnitor under this Article VII shall be referred to as the “Indemnified Person” with respect to such Indemnitor.  For purposes of this Article VII, “Losses” shall refer to any and all claims, losses, liabilities, damages, deficiencies, costs and expenses, including reasonable attorneys’ fees and expenses of investigation, incurred by an Indemnified Person.

7.3           Seller Indemnity.  (a)  Seller shall defend, indemnify and hold Buyer and its officers, directors and affiliates harmless against all Losses incurred by Buyer or its officers, directors, or affiliates directly or indirectly as a result of, related to or based upon:

(i)            any inaccuracy or breach (or alleged breach in connection with a claim asserted by a third party) of any representation or warranty of Seller contained in this Agreement, the schedules hereto or any other related document, certificate, instrument or agreement contemplated herein or therein,

(ii)           any failure by the Seller to perform or comply with any covenant or agreement contained in this Agreement or any other related agreement contemplated herein;

(iii)          any failure by the Seller to satisfy the Excluded Liabilities;

(iv)          any liability or obligation arising from any claim related to, based upon, or arising from the Intellectual Property which is disclosed on Schedule 2.20 or which constitutes a breach of Section 2.20, and, in each case, is commenced, pending or, to Buyer’s knowledge, threatened on or prior to the second anniversary of this Agreement; or

(v)           any liability or obligation other than the Assumed Liabilities.

(b)           The Seller further agrees that it shall not, without the prior written consent of Buyer, settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action, suit or proceeding in respect of which indemnification may be sought hereunder unless such settlement, compromise or consent shall include an unconditional release of each Indemnified Person under this Section 7.3 from all liability arising out of such claim, action, suit or proceeding.

7.4           Buyer Indemnity.  Buyer shall defend, indemnify and hold Seller and its officers, directors and affiliates harmless against all Losses incurred by Seller or its officers, directors, or affiliates directly or indirectly as a result of (i) any inaccuracy or breach (or alleged breach in connection with a claim asserted by a third party) of any representation or warranty of Buyer contained in this Agreement, the schedules hereto or any other related document, certificate, instrument or agreement contemplated herein or therein or (ii) any failure by Buyer to perform or comply with any covenant or agreement contained in this Agreement or any other related agreement contemplated herein.  The Buyer further agrees that it shall not, without the prior written consent of Seller, settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action, suit or proceeding in respect of which indemnification may be sought hereunder unless such settlement, compromise or consent shall include an unconditional release of each Indemnified Person under this Section 7.4 from all liability arising out of such claim, action, suit or proceeding.

7.5           Procedures for Indemnification; Defense.  Promptly after receipt by an Indemnified Person of notice of the commencement of any third party action or proceeding with respect to which indemnification may be sought hereunder, such Indemnified Person shall notify the Indemnitor of the commencement of such action or proceeding, but failure to so notify the Indemnitor shall not relieve the Indemnitor from any liability which the Indemnitor may have hereunder or otherwise, unless the Indemnitor shall be materially prejudiced by such failure.  If the Indemnitor shall so elect, the Indemnitor shall assume the defense of such action or proceeding, including the employment of counsel reasonably satisfactory to such Indemnified Person, and shall pay the fees and disbursements of such counsel.  In the event, however, that such Indemnified Person shall determine based on the written opinion of its counsel that having common counsel would present such counsel with a conflict of interest or if the Indemnitor shall fail to assume the defense of the action or proceeding in a timely manner, then such Indemnified Person may employ separate counsel to represent or defend it in any such action or proceeding and the Indemnitor shall pay the reasonable fees and disbursements of such counsel.  In any action or proceeding the defense of which the Indemnitor shall assume, the Indemnified Person shall have the right to participate in (but not control) such litigation and to retain its own counsel at such Indemnified Person’s own expense except as otherwise provided above in this Section 7.5.  In such case the Indemnitor shall keep the Indemnified Person apprised of the status of the action or proceeding and shall furnish the Indemnified Person with all documents and information that the Indemnified Person shall reasonably request.  No such action or proceeding may be settled by the Indemnitor without the prior written consent of such Indemnified Person, unless such Indemnified Person is released in full in connection with such settlement; an Indemnified Person may settle any such claim without the consent of the Indemnitor, if the Indemnitor is released in full in connection with such settlement.

7.6           Indemnification Threshold.  (a)  Each Indemnified Person shall be entitled to make claims for indemnification with respect to Sections 7.3(a)(i) or 7.4(i) only for Losses which exceed in the aggregate $125,000 (the “Threshold”), in which case the Indemnitor will be liable for the full amount of such Losses in excess of $50,000 (the “Deductible”); provided, however, that if such claims are made on account of a breach of the representations and warranties set forth in Sections 2.7(a), 2.7(c), 2.17, 2.20, 2.23 (but only with respect to a breach of Schedule 2.23(a) or Schedule 2.23(b)), 3.6, 3.7, 3.9 or 3.10 each such Indemnified Person shall be entitled to the full amount of its Losses, without regard for the Threshold or Deductible.  Each Indemnified Person shall be entitled to make claims for indemnification only for a claim or series of related claims in excess of $20,000.

(b)           The determination of the amount of any indemnity obligation for which an Indeminified Person seeks indemnification under this Article VII shall be calculated net of any insurance or other proceeds received or entitled to be received by the party bearing the damages, losses, expenses or other Losses as a result thereof, subject to offset for any increase in insurance premiums.

7.7           Intellectual Property Claims.  (a)  Notwithstanding any provisions in this Article VII to the contrary, Seller shall indemnify, defend and hold each Indemnified Person under Section 7.3 harmless against any and all Losses, without regard for the Threshold or the Deductible, for any claims arising pursuant to Section 7.3(a)(iv) above.  Furthermore, in such matters, the Indemnified Persons, not the Indemnitor, shall have the right, at their option, to assume the defense of any such action or proceeding, including the employment of counsel chosen by the Indemnified Persons, including counsel in each jurisdiction where a claim has been or may be commenced and special counsel with knowledge and experience in litigating intellectual property and FDA matters, as necessary, provided that such counsel shall be reasonably acceptable to the Indemnitor, and provided further that the Indemnitor shall have the right to participate in (but not control) such defense with counsel selected by it, at its own expense.  The Indemnified Persons shall cooperate with the Indemnitor in such defense and make available to the Indemnitor, to the extent reasonably required by the Indemnitor, all witnesses, pertinent records, materials and information in the Indemnified Persons’ possession or under their control relating to such defense.  The term “defend” or “defense” as used in this Section 7.7 shall include any action instituted by the Indemnified Persons in connection with a claim referred to in Schedule 2.20 or in connection with the Patents; provided, however, that the Indemnified Persons will not institute such an action without the Indemnitor’s prior written consent, which shall not be unreasonably withheld.  The Indemnitor shall pay the reasonable fees and disbursements of counsel to the Indemnified Persons.

(b)           The Indemnified Persons shall have the right, in their sole discretion and without the consent of the Indemnitor, to settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action, suit or proceeding in respect of which indemnification is sought under this Section 7.7, so long as the Indemnitor is released in full in connection with such settlement; provided, however, that the Indemnitor shall have the right to require the Indemnified Persons to take any such action if, in connection with such action, the Indemnified Persons are released in full and their rights to and in the Intellectual Property are not restricted or diminished in any way whatsoever.  The Indemnitor shall pay, together with all other Losses, any amounts due and payable under the terms of any settlement agreement or compromise.

(c)           Notwithstanding the foregoing, if the disposition of any matter subject to this Section 7.7, whether by settlement, compromise, judgment or otherwise, should result in a cash payment (an “IP Payment”) to the Buyer (whether in a lump sum or in installments and whether fixed or contingent as, for example, in the case of royalties), the Buyer and the Seller shall share equally in such payment the amount of up to $8,000,000.  All such payments in excess of $8,000,000 shall belong solely to the Buyer; provided, however, that, if such matter is a declaratory judgment action as referred to above, the proceeds of the IP Payment in connection with such matter shall first be applied to reimburse both the Buyer and the Seller for its expenses (including the reasonable legal fees and disbursements of its counsel) in connection with such action.  If the IP Payment is in installments (whether or not contingent), the Buyer shall provide the Seller with information received by them as to the calculation of the amounts due promptly after the receipt of such information, and shall permit the Seller to verify such information at such times and in such manner as are customary in similar circumstances.

7.8           Escrow; Right of Set-Off.  As of the Closing Date, the Alliance Shares shall be placed in an escrow fund (the “Escrow Fund”) to be governed by the terms of the Escrow Agreement.  Seller expressly acknowledges and agrees that the Indemnified Persons shall have the right, but shall not be required, to satisfy all or any portion of any claims for indemnification which are the subject of any indemnity claim made under Sections 7.3(a)(iv) and 7.7 by, in its or their sole discretion, (i) setting-off against or deducting from any distributions or payments that may become due to Seller, including but not limited to the Earnout, and/or (ii) making a claim against the Escrow Fund.

7.9           Exclusive Remedy.  The parties to this Agreement understand and agree that the indemnity provisions set forth in this Article VII are the sole and exclusive remedy of Buyer or Seller with respect to any Losses incurred following the Closing in connection with any matter contained in or relating to this Agreement; provided, however, (i) that this Section 7.9 shall be inapplicable to any acts of fraud, whether denominated as such, as intentional misrepresentation or otherwise, related to this Agreement and (ii) that nothing herein shall preclude Buyer or Seller from seeking equitable relief in connection with any matter contained in or relating to this Agreement.

ARTICLE VIII
TERMINATION, AMENDMENT AND WAIVER

8.1           Termination.  Except as provided in Section 8.2 below, this Agreement may be terminated and the Acquisition abandoned at any time prior to the Closing Date:

(a)           by mutual consent of Seller and Buyer;

(b)           by Buyer or Seller if:  (i) through no fault of the terminating party, the Closing has not occurred by July 15, 2003; (ii) there shall be a final nonappealable order of a federal or state court in effect preventing consummation of the Acquisition; or (iii) there shall be any statute, rule, regulation or order enacted, promulgated, issued or deemed applicable to the Acquisition by any Governmental Entity that would make consummation of the Acquisition illegal;

(c)           by Buyer if there shall be any action taken by any Governmental Entity, or any statute, rule, regulation or order enacted, promulgated, issued or deemed applicable to the Acquisition, by any Governmental Entity, which would: (i) prohibit Buyer’s ownership or operation of all or a material portion of the Business or the Acquired Assets, or (ii) compel Buyer to dispose of or hold separate all or a substantial portion of the Business or the Acquired Assets or other businesses or acquired assets of Buyer material to the results of operations of Buyer, as a result of the Acquisition;

(d)           by Buyer if it is not in breach of its obligations under this Agreement that would cause the condition to Seller’s obligation set forth in Article VI not to be satisfied and there has been a breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of Seller that would cause the condition to Buyer’s obligation set forth in Article VI not to be satisfied and such breach has not been cured within five (5) business days after written notice to Seller (provided that no cure period shall be required for a breach which by its nature cannot be cured);

(e)           by Seller if it is not in breach of its obligations under this Agreement that would cause the condition to Buyer’s obligation set forth in Article VI not to be satisfied and there has been a breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of Buyer that would cause the condition to Seller’s obligation set forth in Article VI not to be satisfied and such breach has not been cured within five (5) business days after written notice to Buyer (provided that no cure period shall be required for a breach which by its nature cannot be cured); or

(f)            by Seller if it accepts, or resolves to accept, a Superior Proposal.

8.2           Effect of Termination.  In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Buyer or Seller, or their respective officers, directors or stockholders, provided that each party shall remain liable for any breaches of this Agreement prior to its termination; and provided further that, the provisions of Sections 5.2, 5.3, 5.4 of this Agreement shall remain in full force and effect and survive any termination of this Agreement.

8.3           Amendment.  This Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of the parties hereto.

8.4           Extension; Waiver.  At any time prior to the Closing Date, Buyer on the one hand, and Seller, on the other, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations of the other party hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein.  Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

ARTICLE IX
[INTENTIONALLY OMITTED]

ARTICLE X
GENERAL PROVISIONS

10.1         Attorneys’ Fees.  Subject to the provisions of Article VII, if any party to this Agreement brings an action against another party to this Agreement to enforce its rights under this Agreement, the prevailing party in such action shall be entitled to recover its reasonable costs and expenses, including attorneys’ fees and costs incurred in connection with such action, including the appeal of such action.

10.2         Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested) or sent via telecopy (with acknowledgment of complete transmission) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)           if to Buyer to:

Photogen Technologies, Inc.
140 Union Square Drive
New Hope, PA 18938
Attention: President
Telecopy No.: (215) 862-7139

with a copy to:

Susan E. Pravda, Esquire
Epstein Becker & Green, P.C.
111 Huntington Avenue
Boston, MA  02199
Telecopy No.:  (617) 342-4001

(b)           if to Seller to:

Alliance Pharmaceutical Corp.
6175 Lusk Boulevard
San Diego, CA 92121
Attention: President
Telecopy No.: (619) 558-5161

with a copy to:

Melvin Epstein, Esq.
Stroock & Stroock & Lavan LLP
180 Maiden Lane
New York, NY 10038-4982
Telecopy No.: (212) 806-6006

10.3         Interpretation.  When a reference is made in this Agreement to schedules or exhibits, such reference shall be to a schedule or exhibit to this Agreement unless otherwise indicated.  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

10.4         Counterparts.  This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.  Delivery of an executed counterpart of this Agreement by facsimile shall be equally as effective as delivery of a manually executed counterpart of this

Agreement.  Any party delivering an executed counterpart of this Agreement by facsimile also shall deliver a manually executed counterpart of this Agreement, but the failure to deliver a manually executed counterpart shall not affect the validity, enforceability or binding effect of this Agreement.

10.5         Entire Agreement.  This Agreement and the schedules and exhibits hereto:  (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; and (b) are not intended to confer upon any other person any rights or remedies hereunder, unless expressly provided otherwise.

10.6         Assignment.  This Agreement shall not be assigned by either party without the prior written consent of the other party; provided, however, that this Agreement may be assigned by Buyer without the consent of Seller to any purchaser of all or substantially all of the Acquired Assets from Buyer, or any purchaser (whether by merger, tender offer or otherwise) of all or substantially all of the issued and outstanding capital stock of Buyer.

10.7         Severability.  In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto.  The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

10.8         Other Remedies.  Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

10.9         Governing Law and Jurisdiction.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.  The parties agree that the courts of the State of New York and the federal courts located therein shall have exclusive jurisdiction over the resolution of any disputes between the parties, and each party waives any objections based on jurisdiction, venue, forum non conviens or similar matters, and consents to service of process as provided by the rules of the State of New York.

10.10       Rules of Construction.  The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their duly authorized respective officers, all as of the date first written above.

ALLIANCE PHARMACEUTICAL CORP.

By:	/s/ Duane J. Roth
Name: Duane J. Roth
Title: Chairman, Chief Executive Officer and Chief Financial Officer

PHOTOGEN TECHNOLOGIES, INC.

By:	/s/ Taffy J. Williams
Name: Taffy J. Williams
Title: President and Chief Executive Officer

Exhibit B

GOING FORWARD AGREEMENT

This GOING FORWARD AGREEMENT is entered into this 2nd day of May, 2003, by and among Xmark Fund, L.P. and Xmark Fund, Ltd. (collectively, “Xmark”), and Photogen Technologies, Inc., a Nevada corporation (“Photogen”).

WHEREAS, Xmark has entered into a Secured Note Purchase Agreement, dated July 23, 2002, with Alliance Pharmaceutical Corp., a New York corporation (“Alliance”) (as amended, modified, supplemented or restated from time to time, the “Loan Agreement”) pursuant to which, Xmark has purchased Secured Promissory Notes from Alliance in an outstanding stated value of $3,750,000 (the “Notes”);

WHEREAS, the obligations of Alliance under the Notes and the Loan Agreement are secured by perfected, first priority security interests in certain assets of Alliance (the “Collateral”) pursuant to the terms of a Security Agreement, dated July 23, 2002 (the “Security Agreement”);

WHEREAS, Alliance is in default on the Notes and, as of the date hereof, $5,287,501.53 in outstanding stated value and accrued interest is due and owing under the Notes;

WHEREAS, Xmark has the right under the Notes, the Loan Agreement and the Security Agreement (collectively, the “Loan Documents”) to foreclose on the Collateral;

WHEREAS, Photogen is contemplating a purchase (the “Asset Purchase”) of substantially all of Alliance’s imaging modalities assets used in connection with Alliance’s imaging and diagnostic imaging business, including without limitation with respect to development, manufacture, marketing and sale of the Imagent® products;

WHEREAS, Xmark, Alliance and Photogen have previously entered into a Standstill and Make-Whole Agreement, dated as of December 30, 2002 (the “Standstill Agreement”), pursuant to which, among other things, Photogen issued to Xmark 750,000 shares (the “Standstill Shares”) of its Common Stock, par value $0.01 per share (“Photogen Common Stock”);

WHEREAS, pursuant to the terms of the Standstill Agreement Photogen was obligated to have registered the Standstill Shares for resale by Xmark under the Securities Act of 1933, as amended (the “Securities Act”), and applicable state securities law on or before April 29, 2003;

WHEREAS, as of the date hereof Photogen has not effected the registration of the Standstill Shares as required by the Standstill Agreement;

WHEREAS, Photogen wishes to induce Xmark to forbear from exercising its remedies under the Loan Documents to allow Photogen to complete the Asset Purchase;

WHEREAS, pursuant to a Participation Agreement, dated of even date herewith (the “Participation Agreement”), Photogen has purchased a one-third participation interest in the Notes (the “Participation”);

WHEREAS, the parties hereto wish to set forth herein the terms and conditions pursuant to which, at the closing of the Asset Purchase (i) Photogen will pay Xmark the amounts set forth herein, (ii) Xmark will cancel the Notes, (iii) Xmark will consent to the Asset Purchase, and (iv) Xmark, Alliance and Photogen will release each other from certain claims.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows.

1.             Asset Purchase.  Attached hereto as Exhibit A is a true and complete summary of the terms and conditions on which Photogen intends to effect the Asset Purchase (the “Term Sheet”).  Photogen shall use its commercially reasonable efforts to effect the Asset Purchase on substantially the terms set forth in the Term Sheet as soon as practicable after the date hereof and in no event after July 15, 2003 (the “Termination Date”).  No amendment, supplement or modification to the Term Sheet shall be made that would (i) increase the total consideration to be paid in connection with the Asset Purchase, (ii) increase the cash to be paid in connection with the Asset Purchase or (iii) have a material adverse effect on the New Collateral (as hereinafter defined) without the prior written consent of Xmark, which shall not be unreasonably withheld or delayed.  In the event that a closing of the Asset Purchase on substantially the terms set forth on the Term Sheet, with such changes therein as are permitted or approved hereunder (the “Closing”), does not occur for any reason on or prior to 5:00 p.m., New York time, on the Termination Date, this Agreement shall immediately terminate and be of no further force and effect, provided, however, that the provisions of Sections 6, 7, 8 and 11 shall survive such termination.  The date on which the Closing occurs is hereinafter referred to as the “Closing Date”.

2.             Transactions to Occur at the Closing.  (a)  Photogen shall notify Xmark at least 48 hours in advance of the scheduled Closing Date.  Photogen shall provide Xmark with written evidence, reasonably satisfactory to Xmark, that the Closing has occurred or will occur simultaneously with the transactions set forth in this Section 2.

(b)           As of the Closing, Photogen shall become unconditionally obligated to make the following payments to Xmark:

(i)            a total of $2,500,000, in cash, paid as follows: (A) $1,250,000, to be paid no later than the earlier to occur of (x) the 90th day after the Closing Date and (y) August 5, 2003, and (B) $1,250,000, to be paid no later than the earlier to occur of (1) the 180th day after the Closing Date and (2) November 3, 2003; provided, however, that Photogen shall pay such installments immediately in the event that Photogen completes after the Closing Date and prior to either August 5, 2003 or November 3, 2003, as the case may be, one or more institutional financings resulting in aggregate gross proceeds to Photogen of at least $18 million; and

(ii)           interest on the installment payments set forth in clause (i) above, payable monthly on the first business day of every month, commencing on the first business day of the month immediately following the month in which the Closing occurs, at a rate per annum equal to the Prime Rate (as defined herein) plus 3% (the “New Interest Rate”) until such installments have been paid in full.  Such interest shall be paid in shares of Photogen Common Stock (the “Interest Shares”) valued for this purpose at the Share Value (as defined herein).  As used herein, “Prime Rate” shall mean the Prime Rate published in the Wall Street Journal, Eastern Edition, under the heading “Money Rates” on the Closing Date.

(iii)          The obligations of Photogen hereunder shall be secured by a first priority security interest in the assets acquired by Photogen pursuant to the Asset Purchase (the “New Collateral”).

(c)           At the Closing, Photogen shall deliver to Xmark (i) a number of newly issued, fully paid and non-assessable shares of Photogen Common Stock (the “Accrued Interest Shares”) having a value (for this purpose each share of Photogen Common Stock shall be deemed to have a value equal to $1.00, subject to adjustment in the event of any stock split, stock dividend, reverse stock split, recapitalization or reclassification of the Photogen Common Stock occurring on or after the date hereof (the “Share Value”)) equal to the Interest Factor (as such term is defined below) less the number of Standstill Shares, (ii) a number of newly issued, fully paid and non-assessable shares of Photogen Common Stock (the “Default Shares”) in payment of the registration penalties accrued from and including April 30, 2003 through and including the Closing Date pursuant to Section 7(b) hereof, valued for this purpose at the Share Value, (iii) a fully executed security agreement (the “Security Agreement”) creating a first priority security interest in the New Collateral in favor of Xmark, (iv) acknowledgment copies of UCC-1s evidencing such security interest and filed in such jurisdictions as Xmark may request, (v) an opinion of counsel to Photogen in form and effect satisfactory to Xmark covering such matters (including the enforceability of this Agreement and the perfection (but not priority) of the security interests created by the Security Agreement) as Xmark may reasonably request, and (vi) such other documents (including a secretary’s certificate) as Xmark may reasonably request.  The Security Agreement shall provide that the security interest created therein shall terminate upon the indefeasible payment in full of all amounts payable hereunder and the full performance by Photogen of its obligations hereunder.  As used herein, the term “Interest Factor” shall mean $1,537,501.53 plus $5,556.22 for each day in the period commencing on the day after the date of this Agreement and ending on and including the Closing Date.

(d)           Also at the Closing, Xmark shall deliver to Photogen (i) the Notes marked “canceled” or otherwise properly endorsed for transfer, (ii) a release in the form of Exhibit B attached hereto (in exchange for executed counterparts thereof from Alliance and Photogen)and (iii) such other documents as Photogen may reasonably request.

(e)           Section 5 hereof shall terminate and be of no further force and effect.

(f)            The Participation Agreement shall terminate and be of no further force and effect.

3.             [Intentionally Omitted]

4.             Put Right.  (a)  From and after the Closing, Xmark shall have the transferable right (the “Put Right”) at its option, exercisable as specified herein, to require Photogen to repurchase any or all of the Standstill Shares, the Accrued Interest Shares, the Default Shares, the Interest Shares, any Late Payment Shares (as defined below) and any Late Registration Shares (as defined below) (collectively, the “Redeemable Shares”) at a repurchase price of $1.00 per share (subject to adjustment in the event of any stock split, stock dividend, reverse stock split, recapitalization or reclassification of the Photogen Common Stock occurring on or after the date hereof).  The Put Right shall expire on 5:00 p.m., New York time, on the second anniversary of the Closing Date (the “Expiration Date”).

(b)           Prior to the Expiration Date, the Put Right shall be fully exercisable at any time from and after the earlier to occur of (i) the 13 month anniversary of the Closing Date and (ii) the completion by Photogen after the date hereof of one or more institutional financings resulting in aggregate gross proceeds to Photogen of at least $20 million (the earlier of such dates, the “Full Exercise Date”).

(c)           If the Closing occurs, prior to the Full Exercise Date, the Put Right will be exercisable in four (4) equal quarterly installments commencing on the 90th day after the Closing Date (the “Initial Exercise Date”); provided, however, that Photogen shall not be obligated (i) to repurchase more than an aggregate of one-quarter of the Redeemable Shares in any consecutive 90-day period, subject to adjustment as provided below (the “Quarterly Amount”), and (ii) have the right not to comply with any Put Right (and accordingly not to repurchase the Shares covered by such Put Right) by notifying Xmark in writing (the “Shortfall Notice”) that Photogen, by action of its Board of Directors, has determined in good faith that the Financing Condition (as defined below) is not satisfied.  Photogen shall use its commercially reasonable efforts to cause the Financing Condition to be met as soon as practicable after the date hereof.  As used herein, the term “Financing Condition” means that Photogen has sufficient cash, based on its current Board approved operating plan, to satisfy its operating and working capital requirements for the immediately succeeding 18-month period.

(d)           Prior to the Full Exercise Date, Photogen shall provide Xmark with written notice on the first day of each quarterly period, commencing on the Initial Exercise Date, specifying the maximum number of Shares, if any, for which the Put Right may be exercised without violating the Financing Condition (the “Maximum Quarterly Amount”).  The excess of the Quarterly Amount over the Maximum Quarterly Amount is hereinafter referred to as the “Shortfall Amount”.  The Quarterly Amount for any quarterly period shall be increased by the Shortfall Amount, if any, in respect of the immediately preceding quarterly period.

(e)           The Put Right may be exercised by providing written notice thereof to Photogen prior to the Expiration Date, which notice shall specify the amount of Redeemable Shares to be repurchased (the “Repurchase Amount”), which, prior to the Full Exercise Date shall not exceed the Maximum Quarterly Amount, and the date on which such repurchase is to occur (the “Repurchase Date”), which shall be not less than three business days after the date of the notice.  On the Repurchase Date, Xmark shall deliver to Photogen a certificate or certificates for the Redeemable Shares being repurchased on the Repurchase Date, accompanied by appropriately executed stock powers or otherwise in proper form for transfer, and Photogen shall pay the Repurchase Amount to Xmark by wire transfer of immediately available funds to an account previously specified by Xmark.

(f)            In the event that the Company fails to purchase Redeemable Shares on any Repurchase Date, Xmark shall be entitled to payment in an amount equal to 1.5% of the value of the Redeemable Shares not so purchased at the Share Value for any 30-day period or pro rata for any portion thereof during which such failure is continuing.  Also, Xmark shall be entitled to payment in an amount equal to 1.5% of the Shortfall Amount (valued at the Share Value) in effect from time to time, for any 30-day period or pro rata for any portion thereof during which such Shortfall Amount exists; provided, however, that such payment shall not commence to accrue until the 90th day after the date on which the first Shortfall Notice is delivered to Xmark.  Such payments may be made, at Photogen’s election, in cash or Photogen Common Stock (valued at the Share Value).  Such payments shall be in partial compensation to Xmark, and shall not constitute Xmark’s exclusive remedy for such events.  Any shares of Photogen Common Stock so issued pursuant to this Section 4(f) are referred to herein as “Late Payment Shares”.

(g)           Photogen shall not create, assume or suffer to exist any limitation or restriction on its ability to repurchase Redeemable Shares pursuant to the Put Right.

5.             Standstill.

(a)           Xmark shall not exercise any rights against Alliance as a creditor, whether secured or unsecured, or otherwise for a period (the “Standstill Period”) commencing on the date hereof, and ending on the earliest to occur of (i) the Termination Date, (ii) the determination by Photogen not to pursue the Asset Purchase, (iii) the written termination of negotiations between Photogen and Alliance with respect to the Asset Purchase, (iv) the exercise of any remedies against the assets of Alliance by any creditor other than Xmark or its affiliates, (v) Alliance’s filing of a petition under any bankruptcy, insolvency or debtor’s relief law or making an assignment for the benefit of its creditors, (vi) a court of competent jurisdiction entering an order or decree under any federal or state bankruptcy law and (X) is for relief against Alliance in an involuntary case, (Y) appoints a custodian, receiver or other similar official for all or substantially all of Alliance’s property, or (Z) orders the liquidation of Alliance (each of the events specified in clauses (v) and (vi) of this Section 5(a) are referred to as, a “Bankruptcy Proceeding”), or (vii) the date specified in a notice by Photogen on one day’s written notice to Xmark.  Photogen shall notify Xmark in writing within one day following the occurrence of any event specified in clauses (ii) or (iii) above.

(b)           During the Standstill Period, Xmark shall not pursue, institute, encourage or join in any proceeding against Alliance at law or equity to realize upon any collateral or otherwise.  Xmark agrees that until the end of the Standstill Period, Xmark will not, directly or indirectly ask, demand for, accelerate, accept or receive any payments of, or other amounts or consideration on account of, the Notes (including by way of subrogation) or any other debt from Alliance or commence, or join with any creditor in commencing, any suit, action or judicial proceeding or bankruptcy, reorganization, insolvency or similar proceedings with respect to Alliance or the Notes or any other Alliance debt or assets; nor shall Xmark and Alliance agree to or effect any amendment or change to the terms of the Loan Documents except as contemplated in this Agreement or to preserve the perfection and priority of Xmark’s security interest; provided, however, Xmark may transfer the Notes and its interest in the Loan Documents to a third party upon the prior written consent of Photogen, which shall not be unreasonably withheld or delayed, and provided that such third party purchaser agrees in writing to be bound by the terms of this Agreement.  Xmark shall execute and deliver to Photogen instruments confirming this Agreement if and to the extent necessary to enforce the provisions of this Agreement.  The terms of this Agreement, the standstill effected hereby, and the rights of Photogen which are created hereunder, shall not be affected by (i) any amendment, addition, modification, extension, increase, restatement or supplement of or to any of the Notes or the Loan Documents or any instrument, document or agreement relating thereto, (ii) any exercise or non-exercise of any right, power or remedy under or in respect of the Notes or the Loan Documents or any instrument, document or agreement relating thereto, (iii) any claim or defense as to the validity or enforceability of any instruments, documents or agreements relating to the proposed Asset Purchase, or (iv) any other circumstance which might otherwise constitute a defense available to, or a discharge of Alliance, Xmark or any other party.

6.             Termination of the Standstill Agreement.  The Standstill Agreement is hereby terminated and of no further force and effect.

7.             Registration Requirements.

(a)           Photogen shall use its reasonable best efforts to register (i) the Standstill Shares and (ii) the Accrued Interest Shares, the Default Shares, the Interest Shares, any Late Payment Shares and any Late Registration Shares (collectively, the “Registrable Securities”), for resale by Xmark or its transferees under the Securities Act within 60 days from the date hereof (the 60th day following the date hereof is referred to as, the “Registration Date”).

(b)           Xmark shall be entitled to payment in an amount equal to 1.5% of the Standstill Shares, valued at the Share Value, for each 30-day period or pro rata for any portion thereof from and including April 30, 2003 through the Registration Date.

(c)           Xmark shall be entitled to payment in an amount equal to 1.5% of the Registrable Securities, valued at the Share Value, for any 30-day period or pro rata for any portion thereof following the Registration Date until such time as a registration statement is made effective with respect to the Registrable Securities.

(d)           Any payments pursuant to clauses (b) and (c) above may be made, at Photogen’s election, in cash or Photogen Common Stock (valued at the Share Value).  Such payments shall be in partial compensation to Xmark, and shall not constitute Xmark’s exclusive remedy for such events.  Any shares of Photogen Common Stock so issued pursuant to this Section 7 are referred to herein as “Late Registration Shares”.

8.             Waiver of Claims.  Photogen hereby acknowledges that it has had an opportunity to review the Loan Documents.  Whether or not the Closing occurs, Photogen hereby irrevocably acknowledges that the Loan Documents are valid and enforceable and that Xmark has a valid, perfected and first priority security interest in the Collateral prior to the claims of any other person, including, without limitation, Photogen, and hereby irrevocably waives any claim, right, defense or offset that Photogen may now have or may hereafter acquire that the Loan Documents are not valid and enforceable or that such security interests are invalid, unperfected, do not constitute first priority security interests in the Collateral, constitute a fraudulent transfer or fraudulent conveyance or should be subordinated (equitably or otherwise) to the claims or security interests of any other person, including, without limitation, any interests of Photogen in the Collateral.  Such waiver is expressly intended to cover known as well as unknown claims, rights, defenses and offsets.

9.             Indemnification.

(a)           From and after the Closing, Photogen shall indemnify and hold harmless Xmark, its partners and its and their officers, directors, managers, shareholders, members, employees, agents and representatives from and against any loss, liability, claim, damage or expense (including reasonable legal fees and expenses) (“Losses”), as incurred (payable promptly upon written request), to the extent arising from, in connection with or otherwise with respect to any claim that the Asset Purchase or the transactions contemplated hereby constitute a fraudulent transfer or fraudulent conveyance or violate the provisions of the United States Bankruptcy Code or any applicable state insolvency law or that the security interests of Xmark in Alliance’s assets should be invalidated or subject to equitable subordination or otherwise modified as a result of the Asset Purchase or the transactions contemplated hereby, if and only if, such Losses are incremental to the Losses that Xmark would have otherwise incurred as a result of it being a lender to, and secured creditor of, Alliance, if the Asset Purchase and the other transactions contemplated hereby (other than the waivers contained in Section 8) had not been consummated and Xmark had realized on its Collateral directly as a secured creditor of Alliance.

(b)           any party entitled to indemnification hereunder (an “indemnified party”) such indemnified party must notify Photogen in writing of a claim for which such indemnified party seeks indemnification hereunder (a “Claim”) promptly following receipt by such indemnified party of written notice of the Claim; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent Photogen shall have been actually and materially prejudiced as a result of such failure.  Thereafter, the indemnified party shall deliver to Photogen, promptly following the indemnified party’s receipt thereof, copies of all notices and documents (including court papers) received by the indemnified party relating to the Claim.

(c)           Photogen shall be entitled to participate in the defense of any Claim as to which Photogen has admitted indemnification and, if it so chooses, to assume the defense thereof with counsel selected by Photogen; provided, however, that such counsel is not reasonably objected to by the indemnified party.  Should Photogen so elect to assume the defense of a Claim, Photogen shall not be liable to the indemnified party for any legal expenses subsequently incurred by the indemnified party in connection with the defense thereof.  If Photogen assumes such defense, the indemnified party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by Photogen, it being understood that Photogen shall control such defense.  Photogen shall be liable for the fees and expenses of counsel employed by the indemnified party for any period during which Photogen has not assumed the defense thereof.  If Photogen chooses to defend or prosecute a Claim, all the indemnified parties shall cooperate in the defense or prosecution thereof.  Such cooperation shall include the retention and (upon Photogen’s request) the provision to Photogen of records and information that are reasonably relevant to such Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  Whether or not Photogen assumes the defense of a Claim, the indemnified party shall not admit any liability with respect to, or settle, compromise or discharge, such Claim without Photogen’s prior written consent, which consent shall not be unreasonably withheld or delayed.  If Photogen assumes the defense of a Claim, the indemnified party shall agree to any settlement, compromise or discharge of a Claim that Photogen may recommend and that by its terms (i) releases the indemnified party completely in connection with such Claim, (ii) does not require the indemnified party to make any admission of liability or to make or forego any payment to or from Photogen or any third party and (iii) does not obligate the indemnified party to take or refrain from taking any action.

10.           Representations and Warranties of the Parties.

10.1         Xmark.  Xmark represents and warrants to Photogen as follows.

(a)           The execution, delivery and performance of each of this Agreement and the Participation Agreement (i) have been duly authorized by all necessary corporate or partnership action on behalf of Xmark, (ii) do not and will not violate any provision of law, rules, regulations, or orders or any provision of the charter, bylaws or other organizational documents of or binding on Xmark, and (iii) do not and will not violate, result in the breach of, or constitute a default or require any consent under, any contract, agreement, indenture or instrument to which Xmark is a party or by which Xmark or Xmark’s property may be bound or subject.  Each of this Agreement and the Participation Agreement has been duly and validly executed and delivered by Xmark and constitutes the legal, valid and binding obligation of Xmark, enforceable against Xmark in accordance with the terms hereof, subject as to enforceability (x) to applicable bankruptcy, insolvency, reorganization or moratorium and other similar laws affecting creditors’ rights generally and (y) to the application of general principles of equity.  No governmental or other approval is required in connection with the execution and delivery by Xmark of, and the performance of the obligations of Xmark under, this Agreement or the Participation Agreement.

(b)           Xmark has not sold, transferred, assigned, pledged or otherwise hypothecated or disposed of any of its rights to the Notes, including, without limitation, any participation interest in the Notes, or any other rights of Xmark as a secured or unsecured creditor of Alliance.

(c)           Xmark is an “accredited investor” as such term is defined in Regulation D under the Securities Act.  The shares of Photogen Common Stock to be received by Xmark hereunder will be acquired for Xmark’s own account, not as nominee or agent, and not with a view to the resale or distribution of any part thereof in violation of the Securities Act, and Xmark has no intention of selling, granting any participation in, or otherwise distributing the same in violation of the Securities Act.  Xmark acknowledges that it can bear the economic risk and complete loss of its investment in the shares of Photogen Common Stock it may receive hereunder and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment contemplated hereby.  Xmark understands that the shares of Photogen Common Stock are characterized as “restricted securities” under the U.S. federal securities laws inasmuch as they are being acquired from Photogen in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Securities Act only in certain limited circumstances, and the certificate(s) for the shares of Photogen Common Stock will bear a legend to that effect.  Xmark has had an opportunity to receive additional information related to Photogen requested by it and to ask questions of and receive answers from Photogen regarding Photogen, its business and the terms and conditions of the offering of shares of Photogen Common Stock.  Xmark acknowledges access to copies of Photogen’s most recent Annual Report on Form 10-K for the fiscal year ended December 31, 2002, as amended (the “2002 10-K”), and all other reports and amendments thereto filed by Photogen pursuant to the Securities Exchange Act of 1934, as amended (the “1934 Act”), since the filing of the 2002 10-K and prior to the date hereof (collectively, the “SEC Filings”) through EDGAR.  Xmark did not learn of the investment in shares of Photogen Common Stock as a result of any public advertising or general solicitation.

10.2         Photogen.  Photogen represents and warrants to Xmark as follows.

(a)           The execution, delivery and performance of each of this Agreement and the Participation Agreement, including the issuance of the shares of Photogen Common Stock contemplated hereby, (i) have been duly authorized by all necessary corporate action on behalf of Photogen, (ii) do not and will not violate any provision of law, rules, regulations, or orders or any provision of the charter, bylaws or other organizational documents of or binding on Photogen, and (iii) do not and will not violate, result in the breach of, or constitute a default or require any consent under, any contract, agreement, indenture or instrument to which Photogen is a party or by which Photogen or Photogen’s property may be bound or subject.  Each of this Agreement and the Participation Agreement has been duly and validly executed and delivered by Photogen and constitutes the legal, valid and binding obligation of Photogen, enforceable against Photogen in accordance with the terms hereof, subject as to enforceability (x) to applicable bankruptcy, insolvency, reorganization or moratorium and other similar laws affecting creditors’ rights generally and (y) to the application of general principles of equity.  No governmental or other approval is required in connection with the execution and delivery by Photogen of, and the performance of the obligations of Photogen under, this Agreement or the Participation Agreement.

(b)           Photogen is a corporation duly organized, validly existing and in corporate good standing under the laws of the State of Nevada and is qualified to do business as a foreign corporation in each jurisdiction in which such qualification is required, except where the failure to be so qualified would not have, either individually or in the aggregate, a material adverse effect on the business, operations, financial condition, assets, prospects, liabilities or contractual rights of Photogen, whether individually or taken as a whole (a “Material Adverse Effect”).  Photogen has duly authorized the sale and issuance, pursuant to the terms of this Agreement an adequate number shares of its common stock authorized and available for issuance hereunder, having the rights, restrictions, privileges and preferences set forth in the Amended and Restated Articles of Incorporation, as amended to date.

(c)           The issuance, sale and delivery of shares of Photogen Common Stock in accordance with this Agreement have been duly authorized by all necessary corporate action on the part of Photogen.  The shares of Photogen Common Stock issuable hereunder when so issued, sold and delivered against payment therefor in accordance with the provisions of this Agreement will be duly and validly issued, fully paid and non-assessable.

(d)           The SEC Filings are the only filings required of Photogen pursuant to the 1934 Act for such periods.  At the time of filing thereof, the SEC Filings complied as to form in all material respects with the requirements of the 1934 Act and did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, as amended and in the light of the circumstances under which they were made, not misleading.  During the preceding two years, except as set forth in the SEC Filings:  Each registration statement and any amendment thereto filed by Photogen pursuant to the Securities Act and the rules and regulations thereunder, as of the date such statement or amendment became effective, complied as to form in all material respects with the Securities Act and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading; and each prospectus filed pursuant to Rule 424(b) under the Securities Act, as of its issue date and as of the closing of any sale of securities pursuant thereto did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.  Photogen is engaged only in the business described in the SEC Filings and the SEC Filings contain a complete and accurate description in all material respects of the business of Photogen, taken as a whole, as required to be disclosed.

(e)           The financial statements included in each SEC Filing present fairly, in all material respects, the consolidated financial position of Photogen as of the dates shown and its consolidated results of operations and cash flows for the periods shown, and such financial statements have been prepared in conformity with United States generally accepted accounting principles applied on a consistent basis (except as may be disclosed therein or in the notes thereto, and, in the case of quarterly financial statements, as permitted by Form 10-Q under the 1934 Act).  Except as set forth in the financial statements of Photogen included in the SEC Filings filed prior to the date hereof Photogen has not incurred any liabilities, contingent or otherwise, except those incurred in the ordinary course of business, consistent (as to amount and nature) with past practices since the date of such financial statements, none of which, individually or in the aggregate, have had or could reasonably be expected to have a Material Adverse Effect.

(f)            Except as disclosed in the SEC Filings or on Schedule 9.2(f) hereto, there are no pending actions, suits or proceedings against Photogen or its subsidiaries which affect any of its or their properties; and to Photogen’s knowledge, no such actions, suits or proceedings are threatened or contemplated.

(g)           Photogen is in compliance with all applicable Nasdaq SmallCap Market continued listing requirements.  There are no proceedings pending or to Photogen’s knowledge threatened against Photogen relating to the continued listing of its common stock on the Nasdaq SmallCap Market and Photogen has not received any notice of, nor to Photogen’s knowledge is there any basis for, the delisting of its common stock from the Nasdaq SmallCap Market.  The shares of Photogen Common Stock issuable hereunder have been approved for listing on the Nasdaq SmallCap Market and will be listed on the Nasdaq SmallCap Market upon official notice of issuance.

(h)           Neither Photogen nor any person or entity acting on its behalf has conducted any general solicitation or general advertising (as those terms are used in Regulation D) in connection with the offer or sale of any of the shares of Photogen Common Stock issuable hereunder.

11.           General.

11.1         Notices.  All notices, requests, consents and other communications under this Agreement shall be in writing and shall be delivered by hand, by telecopier, by express overnight courier service or mailed by first class mail, postage prepaid, to the respective addresses set forth on the signature pages of this Agreement, as such addresses may be modified by notice given pursuant to this Section 11.1, with copies provided simultaneously to counsel as set forth on the signature pages of this Agreement.  Notices provided in accordance with this Section 11.1 shall be deemed delivered upon personal delivery, receipt by telecopy or overnight mail, or 48 hours after deposit in the mail in accordance with the above.

11.2         Entire Agreement.  This Agreement, together with the instruments and other documents hereby contemplated to be executed and delivered in connection herewith, contains the entire agreement and understanding of the parties hereto, and supersedes any prior agreements, negotiations or understandings between or among them, with respect to the subject matter hereof.  Except as expressly set forth in this Agreement, no party makes any representation or warranty, express or implied, with respect to the transactions contemplated by this Agreement or any such other agreements.  Except as expressly set forth in this Agreement, Photogen makes no representation or warranty, express or implied, with respect to the business of Photogen, Photogen, Photogen’s assets or its future prospects (including any of the foregoing with respect to Alliance).  No party is relying on any understandings, agreements or representations other than those expressly contained in this Agreement or such other written agreements.

11.3         Amendments and Waivers.  This Agreement may only be amended or modified by a writing dated after the date hereof and signed by the parties hereto.  No waivers of or exceptions to any term, condition or provision of this Agreement, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, condition or provision.

11.4         Counterparts.  This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

11.5         Captions.  The captions of the sections, subsections and paragraphs of this Agreement have been added for convenience only and shall not be deemed to be a part of this Agreement.

11.6         Severability.  Each provision of this Agreement shall be interpreted in such manner as to validate and give effect thereto to the fullest lawful extent, but if any provision of this Agreement is determined by a court of competent jurisdiction to be invalid or unenforceable under applicable law, such provision shall be ineffective only to the extent so determined and such invalidity or unenforceability shall not affect the remainder of such provision or the remaining provisions of this Agreement.

11.7         Governing Law.  This Agreement shall be governed by and interpreted and construed in accordance with the laws of the State of New York.  The parties irrevocably submit to the exclusive jurisdiction of the state and federal courts located in New York, New York for the purpose of any suit, action, proceeding or judgment relating to or arising out of this Agreement and the transactions contemplated hereby.  Service of process in connection with any such suit, action or proceeding may be served on each party hereto anywhere in the world by the same methods as are specified for the giving of notices under this Agreement.  The parties irrevocably consent to the jurisdiction of any such court in any such suit, action or proceeding and to the laying of venue in such court. The parties irrevocably waive any objection to the laying of venue of any such suit, action or proceeding brought in such courts and irrevocably waive any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

11.8         Injunctive Relief.  In the event of any breach or threatened breach of the provisions of this Agreement by any party hereto or its representatives, the other party shall be entitled to all legal and equitable remedies available to it, and without limiting any other available remedies, such party shall be entitled to equitable relief without the necessity of posting a bond, including injunction and specific performance.  No failure or delay by any party in exercising any right, power or privilege hereunder will operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.  In any action to enforce the provisions of this Agreement, the non-prevailing party shall pay the reasonable attorneys fees and related reasonable costs and expenses incurred by the prevailing party in connection therewith.

[Next Page is Signature Page.]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

Xmark Fund, L.P.

By:	/s/ Mitchell D. Kaye
Name: Mitchell D. Kaye
Title: Chief Investment Officer
Address:	Carnegie Hall Tower
152 West 57th Street, 21st Floor
New York, New York 10019
Fax: (212) 247-1329
Attention: David Cavalier

Xmark Fund, Ltd.

By:	/s/ Mitchell D. Kaye
Name: Mitchell D. Kaye
Title: Chief Investment Officer
Address:	Carnegie Hall Tower
152 West 57th Street, 21st Floor
New York, New York 10019
Fax: (212) 247-1329
Attention: David Cavalier

Photogen Technologies, Inc.

By:	/s/ Brooks Boveroux
Name: Brooks Boveroux
Title: Chief Financial Officer
Address:	140 Union Square Drive
New Hope, Pennsylvania 18938
Fax: (215) 862-7139
Attention: Taffy J. Williams

Exhibit C

PHOTOGEN TECHNOLOGIES, INC.

140 Union Square Drive

New Hope, PA 18938

August 18, 2003

Xmark Fund, L.P. and Xmark Fund, Ltd.

152 West 57th Street, 21st Floor

New York, New York 10019

Attention: Mitchell D. Kaye

Dear Mitch:

Reference is hereby made to the (i) Going Forward Agreement, dated May 2, 2003 (the “Going Forward Agreement”), by and among Photogen Technologies, Inc., a Nevada corporation (“Photogen”), and Xmark Fund, L.P. and Xmark Fund, Ltd. (collectively, “Xmark”), (ii) Secured Promissory Notes, dated June 18, 2003 (the “Notes”), issued by Photogen to Xmark in the aggregate principal amount of $2,500,000 (the “Note Amount”), (iii) Security Agreement, dated June 18, 2003 (the “General Security Agreement”), made by Photogen in favor of Xmark and (iv) Patent and Trademark Security Agreement, dated June 18, 2003 (the “IP Security Agreement” and together with the General Security Agreement, the “Security Agreements”), made by Photogen in favor of Xmark.  Capitalized terms used but not defined herein shall have the respective meanings ascribed thereto in the Going Forward Agreement.

Pursuant to Section 2(b)(i) of the Going Forward Agreement and the Notes, Photogen was unconditionally obligated to pay Xmark $1,250,000 (the “Initial Principal Payment”) in cash on August 5, 2003.  As a result of Photogen’s failure to make the Initial Principal Payment on August 5, 2003, Xmark delivered a written notice of default (the “Default Notice”) to Photogen following the close of business on August 5, 2003 and exercised its right to accelerate all of the indebtedness evidenced by the Notes.

In order to induce Xmark to rescind the Default Notice, Photogen and Xmark hereby agree as follows:

1.             Payment of the Notes; Effective Time.

(a)           Payment of the Initial Principal Payment.  Simultaneously with the execution and delivery of this letter agreement to Xmark, Photogen shall deliver to Xmark the Initial Principal Payment by wire transfer of immediately available funds to an account(s) designated in writing by Xmark.

(b)           Payment of the Remaining Balance of the Note Amount.  This letter agreement shall not affect or modify Photogen’s unconditional obligation to pay Xmark the remaining principal balance of the Note Amount (i.e. $1,250,000)(the “Remaining

Principal Amount”), as evidenced by Section 2(b)(i)(B) of the Going Forward Agreement and the Notes, on the earlier to occur of (i) November 3, 2003 (the “Second Principal Date”) or (ii) the consummation of one or more institutional financings resulting in aggregate gross proceeds to Photogen of at least $18,000,000.  Notwithstanding clause (i) of the preceding sentence, Photogen shall have the right to extend the Second Principal Date by one month (i.e. from November 3, 2003 to December 3, 2003) for a fee of $50,000 upon providing Xmark with written notice of its election to so extend the Second Principal Date at least five (5) days before the Second Principal Date, together with payment of such $50,000 fee by wire transfer of immediately available funds to Xmark.  Photogen shall have the right to continue to extend the Second Principal Date for additional one month periods not to exceed April 3, 2004 upon providing Xmark with written notice of its election to do so at least five (5) days before the then existing Second Principal Date, together with payment of (i) in the case of the extension of the Second Principal Date from December 3, 2003 to January 3, 2004, a $50,000 fee and (ii) in the case of any additional one month extension of the Second Principal Date, a $100,000 fee for each such monthly extension.  Any fees payable by Photogen to Xmark pursuant to this Section 1(b) of this letter agreement shall be in addition to and not in lieu or reduction of the Remaining Principal Amount or any other sums due and owing to Xmark.  Notwithstanding any extension of the Second Principal Date, the Remaining Principal Amount shall be immediately due and payable upon consummation of one or more institutional financings resulting in aggregate gross proceeds to Photogen of at least $18,000,000.

(c)           Effective Time.  This letter agreement shall not take effect until confirmation of receipt of the Initial Principal Payment by Xmark.  If the Initial Principal Payment has not been received by Xmark by 11:59 p.m. on August 19, 2003, this letter agreement shall, at Xmark’s option, be null and void and of no further force and effect.

2.             Rescission of the Default Notice.  Upon Xmark’s receipt of the Initial Principal Payment, the Default Notice shall be rescinded and of no force and effect, and Xmark acknowledges that it will not declare an event of default with regard to any other past events of default as to which Xmark has actual knowledge under the Notes, the Going Forward Agreement or the Security Agreements (the “Other Existing Defaults”) so long as such Other Existing Defaults do not continue following the date of this letter agreement.  The foregoing shall in no way impair Xmark’s right or ability to declare future events of default under the Notes, the Going Forward Agreement, or the Security Agreements (including the declaration of any future event of default due to the continuation of any Other Existing Default following the date of this letter agreement) or be deemed to be a waiver or forbearance of any rights or remedies of Xmark upon the occurrence of a future event of default under the Notes, the Going Forward Agreement, or the Security Agreements.  Xmark represents that, as of the date of this letter agreement, it has not filed a complaint with a court seeking to (i) foreclose on its liens or (ii) exercise its rights or remedies as a creditor of Photogen, whether pursuant to the Going Forward Agreement, the Security Agreements or otherwise.

3.             Registration Requirements.

(a)           Registration Penalty Payments.  Within twenty (20) days of the execution and delivery of this letter agreement to Xmark, Photogen shall pay to Xmark, in cash or shares of Photogen Common Stock (valued at the Share Value), $26,248 (the “Outstanding Registration Penalty Payment”) which Outstanding Registration Penalty Payment represents the amounts currently due and owing, and are in full satisfaction of Photogen’s obligations, to Xmark pursuant to Section 7 of the Going Forward Agreement. Following delivery of the Outstanding Registration Penalty Payment to Xmark, no further registration penalty payments or Late Registration Shares shall be due and owing to Xmark pursuant to Section 7 of the Going Forward Agreement.

(b)           Piggy-back Registration.  The obligation of Photogen pursuant to Section 7(a) of the Going Forward Agreement to use its reasonable best efforts to register the Registrable Securities for resale by Xmark by the Registration Date is hereby null and void and of no further force and effect.  In lieu of the obligation of Photogen to use its reasonable best efforts to register the Registrable Securities for resale, Photogen shall provide Xmark with the following registration rights:

(i)            If Photogen proposes to register Photogen Common Stock under the Securities Act (excluding (x) that registration statement No. 333-104699 on Form S-1 and any amendments thereto, with respect to shares of common stock issuable upon the exercise of options held by Dr. Wolf, (y) a registration on Form S-8 or S-4, or (z) a registration relating to Photogen Common Stock issuable upon exercise of employee stock options or in connection with any employee benefit or similar plan of Photogen), whether or not for sale for its own account, Photogen will each such time give written notice to Xmark at least twenty (20) days prior to the anticipated filing date of the registration statement relating to such registration, which notice shall set forth Xmark’s rights under this Section 3(b) and shall offer Xmark the opportunity to include in such registration statement the number of shares of Photogen Common Stock held by Xmark (the “Xmark Securities”) as Xmark may request (a “Piggyback Registration”).  Upon the written request of Xmark made within ten (10) days after the receipt of notice from Photogen (which request shall specify the number of Xmark Securities intended to be disposed of by Xmark), Photogen will use its reasonable best efforts to effect the registration under the Securities Act of all Xmark Securities that Photogen has been so requested to register by Xmark, to the extent requisite to permit the disposition of the Xmark Securities.  If, at any time, after giving written notice of its intention to register Photogen Common Stock pursuant to this paragraph and prior to the effective date of the registration statement filed in connection with such registration, Photogen shall determine for any reason not to register such securities, Photogen shall give written notice to Xmark and, thereupon, shall be relieved of its obligation to register any Xmark Securities in connection with such registration.  Xmark acknowledges that Photogen has informed it that Photogen’s Form 10-QSB for the period ended June 30, 2003 will not be timely filed with the Securities Exchange Commission.

(ii)           If a Piggyback Registration involves an underwritten public offering, the number of shares of Xmark Securities requested to be included in such an underwriting by Xmark may be reduced (pro rata among Xmark and any other requesting securityholders who request registration pursuant to piggy-back registration rights, based upon the total number of shares so requested to be registered by such requesting holders) if and to the extent that the managing underwriter shall be of the opinion that such inclusion would adversely affect the marketing of the securities to be sold by Photogen or the holders of securities exercising demand registration rights.

(iii)          In connection with any offering involving an underwriting of shares of Photogen Common Stock, Photogen shall not be required to include any of the Xmark Securities in such underwriting unless Xmark accepts and becomes a party to the terms of the underwriting as agreed upon between Photogen and the underwriters selected by Photogen (or such parties exercising demand registration rights), and then only in such quantity as the underwriters determine in their sole discretion will not jeopardize the success of the offering.

(iv)          In the event any Xmark Securities are included in a registration statement under this Section 3(b):

(A)          To the extent permitted by law, Photogen will indemnify and hold harmless Xmark, any underwriter (as defined in the Securities Act) in a registration pursuant to this Section 3(b) and each person, if any, who controls Xmark or the underwriter within the meaning of the Securities Act or the 1934 Act against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act, the 1934 Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a “Violation”): (i) any untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto; (ii) the omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading; or (iii) any violation by Photogen of the Securities Act, the 1934 Act, any state securities law or any rule or regulation promulgated under the Securities Act, the 1934 Act or any state securities law; and Photogen will pay to Xmark, the underwriter or controlling person, as incurred, any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, Photogen shall shall not be liable to Xmark, the underwriter or controlling person for any such loss, claim, damage, liability, or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by Xmark, the underwriter or controlling person; provided, further however, that the indemnity agreement contained in this Section 3(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the written consent of Photogen, which written consent shall not be unreasonably withheld or delayed.

(B)           To the extent permitted by law, Xmark will indemnify and hold harmless Photogen, each of its directors, each of its officers who has signed the registration statement, each person, if any, who controls Photogen within the meaning of the Securities Act, any underwriter for Photogen in a registration pursuant to this Section 3(b), any other person selling securities in such registration statement and any controlling person of any such underwriter or person, against any losses, claims, damages, or liabilities (joint or several) to which any of the foregoing persons may become subject, under the Securities Act, the 1934 Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by Xmark for use in connection with such registration; and Xmark will pay, as incurred, any legal or other expenses reasonably incurred by any person intended to be indemnified pursuant to this Section 3(b), in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this Section 3(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the written consent of Xmark, which written consent shall not be unreasonably withheld or delayed.  Notwithstanding the foregoing, in no event shall the liability of Xmark be greater in amount than the aggregate dollar amount of the proceeds (net of all expenses paid by Xmark) received by Xmark upon the sale of Xmark Securities included in the registration statement giving rise to such indemnification obligation.

(C)           Promptly after receipt by an indemnified party under this Section 3(b)(iv) of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 3(b)(iv), deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties which may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the reasonable fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding if counsel to such indemnified party is reasonably of such opinion.  The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 3(b)(iv), but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 3(b)(iv).

(D)          If the indemnification provided for in this Section 3(b)(iv) is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage or expense referred to therein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage, or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage or expense as well as any other relevant equitable considerations.

(E)           Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in any underwriting agreement entered into in connection with any underwritten public offering as provided above are in conflict with the foregoing provisions, the provisions in the applicable underwriting agreement shall control.

(F)           The obligations of Photogen and Xmark under this Section 3(b)(iv) shall survive the completion of any offering of Photogen Common Stock in a registration statement under this Section 3(b), and otherwise.

4.             Security Agreements.

(a)           The parties hereby agree that, from and after receipt by Xmark of the Initial Principal Payment, clause (11) of the definition of Event of Default (as defined in the Security Agreements) shall be amended and restated in its entirety to read as follows:

“The Grantor shall pay all or any portion of any principal of, premium or interest on or any amount payable in respect of any borrowed money indebtedness, whether upon the maturity date, declaration of a default, event of default or acceleration of the stated maturity of such borrowed money indebtedness (after the expiration of any cure period provided by agreements governing the obligation) or otherwise, while the Note Amount remains outstanding, except that the Grantor may make payments of borrowed money indebtedness to Castle Creek Healthcare Investors, LLC, Brown Simpson Partners I, L.P. and SDS Merchant Fund, L.P. provided that the Grantor shall pay to the Secured Parties, simultaneously with each such payment of borrowed money indebtedness, a percentage of the indebtedness then due and owing under the Notes, which percentage shall equal the percentage of the borrowed money indebtedness repaid by the Grantor.”

(b)           The parties agree that the following new clause (13) shall be inserted into the definition of Event of Default:

“The failure by the Grantor to perform in any material respect any obligation of the Grantor under the letter agreement, dated as of August 18, 2003, by and among Grantor and the Secured Parties.”

(c)           The definition of Obligations under the Security Agreements shall be expanded to include all obligations and liabilities, whether now or hereafter existing, to Xmark under this letter agreement and any and all claims relating to or arising therefrom.

5.             Waiver of Claims.  Photogen warrants and represents to Xmark that its obligations under this letter agreement, the Going Forward Agreement (including, without limitation, its obligations set forth in Section 4 of the Going Forward Agreement), the Notes and the Security Agreements are not subject to any credits, charges, claims, defenses or rights of offset or deduction of any kind or character whatsoever; and Photogen releases, waives and discharges Xmark from any and all claims and causes of action, whether known or unknown and whether now existing or hereafter arising, including without limitation, any usury claims, that have at any time been owned, or that are hereafter owned, in tort or in contract by Photogen and that arise out of any one or more circumstances or events that occurred prior to the date of this letter agreement.

6.             No Solicitation.  From and after the date hereof and for so long as no Event of Default has occurred and is continuing, Xmark shall not (i) solicit the submission of any proposal or offer from any of the third parties (the “Prohibited Parties”) set forth in that letter, dated of even date herewith (the “Side Letter”), from Photogen to Xmark and acknowledged in writing by both parties with regard to the purchase and sale of the Collateral (as defined in the Security Agreements) or the Notes or (ii) actively engage in substantive negotiations with such Prohibited Parties with regard to the purchase and sale of the Collateral or the Notes.  Notwithstanding anything herein to the contrary, nothing in this letter agreement, the Going Forward Agreement, the Notes or the Security Agreements shall prohibit Xmark from soliciting, selling, or transferring its first priority security interest in the Collateral and the liabilities and obligations due and owing to Xmark under this letter agreement, the Notes, the Going Forward Agreement (including the Put Right) and the Security Agreements other than to the Prohibited Parties; provided, that any such solicitation activities are conducted with persons or entities that have entered into a written agreement with Xmark (naming Photogen as a third party beneficiary) in which such persons or entities agree not to take any of the actions prohibited in the first sentence hereof.  Photogen acknowledges that, prior to the date hereof, Xmark has engaged in discussions with Amersham plc and Point Biomedical Corporation concerning the purchase and sale of the Collateral and/or the Notes.

7.             Acknowledgment of Security Interest; Binding Effect of Documents.

(a)           Photogen hereby acknowledges, confirms and agrees that Xmark has and shall continue to have a valid, enforceable and perfected first-priority liens upon and security interests in the Collateral.

(b)           Photogen hereby acknowledges, confirms and agrees that: (i) each of the Going Forward Agreement, the Notes and the Security Agreements are in full force and effect as of the date hereof, (ii) the agreements and obligations of Photogen contained in such documents and in this letter agreement constitute the legal, valid and binding obligations of Photogen, enforceable against Photogen in accordance with their respective terms (subject to bankruptcy, insolvency and other similar laws generally affecting or relating to the enforceability of creditors’ rights), and Photogen has no valid defense to the enforcement of such obligations, (iii) this letter agreement does not release Photogen from its obligations under the Going Forward Agreement (including, without limitation, its obligations set forth in Section 4 of the Going Forward Agreement), the Notes and the Security Agreements, except to the extent expressly modified by the terms of this letter agreement and (iv) Xmark is and shall be entitled to the rights, remedies and benefits provided for in the Going Forward Agreement (including, without limitation, those rights, remedies and benefits set forth in Section 4 of the Going Forward Agreement), the Notes and the Security Agreements, except to the extent expressly modified by the terms of this letter agreement.

8.             Notices.  All notices and other communications required or permitted to be given pursuant to this letter agreement shall be in writing signed by the sender, and shall be deemed duly given (a) on the date delivered if personally delivered, (b) on the date sent by telecopier with automatic confirmation by the transmitting machine showing the proper number of pages were transmitted without error, (c) upon receipt by the receiving party of any notice sent by registered or certified mail (first-class mail, postage pre-paid, return receipt requested) or (d) on the date targeted for delivery if delivered by nationally recognized overnight courier or similar courier service, in each case addressed to Photogen or Xmark, as the case may be, at the following addresses:

If to Photogen:

140 Union Square Drive

New Hope, PA 18938

Attention: Chief Financial Officer

Facsimile: (215) 862-7139)

with a copy (which shall not in itself constitute effective notice) to:

Epstein, Becker & Green, P.C.

111 Huntington Avenue

Boston, MA 02199

Attention: Susan E. Pravda, Esq.

Facsimile: (617) 342-4001)

and

Grippo & Elden

227 W. Monroe Street

Chicago, IL  60606

Attention:  Theodore W. Grippo, Esq.

Facsimile:  (312) 558-1195

If to Xmark:

152 West 57th Street, 21st Floor

New York, New York  10019

Attention: Mitchell D. Kaye

Facsimile: (212) 247-1329)

with a copy (which shall not in itself constitute effective notice) to:

Lowenstein Sandler PC

65 Livingston Avenue

Roseland, New Jersey 07068

Attention:  John D. Hogoboom, Esq.

Facsimile: (973) 597-2400

or to such other address as either party shall have previously specified in writing to the other party in a manner compliant with the above provision for giving notice hereunder.

9.             Entire Agreement.  This letter agreement, together with the Side Letter, Going Forward Agreement, the Notes, and the Security Agreements, constitutes the entire agreement between Photogen and Xmark regarding the subject matter hereof, there being no other written, oral or other agreements or understandings between them with respect to the subject matter hereof.  Except as expressly modified by this letter agreement, the Going Forward Agreement (including, without limitation, Photogen’s obligations set forth in Section 4 of the Going Forward Agreement), the Notes, and/or the Security Agreements shall remain in full force and effect.  In the event of any inconsistencies between this letter agreement and the Going Forward Agreement, the Notes and/or the Security Agreements, this letter agreement shall govern and the Going Forward Agreement, the Notes and/or the Security Agreements, as applicable, shall be deemed amended by the terms of this letter agreement to the extent necessary to resolve any such inconsistencies.

10.           No Third Party Rights.  Nothing in this letter agreement, express or implied, is intended to confer upon any individual or entity other than Photogen and Xmark any rights, remedies or obligations under or by reason of this letter agreement.

11.           Severability.  The invalidity of any portion of this letter agreement shall not affect the validity, force or effect of the remaining portions of this letter agreement.  If it is ever held that any provision hereunder is too broad to permit enforcement of such provision to its fullest extent, such provision shall be enforced to the maximum extent permitted by law.

12.           Applicable Law; Jurisdiction; Venue; Waiver of Jury Trial. This letter agreement, and all matters arising directly or indirectly hereunder, shall be governed by, and construed in accordance with, the internal laws of the State of New York, without reference to the choice of law principles thereof.  Any legal action, suit or proceeding arising out of or relating to this letter agreement or the transactions contemplated hereby shall only be instituted, heard and adjudicated (excluding appeals) in a state or federal court located in the Southern District of New York, and each party hereto knowingly, voluntarily and intentionally waives any objection which such party may now or hereafter have to the laying of the venue of any such action, suit or proceeding, and irrevocably submits to the exclusive personal jurisdiction of any such court in any such action, suit or proceeding.  Service of process in connection with any such action, suit or proceeding may be served on each party hereto anywhere in the world by the same methods as are specified for the giving of notices under this letter agreement.  Photogen and Xmark waive any right to request a trail by jury in any proceeding arising directly or indirectly hereunder.

13.           Counterparts.  This letter agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

If the foregoing accurately reflects our mutual understanding, please so indicate by executing a counterpart of this letter agreement and returning it to the undersigned.

Very truly yours,

PHOTOGEN TECHNOLOGIES, INC.

By:	/s/ Taffy J. Williams, Ph.D.
Name: Taffy J. Williams, Ph.D.
Title: President and Chief Executive Officer

ACCEPTED AND AGREED:

XMARK FUND, L.P.

By:	/s/ Mitchell D. Kaye
Name: Mitchell D. Kaye
Title: Chief Investment Officer

XMARK FUND, LTD.

By:	/s/ Mitchell D. Kaye
Name: Mitchell D. Kaye
Title: Chief Investment Officer

Exhibit D

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Act of 1934

Date of Report (Date of earliest event reported) – June 18, 2003

PHOTOGEN TECHNOLOGIES, INC.

(Exact name as specified in its charter)

NEVADA	0-23553	62-1742885
(State or other jurisdiction of Incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

6175 Lusk Boulevard San Diego, California		92101
(Address of principal executive offices)		(Zip Code)

(215) 862-6860
(Registrants’ telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report)

Item 7.         FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

This Form 8-K/A is being filed to include the financial statements set forth in section (a) below and the pro forma financial information set forth in section (b) below.  No other changes are being made to the Form 8-K filed by Photogen Technologies, Inc. on June 20, 2003.

(a)       Financial Statements of Business Acquired.

Report of Ernst & Young LLP, Independent Auditors

The Board of Directors and Stockholders

Photogen Technologies, Inc.

We have audited the accompanying statement of assets acquired and liabilities assumed of the Imagent Business, an integrated operation of Alliance Pharmaceutical Corp. (“Alliance”), as of March 31, 2003 and statements of revenues and direct expenses for the nine months ended March 31, 2003 and the year ended June 30, 2002. These statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall statements presentation. We believe that our audit provides a reasonable basis for our opinion.

The accompanying statement of assets acquired and liabilities assumed and the statements of revenues and direct expenses were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission as described in Note 1 the and are not intended to be a complete presentation of the Company’s financial position and operating results.

In our opinion, the statements referred to above present fairly, in all material respects, the assets acquired and liabilities assumed of the Imagent Business at March 31, 2003 and the revenues and direct expenses of the Imagent Business for the nine months ended March 31, 2003 and the year ended June 30, 2002, in conformity with accounting principles generally accepted in the United States.

For the nine months ended March 31, 2003 and the year ended June 30, 2002, the Imagent Business was an integrated operation of Alliance. Consequently, as indicated in Note 1, these statements have been derived from the consolidated financial statements and accounting records of Alliance and reflect significant assumptions and allocations. Moreover, as indicated in Note 1, the Imagent Business relied on Alliance for administrative management and other services. The results of operations of the Imagent Business could differ from those that would have resulted had the Imagent Business operated autonomously or as an entity independent of Alliance.

The accompanying statements have been prepared assuming that the Imagent Business will continue as a going concern. As more fully described in Note 1, the Imagent Business has incurred recurring operating losses and has negative working capital. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. (Management’s plans in regard to these matters are also described in Note 1.) The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

/s/ ERNST & YOUNG LLP

San Diego, California

July 19, 2003

Imagent Business

Statement of Assets Acquired and Liabilities Assumed

March 31, 2003

Assets Acquired

Property and equipment, net	$7,240,145
Total assets purchased	$7,240,145

Liabilities Assumed
Accounts payable	$2,212,164
Accrued liabilities	2,272,482
Accrued interest	1,262,503
Debt obligations — current	14,385,246
Total liabilities assumed	$20,132,395

See accompanying notes.

Imagent Business

Statements of Revenues and Direct Expenses

	Nine Months Ended March 31, 2003	Year Ended June 30, 2002

Revenues	$—	$—

Expenses:
Research and development	8,645	12,892
General and administrative	4,006	4,680
Total costs and expenses	12,651	17,572

Expenses in excess of revenues	$(12,651)	$(17,572)

See accompanying notes.

Imagent Business

Notes to Statement of Assets Acquired and Liabilities Assumed

and Statements of Revenue and Direct Expenses

March 31, 2003

1. Summary of Significant Accounting Policies

Asset Acquisition and Basis of Presentation

On June 18, 2003, Photogen Technologies, Inc. (“Photogen”) acquired certain assets and assumed certain liabilities from Alliance Pharmaceutical Corp. (“Alliance”) for approximately $1,100,000 in cash, including $465,000 of acquisition costs, and $3.5 million of Photogen common stock. During the period between 90 and 365 days subsequent to the closing and subject to reaching satisfactory agreements with certain secured and unsecured creditors, Photogen is obligated to pay up to $3 million and deliver up to an aggregate of 954,142 shares of its common stock to the creditors. In addition, subsequent to the closing and through 2010, Photogen is obligated to pay Alliance further consideration in the form of an earn-out based on Imagent revenue invoiced (subject to certain reductions). In addition, Photogen has provided bridge financing to Alliance, which bears interest at a rate of 8%, and as of March 31, 2003, Alliance had received $2.8 million from Photogen. This amount is included as debt obligations in the accompanying Statement of Assets Acquired and Liabilities Assumed.

The assets acquired by Photogen include all of Alliance’s assets related to designing, developing, manufacturing, marketing, selling, licensing, supporting and maintaining its Imagent® product, an ultrasound contrast agent that was approved by the Federal Food & Drug Administration (“FDA”) for marketing in the United States in June 2002 (the “Imagent Business”).

As an integrated operation of Alliance, the Imagent Business did not, in the normal course of operations, prepare separate financial statements in accordance with accounting principles generally accepted in the United States. The accompanying financial statements have been prepared in accordance with the rules and regulations of the Securities and Exchange Commission (“SEC”) for presentation of less than full financial statements and for inclusion in Photogen’s Current Report on Form 8-K. These financial statements are not intended to be a complete presentation of the Imagent Business’ financial position and operating results. The Statement of Assets Acquired and Liabilities Assumed include assets and liabilities that are purchased or assumed by Photogen. The Statements of Revenues and Direct Expenses include direct charges for expenses and indirect charges for other common expenses and corporate expenses. Common expenses include, but are not limited to, shared services, such as human resources, accounting, information technology, and legal services. Common and corporate expenses are charged to the business unit based on direct labor hours, which is deemed to be a practical and reasonable method. There was no direct interest expense incurred by or allocated to the Imagent Business, therefore, no interest expense has been reflected in these financial statements. These financial statements are not necessarily indicative of the results of operations that would have occurred if the Imagent Business had been an independent company.

The Company’s fiscal quarters are generally 13 weeks ending on the Sunday closest to September 30, December 31 and March 31. The Company’s fiscal year ends on June 30.

Going Concern

The accompanying financial statements are prepared assuming the Imagent Business is a going concern. Photogen believes it lacks sufficient working capital to fund the operations of the Imagent Business for the twelve months ending March 31, 2004. Therefore, substantial additional capital resources will be required to fund the ongoing operations related to Imagent Business’ research, development, manufacturing and business development activities. Photogen’s management believes that there are a number of potential alternatives available to meet the continuing capital requirements such as public or private financings or collaborative agreements but there can be no assurance that the financing arrangements will be consummated in the necessary time frames needed for continuing operations. The accompanying financial statements do not include any adjustment to reflect the possible future effects on the recoverability and classification of assets or the amount and classification of liabilities that may result from the outcome of this uncertainty.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Property and Equipment

Furniture, fixtures and equipment are stated at cost and related depreciation is computed using the straight-line method over the estimated useful lives of three to nine years. Leasehold improvements are amortized using the straight-line method over the shorter of the estimated useful lives of the assets or the lease term. Depreciation expense totaled $1,682,991 and $2,450,689 for the nine months ended March 31, 2003 and the year ended June 30, 2002, respectively.

Impairment of Long-Lived Assets

Long-lived assets are assessed for potential impairment when there is evidence that events or changes in circumstances indicate that the carrying amount of an asset may not be recovered. An impairment loss would be recognized when an asset’s fair value, determined based on undiscounted cash flows expected to be generated by the asset, is less than its carrying amount. The impairment loss would be measured as the amount by which the asset’s carrying value exceeds its fair value.

Research and Development

Research and development costs are expensed as incurred. Research and development expenditures include the cost of salaries and benefits for clinical, scientific, manufacturing, engineering and operations personnel, payments to outside researchers for preclinical and clinical trials and other product development work, payments related to facility lease and utility expenses, depreciation and amortization, patent costs, as well as other expenditures.

2. Balance Sheet Information

Property and Equipment

Property and equipment consist of the following (in thousands):

March 31, 2003
Furniture, fixtures, and equipment	$6,606
Leasehold improvements	10,636
17,242
Accumulated depreciation and amortization	(10,002)
$7,240

Accounts Payable

Certain accounts payable at March 31, 2003, were subject to negotiation with vendors for a reduced repayment amount. Based on these settlement negotiations, the Imagent Business has reduced $2,347,622 of vendor liabilities to $568,652, which is included in accounts payable in the Statement of Assets Acquired and Liabilities Assumed as of March 31, 2003. There is a remaining balance of $1,288,004, which is included in accounts payable, still subject to ongoing negotiation and may settle for less. However, there is no certainty that negotiation will be successful. As of March 31, 2003, there are accounts payable of $355,508, which are not subject to negotiation with vendors.

Accrued Liabilities

Accrued liabilities consist of the following (in thousands):

March 31, 2003
Payroll and related expenses	$1,519
Rent and related operating expenses	79
Other	674
$2,272

3. Debt

As part of Photogen’s purchase of the Imagent Business, Photogen will assume certain debt obligations of Alliance totaling $3,750,000 plus unpaid accrued interest. Photogen entered into a series of agreements with two of Alliance’s creditors, Xmark Fund, L.P. and Xmark Fund, Ltd. (collectively, “Xmark”). On May 2, 2003, Photogen executed a Going Forward Agreement with Xmark to extend the period during which Xmark had refrained from exercising its rights as a creditor against Alliance to permit Photogen to complete the acquisition of the Imagent Business. Also in May 2003, Photogen executed a Participation Agreement with Xmark pursuant to which Photogen agreed to purchase a one-third undivided interest in Xmark’s loan to Alliance. Photogen paid $1,250,000 for this partipation. As a result, Photogen will have an undivided one-third interest in Alliance’s assets that are collateral for the Xmark loan by virtue of the Participation Agreement; however, Photogen has a lien subordinate to Xmark relating to the Imagent Business.

At the closing of Photogen’s purchase of the Imagent Business, Photogen delivered a promissory note to Xmark in the total principal amount of $2,500,000. This note is payable in two equal installments on August 5, 2003 and November 3, 2003 or, if sooner, at the time Photogen completes a financing resulting in at least $18,000,000 of gross proceeds. Interest on the note to Xmark accrues at 3% over the prime rate and is payable in shares of Photogen common stock. At the closing of the Imagent Business acquisition, Photogen issued Xmark 1,056,144 shares of its common stock for the interest that had accrued to that date.

Photogen’s obligations to Xmark are secured by a first priority security interest on the Imagent tangible and intangible assets. Xmark would be entitled to foreclose on its lien covering these assets if Photogen defaults on its obligations to Xmark, if Photogen loses FDA approval for Imagent, if Photogen fails to pay other debts, or if Photogen files for bankruptcy protection or similar matters.

Photogen failed to pay the August 5, 2003 principal payment to Xmark and a notice of default was sent to Photogen. Subsequently, on August 18, 2003, Photogen entered into a letter agreement with Xmark whereby Photogen will make an immediate cash payment of $1,250,000 to Xmark, Xmark will rescind the default notice previously delivered to Photogen, Photogen remains obligated to make a second principal payment of $1,250,000 on the earlier to occur of November 3, 2003 or the consummation of one or more institutional financings resulting in aggregate gross proceeds of at least $18,000,000.

Photogen will have the right to extend the November 3, 2003 due date monthly until April 3, 2004 for a fee (and not as a reduction of any amounts due and owing under the promissory notes) ranging from $50,000 to $100,000 a month.

Photogen also entered into release agreements for $1.0 million in cash and $3.7 million in common stock so that the various secured creditors of Alliance will have no recourse against Photogen in the case of default by Alliance.

4. Commitments and Contingencies

Leases

The Imagent Business leases its facilities and certain equipment under non-cancelable operating leases, which expire at various times through 2008. The leases require the Company to pay for all maintenance, insurance and property taxes.

Annual future minimum obligations for operating leases as of March 31, 2003 are as follows (in thousands):

Operating Lease Obligations
Three months ending June 30, 2003	$192
Twelve months ending June 30, 2004	913
Twelve months ending June 30, 2005	931
Twelve months ending June 30, 2006	949
Twelve months ending June 30, 2007	863
Thereafter	588
Total minimum lease payments	$4,436

Rent expense was $757,963 and $1,073,366 for the nine months ended March 31, 2003 and for the year ended June 30, 2002, respectively.

License Agreements

In September 1997, Alliance entered into the Schering License Agreement, which provides Schering with worldwide exclusive marketing and manufacturing rights, drug compositions, and medical devices and systems related to perfluorocarbon ultrasound imaging products, including Imagent. In February 2002, the agreement with Schering was modified to give Alliance exclusive rights to market the product in the U.S. for cardiology indications for a five-year period, with Schering to be paid a nominal royalty on such sales. At the expiration of the five-year period, Alliance has the option to acquire all of the Schering’s rights to the product on a worldwide basis or, alternatively, to allow Schering the opportunity to obtain co-promotion rights along with Alliance. The rights Alliance has under the Schering License Agreement will be transferred to Photogen at the consummation of its acquisition of the Imagent Business.

Concurrent with the restructuring of the Schering agreement in 2002, Alliance entered into a five-year exclusive agreement with Cardinal Health, Inc. (“Cardinal”) to assist the marketing of Imagent. Under the agreement, Cardinal will perform certain packaging, distribution, and sales services for Alliance under a fee-for-service arrangement. Cardinal has extended to Alliance a revolving line of credit, up to $5 million, which will be repaid from product revenues and bears interest at a rate of 10%. On March 31, 2003, the balance outstanding on this line of credit was $2,135,471 and is included as debt obligations in the accompanying Statement of Assets Acquired and Liabilities Assumed. Photogen will assume the Cardinal agreement from Alliance at the consummation of the Imagent acquisition. In addition, the Company owes approximately $1.0 million to three companies, who provide support in connection with the Cardinal agreement. This additional amount owed is included as debt obligations in the accompanying Statement of Assets Acquired and Liabilities Assumed.

5. Litigation

In June, 2003, Photogen filed a civil action complaint in the United States District Court for the District of New Jersey against Amersham Health Inc. The case is captioned as Photogen Technologies, Inc. and Alliance Pharmaceutical Corp. v. Amersham Health Inc. et al., Civil Action No. 03CV2853(SRC). Photogen’s complaint alleges that principally through their Optison® product, Amersham Health Inc. and related Amersham entities infringe on seven patents owned by Photogen. Photogen is also seeking a declaration that the claims of fourteen Amersham patents are invalid and are not infringed by Photogen’s Imagent product. Alliance is also a plaintiff in the suit. Photogen is seeking damages, an injunction against Amersham, a declaratory judgement and other relief. Amersham filed an answer dated July 18, 2003 denying material allegations of Photogen’s claims and asserting certain affirmative devenses and counterclaims. Amersham’s counterclaims against Photogen include claims of patent infringement, breach of contract, breach of good faith and fair dealing, and tortuous interference with contract. On July 29, 2003, the European Patent Office revoked Amersham’s European Patent (EP) No. 62o744 with claims directed to contrast agents. Photogen had brought the opposition proceeding against the EP ‘744 patent in the European Patent Office. The EP ‘744 is a counterpart to the patents that are the subject of the Company’s suit against Amersham in the United States described above.

The Company believes the allegations in the counterclaims are without merit and intends to defend against the lawsuits vigorously. The Company cannot predict the likely outcome of these lawsuits, and an adverse result in the lawsuit could have a material adverse affect on the Company. Although the ultimate outcome of these matters is not presently determinable, management believes that the resolution of all such pending matters will not have a material adverse effect on the Company’s financial position or liquidity; however, there can be no assurance that the ultimate resolution of these matters will not have a material impact on the Company’s results of operations in any period.

6. Income Tax

The Imagent Business was a product line within Alliance and was not a separate legal taxable entity for federal, state or local income tax purposes and therefore, a provision for income taxes has not been presented in these statements.

(b)      Pro Forma Financial Information.

PHOTOGEN TECHNOLOGIES, INC.
UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

The accompanying unaudited pro forma combined condensed statements of operations present the results of operations for Photogen Technologies, Inc., including the impact of the acquisition of the medical imaging business of Alliance Pharmaceutical Corp (the “Purchased Technology”) for the year ended December 31, 2002 and the six-month period ended June 30, 2003.  The acquisition was accounted for using the purchase method of accounting.  The pro forma information is as if the acquisition had been completed as of the beginning of the periods presented.

These unaudited financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information pursuant to Regulation S-K.  Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.  In the opinion of management, all adjustments (consisting of normal recurring accruals and adjustments related to the acquisition of the medical imaging business of Alliance Pharmaceutical Corp.) considered necessary for a fair presentation have been included.

The pro forma data give effect to actual operating results prior to the acquisition, adjusted to include the pro forma effect of:

•                                            Amortization of intangibles (totaling $15,136,282) of the Purchased Technology of $1,261,357 and $630,678 for the twelve- and six-month periods ended December 31, 2002 and June 30, 2003, respectively.  The estimated life of the purchased technology is twelve years.

•                                            The issuance of 4,183,659 shares of common stock related to the acquisition of the Purchased Technology incorporated into the calculation of weighted shares outstanding.

This pro forma information is not necessarily indicative of the actual results that would have been achieved had the Purchased Technology been acquired the first day of the Company’s twelve- or six-month periods, nor is it necessarily indicative of future results.

PHOTOGEN TECHNOLOGIES, INC.
UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENTS OF OPERATIONS
AFTER GIVING EFFECT TO THE ACQUISITION
YEAR ENDED DECEMBER 31, 2002

	HISTORICAL PHOTOGEN	ALLIANCE ACQUIRED BUSINESS	PRO FORMA ADJUSTMENTS		PRO FORMA COMBINED
Operating expenses:
Research and development	$1,227,897	$12,775,087	$—		$14,002,984
Sales, general and administrative	4,030,083	5,079,930	—		9,110,013
Amortization of purchased technology	—	—	1,261,357	(b)	1,261,357
Restructuring charges	807,483	—	—		807,483
Total operating expenses	6,065,463	17,855,017	1,261,357		25,181,837

Loss from joint venture	(3,452,837)	—	—		(3,452,837)

Investment income	1,563	—	—		1,563

Interest expense	(418,466)	—	—		(418,466)
Loss from continuing operations	$(9,935,203)	$(17,855,017)	$(1,261,357)		$(29,051,577)

Basic and diluted loss from continuing operations per common share	$(0.98)				$(2.02)

Weighted average shares used in per share calculation – Basic and diluted	10,187,619				14,371,265

See Notes to Unaudited Pro Forma Combined Condensed Financial Statements.

PHOTOGEN TECHNOLOGIES, INC.
UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENTS OF OPERATIONS
AFTER GIVING EFFECT TO THE ACQUISITION
YEAR ENDED JUNE 30, 2003

	HISTORICAL PHOTOGEN	ALLIANCE ACQUIRED BUSINESS	PRO FORMA ADJUSTMENTS		PRO FORMA COMBINED
Operating expenses:
Research and development	$820,442	$4,501,299	$—		$5,321,741
Sales, general and administrative	6,465,589	1,363,973	—		7,829,562
Amortization of purchased technology	—	—	630,678	(b)	630,678
Restructuring charges	—	—	—		—
Total operating expenses	7,286,031	5,865,272	630,678		13,781,981

Loss from joint venture	(4,997,545)	—	—		(4,997,545)

Investment income	6,813	—	—		6,813

Interest expense	(53,988)	—	—		(53,988)
Loss from continuing operations	$(12,330,751)	$(5,865,272)	$(630,678)		$(18,826,701)

Basic and diluted loss from continuing operations per common share	$(0.72)				$(0.90)

Weighted average shares used in per share calculation – Basic and diluted	17,105,467				21,010,215

See Notes to Unaudited Pro Forma Combined Condensed Financial Statements.

PHOTOGEN TECHNOLOGIES, INC.
NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

1.             BASIS OF PRESENTATION

The unaudited pro forma combined condensed financial statements of Photogen Technologies, Inc. (“Photogen”) have been prepared using the purchase method of accounting based on the historical financial statements of Photogen Technologies, Inc. and the medical imaging business of Alliance Pharmaceutical Corp. (the “Purchased Technology”) for the year ended December 31, 2002 and the six-month period ended June 30, 2003.  The unaudited pro forma combined statements of operations assume consummation of the acquisition on January 1, 2002.  The unaudited pro forma combined financial statements also exclude the results of operations of Alliance Pharmaceutical Corp.’s business segments other than the medical imaging business.  The unaudited pro forma combined financial statements include the amortization expense of the intangible Purchased Technology and the effect on the weighted average shares for the common stock issued related to the business acquisition.

2.             PRO FORMA ADJUSTMENTS AND ASSUMPTIONS

a.             PURCHASE PRICE

The purchase price of the net assets was based on the cash paid for the net assets acquired and estimated direct transaction costs to be incurred by Photogen.  The estimated direct costs of the transaction to be incurred by Photogen include advisory fees for attorneys and accountants and filing fees.  The estimates below are subject to change and the final amounts may differ substantially.

Acquisition of the medical imaging business of Alliance Pharmaceutical Corp.
Summary of Purchase Transaction
Issuance of common stock	$5,583,268
Common stock to be issued	5,043,226
Cash advances in prior year	1,255,000
Net current cash advances prior to acquisition	2,584,383
Cash paid at closing	669,117
Direct payments to vendors on behalf of Alliance	182,435
Acquisition Costs	1,254,205
Purchase Price	$16,571,634

Fair Value of Assets Acquired and Liabilities Assumed
Property, Plant and Equipment	$7,240,145
Purchased Technology	15,136,282
Assumption of debt to X-Mark	(2,500,000)
Assumption of Alliance liabilities	(3,304,793)
Fair Value of Assets Acquired	$16,571,634

b.             PURCHASED INTANGIBLE ASSETS AND AMORTIZATION

Intangible assets totaling $15,136,282 resulting from the acquisition of the medical imaging business are estimated by management based on the fair value of the assets received.  These intangible assets consist entirely of purchased technology.  The Statements of Operations include the estimated amortization expense of  $1,261,357 and $630,678 for the year ended December 31, 2002 and the six-month period ended June 30, 2003, respectively.  The Purchased Technology related to the medical imaging business is amortized on a straight-line basis over twelve years.

c.                     WEIGHTED AVERAGE SHARES OUTSTANDING

The weighted average shares outstanding were adjusted for the 4,183,659 shares of common stock issued related to the acquisition of the Purchased Technology.

SIGNATURES

In accordance with the requirements of the Securities Exchange Act of 1934, the Registrant has caused this report to be signed by the undersigned hereunto duly authorized.

PHOTOGEN TECHNOLOGIES, INC.

	By:	/s/ Brooks Boveroux
Brooks Boveroux, Chief Financial Officer

Dated: October 24, 2003

Exhibit E

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10-QSB

☒	QUARTERLY REPORT UNDER SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

FOR THE QUARTERLY PERIOD ENDED SEPTEMBER 30, 2003

OR

☐	TRANSITION REPORT UNDER SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

FOR THE TRANSITION PERIOD FROM            TO

Commission File Number 0-23553

PHOTOGEN TECHNOLOGIES, INC.

(Exact name of small business issuer as specified in its charter)

NEVADA	62-1742885
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

6175 Lusk Boulevard
San Diego, CA 92121

(Address of principal executive offices) (Zip Code)

858/410-5601

(Issuer’s telephone number, including area code)

State the number of shares outstanding of each of the issuer’s classes of common equity, as of the latest practicable date: 19,433,298 shares of common stock, $.001 par value per share, issued and outstanding at November 12, 2003.

Transitional Small Business Disclosure Format (check one):

Yes  ☐     No  ☒

PART I.  FINANCIAL INFORMATION

ITEM 1.  FINANCIAL STATEMENTS

Photogen Technologies, Inc.

(A Development Stage Company)

Consolidated Condensed Balance Sheets

All amounts in $

	September 30, 2003	December 31, 2002
	(Unaudited)	(Audited)
Assets
Current Assets
Cash and cash equivalents	$227,970	$6,090,904
Deposits	108,721	98,721
Prepaid expenses	582,592	693,313

Total Current Assets

919,283

6,882,938

Property, Plant and Equipment, less accumulated depreciation of $552,916 and $14,651, respectively	6,737,735	36,000

Patent Costs, net of amortization of $173,437 and $142,359, respectively	326,562	357,641

Deposits	14,383	14,383

Investment in Alliance	—	1,255,000

Purchased Technology, net of amortization of $322,237 and $0, respectively	15,469,750	—

Investment in and Advances to Affiliate	2,999,011	8,192,452
Total Assets	$26,466,724	$16,738,414

Liabilities and Shareholders’ Equity

Current Liabilities
Accounts payable	$2,510,355	$835,003
Accrued expenses	3,285,375	34,132
Notes payable	1,250,000	—
Lines of Credit	8,293,810	—
Accrued equipment lease	334,720	401,664

Total Current Liabilities

15,674,260

1,270,799

Accrued Equipment Lease	234,304	401,664

Shares Subject to Rescission	—	650,000

Puttable Shares	1,946,508	—

Shareholders’ Equity
Preferred stock; par value $.01 per share; 5,000,000 shares authorized including:
Series A Preferred Stock; 12,856 shares authorized, issued and outstanding, liquidation preference $1,000 per share (in aggregate $12,856,000)	128	128
Common stock; par value $.001 per share; 150,000,000 shares authorized; 19,433,298 and 16,137,465 shares issued and outstanding, respectively	19,433	16,137
Additional paid-in capital	49,849,384	43,144,880
Common stock to be issued upon shareholder approval	5,080,082
Deficit accumulated during the development stage	(46,337,375)	(28,745,194)
Total Shareholders’ Equity	8,611,652	14,415,951
	$26,466,724	$16,738,414

Photogen Technologies, Inc.

(A Development Stage Company)

Consolidated Condensed Statements of Operations

(Unaudited)

All amounts in $

	Three Months Ended September 30, 2003	Three Months Ended September 30, 2002	Nine Months Ended September 30, 2003	Nine Months Ended September 30, 2002	Cumulative Amounts From November 3, 1996 (inception) to September 30, 2003
					(Unaudited)

Operating Expenses
Research and development	$562,703	$376,279	$1,383,145	$715,816	$5,739,782
Sales, general and administrative	4,306,244	841,804	10,771,833	2,166,441	27,419,355
Restructuring charges	—	—	—	451,068	1,404,508
Provision for future lease payments	—	—	—	—	1,264,208

Total Operating Expenses	4,868,947	1,218,083	12,154,978	3,333,325	35,827,853

Loss from Joint Venture	(195,896)	(305,400)	(5,193,441)	(1,245,845)	(12,108,457)

Investment Income	581	30	7,394	1,532	1,216,335

Interest Expense	(197,169)	(71,444)	(251,157)	(172,157)	(718,052)

Loss from continuing operations	(5,261,431)	(1,594,897)	(17,592,182)	(4,749,795)	(47,438,027)

Discontinued Operations
Loss from operations of discontinued therapeutic business	—	(244,719)	—	(1,291,825)	(10,679,101)
Gain from split-off of therapeutic business	—	—	—	—	11,779,752

Income (loss) from discontinued operations	—	(244,719)	—	(1,291,825)	1,100,651

Net Loss	$(5,261,431)	$(1,839,616)	$(17,592,182)	$(6,041,620)	$(46,337,376)

Dividends on Preferred Stock	(267,510)	(345,622)	(791,480)	(1,024,300)

Net Loss Applicable to Common Shareholders	$(5,528,941)	$(2,185,238)	$(18,383,662)	$(7,065,920)

Basic and Diluted Loss per Common Share	$(.26)	$(.23)	$(0.99)	$(.73)

Weighted Average Number of Common Shares Outstanding – Basic and Diluted	21,361,817	9,710,575	18,562,221	9,710,575

Photogen Technologies, Inc.

(A Development Stage Company)

Consolidated Condensed Statements of Shareholders’ Equity

(Unaudited)

	Preferred Stock				Common Stock		Members’ Capital	Common Stock To be Issued	Additional Paid-in Capital	Deficit Accumulated Development Stage	Total
	Series A		Series B
	Shares	Amount	Shares	Amount	Shares	Amount

Contribution of capital	—	$—	—	$—	—	$—	$7,268	—	$—	$—	$7,268
Net loss for the period ended December 31, 1996	—	—	—	—	—	—	(1,779)	—	—	—	(1,779)

Balance, at May 15, 1997	—	$—	—	$—	—	$—	$9,000	—	$—	$(3,511)	$5,489

Issuance of common stock	—	—	—	—	1,578,208	1,578	—	—	1,801,872	—	1,803,450
Effect of recapitalization and merger	—	—	—	—	7,421,792	7,422	(9,000)	—	1,203,765	1,732	1,203,919
Cost associated with recapitalization and merger	—	—	—	—	—	—	—	—	(371,111)	—	(371,111)
Net loss for the period May 16, 1997 to December 31, 1997	—	—	—	—	—	—	—	—	—	(554,702)	(554,702)

Balance, at December 31, 1997	—	—	—	—	9,000,000	9,000	—	—	2,634,526	(556,481)	2,087,045

Issuance of common stock	—	—	—	—	218,755	219	—	—	6,999,781	—	7,000,000
Costs associated with common stock issuance	—	—	—	—	—	—	—	—	(50,000)	—	(50,000)
Options issued to consultants	—	—	—	—	—	—	—	—	45,446	—	45,446
Net loss for the year ended December 31, 1998	—	—	—	—	—	—	—	—	—	(1,973,913)	(1,973,913)

Balance, at December 31, 1998	—	—	—	—	9,218,755	9,219	—	—	9,629,753	(2,530,394)	7,108,578

Exercise of stock options	—	—	—	—	1,125	1	—	—	50,062	—	50,063
Issuance of warrants and options	—	—	—	—	—	—	—	—	3,664,749	—	3,664,749
Issuance of common stock	—	—	—	—	125,967	126	—	—	6,082,528	—	6,082,654
Issuance of preferred stock	12,015	120	—	—	—	—	—	—	11,578,839	—	11,578,959
Net loss for the year ended December 31, 1999	—	—	—	—	—	—	—	—	—	(6,052,841)	(6,052,841)

Balance, at December 31, 1999	12,015	120	—	—	9,345,847	9,346	—	—	31,005,931	(8,583,235)	22,432,162

Stock option compensation	—	—	—	—	—	—	—	—	125,020	—	125,020
Issuance of warrants and options	—	—	—	—	—	—	—	—	1,366,050	—	1,366,050
Issuance of preferred stock dividend	841	8	—	—	—	—	—	—	(8)	—	—
Issuance of preferred stock	—	—	337,056	3,370	—	—	—	—	5,272,970	—	5,276,340
Net loss for the year ended December 31, 2000	—	—	—	—	—	—	—	—	—	(10,787,062)	(10,787,062)

Balance, at December 31, 2000	12,856	128	337,056	3,370	9,345,847	9,346	—	—	37,769,963	(19,370,297)	18,412,510

Stock option compensation	—	—	—	—	—	—	—	—	64,729	—	64,729
Issuance of common stock for cash	—	—	—	—	49,245	49	—	—	418,674	—	418,723
Issuance of common stock in satisfaction Of anti-dilution provision	—	—	—	—	190,856	191	—	—	(191)	—	—
Issuance of preferred stock dividend	—	—	20,224	202	—	—	—	—	(202)	—	—
Net loss for the year ended December 31, 2001	—	—	—	—	—	—	—	—	—	(9,723,016)	(9,723,016)

Balance, at December 31, 2001	12,856	128	357,280	3,572	9,585,948	9,586	—	—	38,252,973	(29,093,313)	9,172,946

	Preferred Stock				Common Stock		Members’ Capital	Common Stock To be Issued	Additional Paid-in Capital	Deficit Accumulated Development Stage	Total
	Series A		Series B
	Shares	Amount	Shares	Amount	Shares	Amount

Balance, at December 31, 2001	12,856	$128	357,280	$3,572	9,585,948	$9,586	$—	$—	$38,252,973	$(29,093,313)	$9,172,946

Stock option compensation	—	—	—	—	—	—	—	—	73,870	—	73,870
Issuance of warrants for service	—	—	—	—	—	—	—	—	322,000	—	322,000
Issuance of options in settlement of lawsuit	—	—	—	—	—	—	—	—	806,415	—	806,415
Employee compensation from stock options	—	—	—	—	—	—	—	—	988,184	—	988,184
Issuance of preferred stock dividends	—	—	40,194	402	—	—	—	—	(402)	—	—
Conversion of Series B to common stock	—	—	(397,474)	(3,974)	422,316	422	—	—	3,552	—	—
Beneficial inducement costs for convertible debt converted	—	—	—	—	—	—	—	—	206,348	—	206,348
Conversion of line of credit with Élan to common stock	—	—	—	—	128,437	128	—	—	3,082,359	—	3,082,487
Conversion of line of credit with entity controlled by director of company to common stock	—	—	—	—	2,314,815	2,315	—	—	2,497,685	—	2,500,000
Retirement of common stock returned in shareholder transaction (Note 6(f))	—	—	—	—	(5,137,109)	(5,137)	—	—	(12,221,182)	—	(12,226,319)
Issuance of common stock for cash	—	—	—	—	8,823,058	8,823	—	—	9,133,078	—	9,141,901
Net loss for the year ended December 31, 2002	—	—	—	—	—	—	—	—	—	348,119	348,119

Balance, at December 31, 2002	12,856	$128	—	$—	16,137,465	$16,137	$—	$—	$43,144,880	$(28,745,194)	$14,415,951

Issuance of common stock for cash	—	—	—	—	27,778	28	—	—	29,972	—	30,000
Issuance of common stock for standstill agreement	—	—	—	—	750,000	750	—	—	1,173,000	—	1,173,750
Conversion of Series B to common stock	—	—	—	—	100	—	—	—	—	—	—
Options issued to consultants for services	—	—	—	—	—	—	—	—	9,200	—	9,200
Shares issued to consultant for services	—	—	—	—	37,500	37	—	—	99,788	—	99,825
Employee compensation from stock options	—	—	—	—	—	—	—	—	895,992	—	1,105,992
Shares issued in Technology Purchase	—	—	—	—	2,198,137	2,198	—	—	5,581,070	—	5,583,268
Shares to be issued in Technology Purchase	—	—	—	—	—	—	—	5,043,226		—	5,043,226
Shares previously subject to rescission	—	—	—	—	124,627	125	—	—	649,875	—	650,000
Shares issued to Xmark for penalties	—	—	—	—	98,826	99	—	—	163,577	—	163,676
Shares issued to Xmark for interest	—	—	—	—	21,649	22	—	—	48,575	—	48,597
Shares to be issued to Xmark for interest	—	—	—	—	—	—	—	36,856	—	—	36,856
Options exercised through cashless exercise	—	—	—	—	37,216	37	—	—	(37)	—	—
Xmark puttable shares classified as mezzanine equity	—	—	—	—	—	—	—	—	(1,946,508)	—	(1,946,508)
Net loss for the nine months ended September 30, 2003	—	—	—	—	—	—	—	—	—	(17,592,182)	(17,592,182)

Balance, at September 30, 2003	12,856	$128	—	$—	19,433,298	$19,433	$—	$5,080,082	$49,849,384	$(46,337,375)	$8,611,652

Photogen Technologies, Inc.

(A Development Stage Company)

Consolidated Condensed Statements of Cash Flows

(Unaudited)

All amounts in $

	Nine Months Ended September 30, 2003	Nine Months Ended September 30, 2002	Cumulative Amounts From November 3, 1996 (Inception)
			(Unaudited)
Cash Flows From Operating Activities
Net loss	$(17,592,182)	$(6,041,620)	$(46,337,376)
Loss from discontinued operations	—	1,291,825	10,679,101
Depreciation and amortization	569,489	317,525	2,247,393
Loss on disposal of fixed assets	—	—	38,424
Gain on sale of marketable securities	—	—	(18,503)
United States Treasury Notes Amortization	—	—	12,586
Gain on sale of therapeutic business	—	—	(11,779,752)
Allowance for notes receivable	1,491,500	—	1,491,500
Stock option compensation	905,191	43,701	2,583,761
Issuance of stock for standstill agreement	1,337,426	—	1,337,426
Beneficial inducement costs for convertible notes	—	—	206,348
Issuance of warrants in exchange for services rendered	—	—	4,317,091
Issuance of stock options in settlement of lawsuit	—	—	806,415
Issuance of stock for services rendered	99,825	—	99,825
Loss from investment in affiliate	5,193,441	1,245,845	12,108,457
Issuance of stock for interest payments	85,455	—	85,455
Changes in operating assets and liabilities (net of acquisition of Imagent assets and liabilities):
Prepaid expenses	110,723	(252,683)	(582,590)
Accounts payable	1,675,350	904,572	2,580,353
Accrued expenses	80,260	656,453	349,969
Accrued equipment lease	(234,304)	91,131	899,673
Accrued restructuring	—	276,068	—
Net cash used in operating activities (continuing operations)	(6,227,828)	(1,467,183)	(18,874,444)
Net cash used in discontinued operations	—	(1,291,825)	(10,679,101)
Cash Flows From Investing Activities
Sale of marketable securities	—	—	2,164,464
Purchases of marketable securities	—	—	(2,182,967)
Purchases of United States Treasury Notes	—	—	(38,656,973)
Sales of United States Treasury Notes	—	—	39,778,548
Purchase of capital assets	—	—	(636,877)
Proceeds from sale of equipment	—	—	145,551
Costs to acquire patent	—	—	(237,335)
Investment in and advances to affiliate	—	(639,971)	(15,107,468)
Decrease (increase) in deposit	(10,000)	100,000	(453,753)
Investment in Alliance Pharmaceutical Corp.	—	—	(1,255,000)
Purchase of Imagent business	(6,515,108)	—	(6,515,108)
Principal payment on acquisition debt	(1,250,000)	—	(1,250,000)
Net cash used in investing activities	(7,775,108)	(539,971)	(24,206,918)
Net cash used in investing activities of discontinued operations	—	—	(1,306,676)
Cash Flows From Financing Activities
Principal payments on capital leases	—	—	(291,704)
Net proceeds from issuance of equity	30,000	—	40,539,340
Proceeds from capital contributions by shareholders	—	—	1,911,674
Proceeds from issuance of debt	8,160,000	2,057,905	13,506,910
Cost of recapitalization	—	—	(371,111)
Net cash provided by financing activities	8,190,000	2,057,905	55,295,109
Increase (decrease) in Cash and Cash Equivalents	(5,862,934)	(1,241,074)	227,970
Cash and Cash Equivalents, at beginning of period	6,090,904	1,352,904	—
Cash and Cash Equivalents, at end of period	$227,970	$111,830	$227,970

Supplemental Schedule of Noncash Investing and Financing Activities 2003
Acquisition of the medical imaging business of Alliance Pharmaceutical Corp.
Summary of Purchase Transaction
Issuance of common stock	$5,583,268
Common stock to be issued	5,043,226
Cash advances in prior year	1,255,000
Net current cash advances prior to acquisition	2,584,383
Cash paid at closing	669,117
Direct payments to vendors on behalf of Alliance	182,435
Acquisition Costs	1,254,205
Purchase Price	$16,571,634
Fair Value of Assets Acquired and Liabilities Assumed
Property, Plant and Equipment	$7,240,145
Purchased Technology	15,136,282
Assumption of debt to Xmark	(2,500,000)
Assumption of Alliance liabilities	(3,304,793)
Fair Value of Assets Acquired	$16,571,634
Reclassification of common stock subject to rescission to equity of $650,000

1.             Basis of Presentation

The accompanying unaudited financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information pursuant to Regulation S-B.  Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.  In the opinion of management, all adjustments (consisting of normal recurring accruals as well as adjustments related to the acquisition of the medical imaging business (“Imagent Business,” “Purchased Technology” or “Technology Purchase”) of Alliance Pharmaceutical Corp. (“Alliance”) considered necessary for a fair presentation have been included.  Operating results for the nine months ended September 30, 2003 are not necessarily indicative of the results that may be expected for the year ending December 31, 2003.

2.             Going Concern

Management believes it lacks sufficient working capital to fund operations for the entire fiscal year ending December 31, 2003.  Therefore, substantial additional capital resources will be required to fund the ongoing operations related to our marketing and manufacturing of Imagent and our research and business development activities.  Our financial condition raises substantial doubt about our ability to continue as a going concern.  We believe there are a number of potential alternatives available to meet the continuing capital requirements such as public or private financings or collaborative agreements.  We are taking continuing actions to reduce our ongoing expenses.  If adequate funds are not available, we will be required to significantly curtail our operating plans and may have to sell or license out significant portions of our technology or potential products.  The 2002 and 2003 financial statements, including those contained in this Form 10-QSB, do not include any adjustment to reflect the possible future effects on the recoverability and classification of assets or the amount and classification of liabilities that may result from the outcome of this uncertainty.

During the next twelve months we will focus our efforts primarily on exploring various options concerning our businesses, including securing additional financing, joint ventures, licensing or selling all or a portion of our technology and other possible strategic transactions.  Our ability to commercialize Imagent and develop PH-50 and N1177 depends on the successful implementation of one or more of these transactions.

Depending on the availability of capital and whether or not we pursue a sale or licensing strategy for Imagent, we will focus our operating efforts on the sales and marketing of Imagent.  If additional capital becomes available, we also expect to conduct preclinical and human clinical studies of our products in development.  Subject to the availability of sufficient capital, we expect to continue to incur increasing losses for at least the next three years as we intensify research and development, preclinical and clinical testing and associated regulatory approval activities and engage in or provide for the manufacture and/or sale of any products that we may develop.

Greater capital resources would enable us to quicken and expand our marketing and research and development activities, and our failure to raise additional capital will (absent a suitable collaborative agreement providing for a third party to take over these functions) significantly impair or curtail our ability to conduct further activities.  In any event, complete development and commercialization of our technology will require substantial additional funds.  We are seeking to raise capital through the sale of our common stock or other securities in a private placement to fund our immediate and longer-term capital needs.

The financial statements do not include any adjustment to reflect the possible future effects on the recoverability and classification of assets or the amount and classification of liabilities that may result from the outcome of this uncertainty.

3.             Basic and Diluted Loss Per Common Share

Basic and diluted loss per common share is computed based on the weighted average number of common shares outstanding.  Basic and diluted loss per share excludes the impact of outstanding options, warrants and convertible preferred stock, as they are antidilutive.  Potential common shares excluded from the calculation at September 30, 2003 are 7,223,553 options, 377,431 warrants and 186,136 shares issuable upon the conversion of Series A Convertible Preferred Stock.  Basic and diluted loss per common share includes 1,985,522 shares to be issued following shareholder approval.

4.             Purchased Technology

On June 18, 2003, the Company closed on the acquisition of the medical imaging business including Imagent® (perflexane lipid microspheres), an FDA-approved product, of Alliance Pharmaceutical Corp.  Photogen’s financial statements include the results of operations for the Purchased Technology from the closing date of the transaction, June 18, 2003, through the end of the reporting period.

Included in the purchase were an FDA-approved manufacturing facility, the marketing, manufacturing and supporting infrastructure for the product, and an intellectual property portfolio of approximately thirty patents in the area of ultrasound imaging.  Imagent has been approved for marketing by the FDA for use in patients with sub optimal echocardiograms to opacify the left ventricle and thereby improve visualization of the main pumping chamber of the heart, and to improve delineation of the endocardial borders of the heart.  As a result, ultrasound with Imagent may better distinguish normal and abnormal heart structure and function - two critical indicators of cardiac health.  Echocardiography is the most widely used imaging modality for the diagnosis of heart disease, the leading cause of death in the U.S.  The attractiveness of the ultrasound imaging market potential together with the acquisition of an approved product and an extensive intellectual property portfolio were fundamental reasons for the acquisition and primary determinants of the purchase price.

A summary of the preliminary Purchased Technology acquisition costs and allocation to the assets acquired and liabilities assumed is as follows:

Summary of Purchase Transaction
Issuance of common stock	$5,583,268
Common stock to be issued	5,043,226
Cash advances in prior year	1,255,000
Net current cash advances prior to acquisition	2,584,383
Cash paid at closing	669,117
Direct payments to vendors on behalf of Alliance	182,435
Acquisition costs	1,254,205
Purchase Price	$16,571,634

Fair Value of Assets Acquired and Liabilities Assumed
Property, plant & equipment	$7,240,145
Purchased technology	15,136,282
Assumption of debt to Xmark	(2,500,000)
Assumption of certain Alliance liabilities	(3,304,793)
Fair Value of Assets Acquired	$16,571,634

At the closing, Photogen paid approximately $669,000 in cash and delivered 2,198,137 shares of its common stock.  In addition to bridge financing Photogen provided to Alliance before the closing, its purchase of a $1,250,000 interest in Alliance’s obligations to two of its creditors, Xmark Fund, Ltd. and Xmark Fund, L.P. (collectively “Xmark”), and its assumption of specified Alliance operating liabilities related to Imagent, Photogen is obligated to pay, at various times between 90 and 365 days after the closing, (i) an aggregate of $2,500,000 to Xmark, (ii) subject to reaching satisfactory agreements with certain Alliance secured and unsecured creditors, an aggregate amount of up to approximately $3,000,000 to creditors other than Xmark and (iii) subject to stockholder approval, deliver an aggregate of approximately 1,985,522 shares of its common stock.

In addition, after the closing and through June 2010, Photogen must pay Alliance further consideration in the form of an earn out based on Imagent revenue, subject to certain reductions.  This earn out equals, for each year of the earn out:  7.5% of Imagent revenue up to $20,000,000; 10% of Imagent revenue between $20,000,000 and $30,000,000; 15% of Imagent revenue between $30,000,000 and $40,000,000; and 20% of Imagent revenue above $40,000,000.  The earn out will be reduced by amounts Photogen pays pursuant to a license agreement with Schering Aktiengesellschaft (“Schering”), net of payments received from Schering under the license, and amounts of any indemnification claims Photogen has against Alliance.  The earn out is subject to three additional offsets (which are to be applied in the manner described in the Asset Purchase Agreement dated as of June 10, 2003 with Alliance) that entitle Photogen to retain portions of the earn out otherwise payable to Alliance.

Intangible assets resulting from the acquisition of the Imagent business are estimated by management based on the fair value of the assets received.  These intangible assets consist entirely of purchased technology.  Purchased Technology related to the Imagent business is amortized on a straight-line basis over twelve years.  Purchased Technology is stated at cost, less accumulated amortization.

Following is summarized statements of revenues and direct expenses for the Purchased Technology for the year ended December 31, 2002 and the approximate six-month period ended June 18, 2003 (date of purchase):

	Year ended 12/31/02	Six- Month period ended 6/18/03	Total for Periods
Expenses:

Research & development	$12,775,041	$4,501,299	$17,276,341
Sales, general and administrative	5,080,021	1,363,973	6,443,995
Total Expenses	$17,855,062	$5,865,272	$23,720,336

Below is supplemental pro forma information that discloses the results of operations for the technology purchase for the current three and nine month periods ending September 30, 2003, as well as the corresponding periods for the preceding year ending September 30, 2002.  The pro forma information is as if the acquisition had been completed as of the beginning of the periods presented.  The pro forma data give effect to actual operating results prior to the acquisition, adjusted to include the pro forma effect of amortization of intangibles and weighted shares outstanding.

	Actual	Pro Forma
	Three Months ended September 30, 2003	Three Months ended September 30, 2002	Nine Months ended September 30, 2003	Nine Months ended September 30, 2002
Expenses:
Research & development	$562,703	$3,721,279	$5,884,444	$10,389,903
Sales, general and administrative	4,306,244	2,736,090	12,780,379	6,828,230
Restructuring charge	—	—	—	451,068
Total Expenses	4,868,947	6,457,369	18,664,823	17,669,201
Loss from joint venture	(195,896)	(305,400)	(5,193,441)	(1,245,845)
Investment income	581	30	7,394	1,532
Interest expense	(197,169)	(71,444)	(251,157)	(172,157)
Loss from continuing operations	(5,261,431)	(6,834,183)	(24,102,027)	(19,085,671)
Discontinued operations – net	—	(244,719)	—	(1,291,825)
Net income (Loss)	$(5,261,431)	$(7,078,902)	$(24,102,027)	$(20,377,496)
Dividends on Preferred Stock	(267,510)	(345,622)	(791,480)	(1,024,300)
Net loss applicable to common shareholder	$(5,528,941)	(7,424,524)	(24,893,507)	(21,401,796)
Pro forma net loss per share	$(0.26)	$(.54)	$(1.18)	$(1.55)
Weighted average number of common shares outstanding – basic and diluted	21,361,817	13,769,607	21,134,297	13,769,607

This pro forma information is not necessarily indicative of the actual results that would have been achieved had the Purchased Technology been acquired the first day of the Company’s three- or nine-month periods, nor is it necessarily indicative of future results.

5.                                        Joint Venture/Investment in Affiliate

Following is summarized financial information for Sentigen Ltd. at and as of the nine months ended September 30, 2003 and 2002:

September 30,	2003	2002

Cash	$410	$—
License purchased from Élan, net of amortization and impairment of $11,184,791 and $1,956,527, respectively	3,815,209	13,043,473

Total assets	$3,815,619	$13,043,473

Due to affiliates	$378,099	$366,961

Total shareholders’ equity	3,437,520	12,676,512

Total liabilities and equity	$3,815,619	$13,043,473

Research and development Expense	$—	$802,926
General and administrative expense	—	18,739
Amortization of license	733,698	733,698
Impairment of license	5,750,000	—

Net loss	$6,483,698	$1,555,363

6.             Equity Transactions

Pursuant to a Standstill and Make Whole Agreement dated as of December 30, 2002 with Xmark, secured creditors of Alliance, the Company issued a total of 750,000 shares to Xmark.  Xmark agreed to not exercise any rights against Alliance as a creditor.  The value of these shares was treated as an expense.

On May 2, 2003, the Company executed a Going Forward Agreement with Xmark that provided, among other things, for the issuance of shares of the Company’s common stock upon the acquisition of the Purchased Technology as payment for interest owed by Alliance to Xmark.  On June 18, 2003, the Company issued 2,198,137 shares of its common stock to certain creditors of Alliance, including 1,056,144 shares to Xmark pursuant to the Going Forward Agreement, as partial consideration for the Technology Purchase.  Following approval by shareholders, the Company will issue an additional 1,985,522 shares to certain other creditors as part of the Purchased Technology.  Shareholders representing 61.1% of the outstanding stock of the Company have indicated

their commitment to vote in favor of the issuing of the additional shares in connection with the acquisition.

On May 27, 2003 the Company issued 11,250 shares of its Common Stock to Xmark as a penalty for failure to timely register certain shares held by Xmark.

On July 31, 2003 the Company issued 82,977 shares of its Common Stock to Xmark for interest and penalties, including the failure to timely register certain shares of its Common Stock held by Xmark as of that date.

On September 2, 2003, pursuant to a Letter Agreement dated as of August 18, 2003 with Xmark, the Company issued 26,248 shares of its Common Stock to Xmark for the failure to timely register certain shares of its Common Stock held by Xmark as of that date.

Total shares issued to Xmark as a result of the agreements noted above are 1,926,619.  In addition, an aggregate of 19,888 shares of the Company’s Common Stock are issuable to Xmark for payment of accrued interest.  Xmark has a put right for all these shares that would, under certain circumstances, require the Company to purchase the shares from Xmark at a price of $1.00 per share.  As a result, $1,946,508 has been classified as mezzanine equity at September 30, 2003.

In the second quarter, the Company recognized the issuance of 124,627 shares of common stock that previously had been subject to rescission.

During the first nine months of 2003, the Company issued an aggregate of 102,594 shares pursuant to several factors including cash, compensation for service and cashless exercise of stock options in addition to the above issuances.

7.             Stock Options

The Company has adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123, “Accounting for Stock Based Compensation” (SFAS No. 123), but applies the intrinsic value method set forth in Accounting Principles Board Opinion No. 25 for stock options granted to employees and directors.  The Company expenses the fair value of stock options granted to nonemployees.  In 2002, the Company issued stock options to employees with an exercise price less than the market price on the date of grant, which vest over four years.  In 2003, the Company issued stock options in connection with the Technology Purchase with an exercise price less than the market price on the date of grant, which vest over four years.  The Company also issued to an employee stock options with an exercise price less than the market price on the date of grant that vest over eight months. Accordingly, compensation expense of $366,723 and $895,993 has been recorded in the third quarter and nine months of 2003, respectively.

For stock options granted to employees and directors during the first nine months of 2003, the Company has estimated the fair value of each option granted using the Black-Scholes option-pricing model with the following assumptions:

2003

Weighted average fair value per options granted	$2.05

Significant assumptions (weighted average)
Risk-free interest rate at grant date	3.0%
Expected stock price volatility	99%
Expected option life (years)	5

If the Company had elected to recognize compensation expense based on the fair value at the grant dates, consistent with the method prescribed by SFAS No. 123, net loss per share would have been changed to the pro forma amounts indicated below:

	Three Months Ended September 30, 2003	Nine Months Ended September 30, 2003

Net Loss Applicable to Common Shareholders, as reported	$(5,528,941)	$(18,383,662)

Add stock based employee compensation expense included in reported net income	366,723	895,993

Less total stock-based employee compensation expense determined under the fair value based method for all awards	(1,139,987)	(3,419,962)
Pro forma net loss	$(6,302,205)	$(20,907,631)

Basic and diluted loss per common share, as reported	$(0.26)	$(0.99)

Basis and diluted loss per common share, pro forma	$(0.30)	$(1.13)

8.             Secured Debt

Notes payable – At the closing of the Technology Purchase, the Company issued to Xmark promissory notes in the total principal amount of $2,500,000.  The notes were payable in two equal installments on August 5 and November 3, 2003 or (if sooner) at the time the Company completes a financing of at least $18,000,000 of gross proceeds and bear interest at 3% over the prime rate.  Interest is payable in shares of common stock.

Obligations to Xmark (including obligations under the put right) are secured by a first priority security interest on the Imagent related tangible and intangible assets.

The Company defaulted on the principal payment due to Xmark on August 5, 2003 and Xmark delivered a notice stating that it was accelerating all amounts due under the notes.  On August 18, 2003, the Company and Xmark executed a Letter Agreement pursuant to which the Company made an immediate payment of $1,250,000 and Xmark rescinded the default notice.  In addition, as part of the Letter Agreement:

•                    The Company has the right to extend the November 3, 2003 payment due date monthly until April 3, 2004 for a fee (and not as a reduction of any amounts due and owing under the promissory notes) ranging from $50,000 to $100,000 per month.  The Company exercised its right to extend the November 3, 2003 payment for one month.

•                    The demand registration rights held by Xmark became piggyback registration rights.

•                    The definition of “Event of Default” was amended.  The provision that an Event of Default included any default by the Company in the payment of borrowed money indebtedness was eliminated.  Instead, the Company agreed that it would be an Event of Default if it made any repayments of borrowed money indebtedness.

•                    If the Company makes payments to certain institutions, it will make a pro-rata payment to Xmark.

Lines of Credit – To obtain funds for operations and certain cash payments related to the Technology Purchase, the Company issued $8,160,000 in notes, of which $4,160,000 are Revolving Convertible Senior Secured Promissory Notes (“Revolving Notes”) and the balance are non-convertible (“Demand Notes”) (collectively, the “Promissory Notes”) to three institutional investors (“Investors”).  The Promissory Notes are secured by a first priority security interest on all the Company’s assets (but as to the lien on Imagent related assets, the lien is subordinate to the security interest held by Xmark), bear interest at 7.25% per annum, compounded monthly, and were due on the earlier of August 5, 2003 (in the case of the Revolving Notes) or are due upon demand (in the case of the Demand Notes) or upon the occurrence of an “acceleration event” (in the case of all Promissory Notes).  All principal and interest under the Revolving Notes will convert into the Company’s common stock upon completion of a qualified financing that closes before August 5, 2003 at the same price and on the same terms as are in effect for the other investors in the qualified financing; and the Investors will have the same rights, benefits and obligations as other investors in that financing.  No such financing had occurred as of August 5, 2003.  The acceleration events include a breach of the Company’s obligations or representations under a security agreement in favor of the Investors; if the Company files for bankruptcy protection or similar events occur indicating insolvency; if the Company liquidates, or if the Company incurs any debt senior or pari passu to the debt of the Investors.

The Company defaulted on $4,160,000 of its Revolving Notes due to the Investors.  The Investors have not asserted any of their rights under the default provisions of the Revolving Notes and (although no obligation to do so) have continued to advance capital, pursuant to the Demand Notes, to the Company.  All other terms and conditions of these Revolving Notes remain unchanged.

9.             Accrued Expenses

Accrued expenses consist of the following at September 30, 2003 and December 31, 2002:

	September 30, 2003	December 31, 2002
Alliance liabilities assumed from acquisition	$2,929,676	$—
Payroll liabilities	150,090	34,132
New Hope office abandonment provision	205,609	—
Total accrued expenses	$3,285,375	$34,132

10.          Property and Equipment

Property and equipment is stated at cost and depreciated over the estimated useful lives of the assets (three to seven years) using the straight-line method.  Amortization of leasehold improvements is computed on the straight-line method over the shorter of the lease term or the estimated useful lives of the assets.  Maintenance and repairs are charged to operations as incurred.  When assets are sold, or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts and any gain or loss is included in operations.

Property and equipment consist of the following at September 30, 2003 and December 31, 2002:

	September 30, 2003	December 31, 2002
Leasehold improvements	$5,560,869	$33,131
Furniture, fixtures and equipment	1,729,782	17,520
Total	7,290,651	50,651
Accumulated depreciation and amortization	(552,916)	(14,651)
Property, plant and equipment, net	$6,737,735	$36,000

11.          Commitments

Leases

The Company has leased its facilities and certain equipment under non-cancelable operating leases, which expire at various times through 2008.  The leases require the Company to pay for all maintenance, insurance and property taxes.

On August 31, 2003, the Company closed its Pennsylvania corporate headquarters and transferred its headquarters to its Imagent facility in San Diego, California.  The Company recorded a charge of $244,459 in the third quarter ($199,529 for remaining lease payments for the office and $12,103 for certain remaining equipment leases and $32,827 to write off certain leasehold improvements) related to the closing of the office.

The Company also has an operating lease for laboratory equipment expiring in 2004.  During 2001, the Company determined that equipment leased by the Company under this operating lease would no longer be used by the Company in its research.  As a result, in 2001, the Company recorded a provision for all future lease payments of $1,264,208.  At September 30, 2003, $569,024 remains to be paid.  Minimum future rental payments under these leases are as follows:

Period ending December 31,	Operating Leases
Three months ending December 31, 2003	$324,175
Twelve months ending December 31, 2004	1,319,131
Twelve months ending December 31, 2005	945,168
Twelve months ending December 31, 2006	900,339
Twelve months ending December 31, 2007	877,514
Twelve months ending December 31, 2008	147,081
Total minimum lease payments	$4,513,408

License Agreements

In September 1997, Alliance entered into the Schering License Agreement, which provided Schering with worldwide exclusive marketing and manufacturing rights, drug compositions, and medical devices and systems related to perfluorocarbon ultrasound imaging products, including Imagent.  In February 2002, the agreement with Schering was modified to give Alliance exclusive rights to market the product in the U.S. for cardiology indications for a five-year period, with Schering to be paid a nominal royalty on such sales.  At the expiration of the five-year period, Alliance had the option to acquire all of Schering’s rights to the product on a worldwide basis or, alternatively, to allow Schering the opportunity to obtain co-promotion rights along with Alliance.  The rights Alliance had under the Schering License Agreement were transferred to Photogen at the consummation of its acquisition of the Imagent Business.

Concurrent with the restructuring of the Schering agreement in 2002, Alliance entered into a five-year exclusive agreement with Cardinal Health, Inc. (“Cardinal”) to assist the marketing of Imagent.  Under the agreement, Cardinal will perform certain packaging, distribution, and sales services for Alliance under a fee-for-service arrangement.  Photogen assumed the Cardinal agreement from Alliance at the consummation of the Imagent acquisition.

ITEM 2.  MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

Portions of the discussion in this Form 10-QSB contain forward-looking statements and are subject to the Risk Factors described below.  References to the “Company,” “Photogen,” “we” or “our” are to Photogen Technologies, Inc. and its consolidated subsidiaries.  References to the “Imagent Business,” “Technology Purchase” or “Purchased Technology” are to the medical imaging business of Alliance Pharmaceutical Corp. (“Alliance”) acquired by us on June 18, 2003.  Imagent® is a registered trademark owned by Photogen.

The accompanying financial statements have been prepared assuming we are a going concern.  The Company lacks sufficient working capital to fund operations for the remainder of the fiscal year ending December 31, 2003 without additional debt or equity financing.  The financial statements for the nine months ended September 30, 2003 do not include any adjustment to reflect the possible future effects on the recoverability and classification of assets or the amount and classification of liabilities that may result from this uncertainty.

On November 12, 2002, we split off our therapeutic business to certain founding shareholders in exchange for all of their 52.9% ownership interest in Photogen and recognized a gain on the disposition of approximately $ 11,780,000.  Our therapeutic business had been focused on the development of certain photodynamic therapy products.  Our remaining diagnostic business has been focused on the development of products for medical imaging, with particular emphasis on cardiovascular imaging.

On June 18, 2003, we closed on the acquisition of assets related to the diagnostic imaging business, including Imagent (perflexane lipid microspheres), an FDA-approved product, of Alliance.  We also entered into a number of agreements related to that acquisition.  Included in the purchase were an FDA-approved manufacturing facility, the marketing, manufacturing and supporting infrastructure for the product and an intellectual property portfolio of approximately thirty patents in the area of ultrasound imaging.  The financial statements include the operating impact of this acquisition from June 18, 2003 through the end of the reporting period.  We are currently seeking additional capital to operate the Imagent business and to continue our development programs.

At the closing of the Imagent acquisition, we paid approximately $669,000 in cash and delivered 2,198,137 shares of our common stock.  At the direction of Alliance, we delivered the cash and stock to creditors, employees and vendors of Alliance.  In addition to bridge financing we provided to Alliance before the closing, our purchase of a $1,250,000 interest in Alliance’s obligations to two of its creditors, Xmark Fund, Ltd. and Xmark Fund, L.P. (collectively “Xmark”), and our assumption of specified Alliance operating liabilities related to Imagent, we are obligated to pay additional amounts to Alliance secured and unsecured creditors after the closing (including Xmark, discussed below, and others).  At various times between 90 and 365 days after the closing, we must pay, subject to reaching satisfactory agreements with certain Alliance secured and unsecured creditors, an aggregate amount of up to approximately $3,000,000 to creditors other than Xmark and (subject to stockholder approval, discussed below) deliver up to an aggregate of approximately 1,985,522 shares of our common stock.  The amount of consideration was determined through arms-length negotiations.

In addition, after the closing and through 2010, we must pay Alliance further consideration in the form of an earn out based on Imagent revenue we invoice (subject to certain reductions).  This earn out equals, for each year of the earn out:  7.5% of Imagent revenue up to $20,000,000; 10% of Imagent revenue between $20,000,000 and $30,000,000; 15% of Imagent revenue between $30,000,000 and $40,000,000; and 20% of Imagent revenue above $40,000,000.  The earn out will be reduced by amounts we pay pursuant to a license agreement with Schering Aktiengesellschaft (“Schering”), net of payments we receive from Schering under the license, and amounts of any indemnification claims we have against Alliance.  The earn out is subject to three additional offsets (which are to be applied in the manner described in the Asset Purchase Agreement dated as of June 10, 2003 with Alliance) that entitle us to retain portions of the earn out otherwise payable to Alliance:

•                    Up to approximately $1,600,000 for a fixed price offset, depending on the satisfaction of certain conditions;

•                    The amount of any payments not committed to at closing that we make after the closing to Alliance’s creditors plus up to $1,000,000 of litigation expenses for certain patent and other litigation; and

•                    Between $4,000,000 and $5,000,000, which is the principal and accrued interest under our bridge loans to Alliance, depending on the satisfaction of certain conditions.

We also entered into a series of agreements with Xmark.  Pursuant to a Standstill and Make Whole Agreement dated as of December 30, 2002, we issued 750,000 shares of our common stock in the first quarter 2003 to Xmark, who agreed to not exercise any rights against Alliance as a creditor for the period of the standstill.  On May 2, 2003, we entered into a Going Forward Agreement pursuant to which Xmark agreed to extend the period during which Xmark had refrained from exercising its rights as a creditor against Alliance to permit us to complete the acquisition.  On that date, we also purchased a $1,250,000 interest in Alliance’s obligations to Xmark.

At the closing of our acquisition of the Imagent assets, pursuant to the Going Forward Agreement, we delivered to Xmark our promissory notes in the total principal amount of $2,500,000.  These notes are payable in two equal installments on August 5, 2003 and November 3, 2003 or (if sooner) at the time we complete a financing resulting in at least $18,000,000 of gross proceeds to us and bear interest at 3% over the prime rate (payable in shares of our common stock).  At the closing of the Imagent acquisition, we also issued Xmark an additional 1,056,144 shares that represented payment of interest that was due to Xmark by Alliance through the closing date of the acquisition.  The value of these additional 1,056,144 shares has been treated as part of the purchase price of the Imagent business.

Our obligations to Xmark are secured by a first priority security interest on the Imagent related tangible and intangible assets.  Xmark would be entitled to foreclose on its lien covering these assets if we default on our obligations to Xmark, if we lose FDA approval for Imagent, if we fail to pay other debts, or if we file for bankruptcy protection or similar matters.

We defaulted on the principal payment due on August 5, 2003 and Xmark delivered a notice to us stating that it was accelerating all amounts due under the notes.  We negotiated a new agreement with Xmark dated August 18, 2003 (the “Letter Agreement”) pursuant to which we agreed to make an immediate payment of $1,250,000 and Xmark agreed to rescind the default notice.  The other key terms of the Letter Agreement are as follows:

•                    We remain obligated to make a second principal payment of $1,250,000 on the earlier to occur of (i) November 3, 2003 or (ii) the consummation of one or more institutional financings resulting in aggregate gross proceeds to us of at least $18,000,000.  We will have the right to extend the November 3rd due date monthly until April 3, 2004 for a fee (and not as a reduction of any amounts due and owing under the promissory notes) ranging from $50,000 to $100,000 per month.  We have paid $50,000 and exercised our right to extend the November 3, 2003 due date by one month.

•                    Within twenty days of the execution of the Letter Agreement we will pay to Xmark, in cash or in shares of our common stock (valued at $1.00 per share, subject to certain adjustments), $26,248 for failure to timely register the shares of our common stock issued to Xmark for resale, which payment has been made with shares of our common stock.

•                    Our obligation to register the shares of common stock issued to Xmark for resale under the terms of the Going Forward Agreement was terminated and no further penalty payments or shares will be due to Xmark as a result of our failure to register the shares of our common stock held by Xmark.  In lieu of the demand registration rights Xmark previously had, the Letter Agreement provides that Xmark will have piggyback registration rights.

•                    The definition of “Event of Default” in the security agreements securing our obligations to Xmark was amended.  The provision that an Event of Default included any default by us in the payment of borrowed money indebtedness was eliminated.  Instead, we agreed that it would be an Event of Default if we made repayments of borrowed money indebtedness.

•                    With regard to payments to certain specified institutions, we agreed that, when paid, we would also make a pro rata payment to Xmark.

Except as specifically amended by the Letter Agreement, the terms of the Going Forward Agreement and the other agreements governing our obligations to Xmark remain in effect, including Xmark’s put right with respect to our common stock that Xmark owns.

Xmark’s put right, as set forth in the Going Forward Agreement, requires us to repurchase at $1.00 per share up to 750,000 shares of common stock we issued under the Standstill and Make Whole Agreement and all additional shares we issue to Xmark under the Going Forward Agreement.  The put right is fully exercisable beginning on the earlier of 13 months after the closing of the acquisition of the Imagent assets or the date on which we close a financing for $20,000,000 or more.  Before that time, Xmark can exercise the put right in quarterly installments beginning 90 days after the closing of our acquisition of the Imagent assets.  In connection with these quarterly installments, we can elect to defer repurchasing the shares if we lack adequate cash to satisfy our operating and working capital requirements for the subsequent 18-month period based on an operating plan approved by our Board.  We agreed to use our reasonable efforts to have sufficient cash to meet our operating plan.  If we do not repurchase these shares, Xmark is entitled to a payment of 1.5% of the value of the shares not repurchased for any 30-day period or pro rata portion thereof during which such failure is continuing.

We issued 82,977 shares of our common stock to Xmark on July 31, 2003 for interest and various penalties, including the failure to register the shares of our common stock held by Xmark by that date.  We issued 26,248 shares of our common stock to Xmark on September 2, 2003, pursuant to the Letter Agreement, for failure to register shares of our common stock held by Xmark as of August 18, 2003.  An additional 19,888 shares of our common stock are issuable to Xmark in payment of interest.

In connection with the closing of the acquisition of the Imagent assets, we issued approximately 18% of our outstanding common stock.  Nasdaq rules applicable under these circumstances require us to obtain prior stockholder approval before issuing more than 20% of our stock.  We intend to hold a meeting of stockholders in the near future.  At the stockholder meeting, we will ask stockholders to consider approving our issuing additional shares of common stock that may exceed 20% of the outstanding common stock, which will be utilized in connection with the acquisition.  Additional details about these matters will be provided in our proxy materials to be filed with the Securities and Exchange Commission.

We expect that our quarterly and annual results of operations will fluctuate based on several factors including, the timing and amount of expenses involved in marketing and manufacturing Imagent, conducting our research programs, particularly the conduct of clinical trials, the cost of clinical material used in those trials and required for compliance with FDA regulations and the amount, if any, of fees, milestone payments and research support payments received from potential strategic partners.

We consider the valuation of our investment in the purchased technology of Imagent to be a significant estimate.  The carrying value of this technology at September 30, 2003 is $15,469,750.  The assumptions underlying the financial forecast have been based on currently available information including estimates of market size and penetration, pricing, competitive threats and general operating expenses.  These estimates may change and such changes may impact future estimates of carrying value.

We also consider our investment in the joint venture with affiliates of Élan Corporation, plc (“Élan”) to be subject to a significant estimate.  The carrying value of our 80.1% equity interest in Sentigen, Ltd., the joint venture entity, plus advances to Sentigen, Ltd., at December 31, 2002 and September 30, 2003 totaled $8,192,452 and $2,999,011, respectively.  Members of Sentigen’s management reviewed its financial projections and have concluded that given delays in the development of

N1177, resulting from capital constraints, the carrying value of the intangible assets in the joint venture should be reduced by $2,500,000 in 2002.  In addition, in the second quarter of 2003, based on the re-prioritization of the development of N1177 and as the development plans are being further delayed pending the acquisition of sufficient capital to allocate to the development of N1177, Sentigen recorded an additional impairment provision of $5,750,000.  The assumptions underlying the financial forecasts were based on currently available information, including estimates of development costs, pricing, operating expenses and market sizes and penetration.  These estimates may change and any such changes may impact future estimates of appropriate carrying values.

Results of Operations

Prior to our acquisition of the Imagent assets in June, 2003, our efforts were focused on the development and clinical testing of diagnostic products, specifically PH-50, being developed as a cardiovascular imaging agent, and N1177, being developed for lymphography, the diagnosis of cancer metastasizing to lymph nodes.  To date, we have not generated revenues from the sale of any proposed diagnostic products or other operations.  Net loss applicable to common shareholders (after preferred dividends) was $7,065,920 and $18,383,662 for the nine months ended September 30, 2002 and 2003, respectively.  Our cumulative losses since inception, including “in-kind” preferred stock and beneficial conversion dividends totaling $8,437,709, are approximately $54,775,085.

With the acquisition of the Imagent business, we hired approximately 35 employees related to this business.  These employees were formerly associated with Alliance and bring capabilities in manufacturing, marketing and additional capabilities in research and related administrative infrastructure.  We also continue to contract with third party consultants having expertise in clinical development and regulatory matters to supplement our internal capabilities.  In addition, we contract with third party research laboratories, contract research organizations and manufacturers for clinical material supplies and the management of clinical trials, and with academic and other institutions to conduct specified research projects.

Research and development expenses for the nine months ended September 30, 2002 and 2003 were $715,816 and $1,383,145, respectively.  These expenses include personnel costs, fees and other compensation paid to outside consultants, and costs associated with conducting preclinical and clinical studies and manufacturing product to be used in these studies.

Substantially all of the research expenses in the first nine months of 2003 were oriented to the preclinical development of PH-50, a product having greater market potential than N1177, and, since the acquisition of the Imagent Business, expenses and depreciation associated with continued development of Imagent for new indications.  Expenses associated with the development of PH-50 are borne completely by us, whereas expenses associated with the development of N1177 are charged to Sentigen, our joint venture.  Due to capital constraints, we incurred minimal expenses in the joint venture, other than amortization of our investment in the joint venture, during the nine months of 2003.

Selling, general and administrative expenses from continuing operations were $2,166,441 and $10,771,833 for the nine months ended September 30, 2002 and 2003, respectively.  These expenses include costs associated with our acquisition of the Imagent business prior to firmly committing to the acquisition, obtaining patent protection for our intellectual property, costs associated with administrative personnel and corporate management, the amortization of certain options granted to our employees, the amortization of purchased technology, legal and related expenses and facilities expenses.

In the first nine months of 2003, selling, general and administrative expenses increased by $8,605,392 to $10,771,833.  The primary reasons for the increase were related to our acquisition of the Imagent business from Alliance including, (i) provisions we have taken against advances we had made to Alliance and shares of our common stock we had issued to Xmark pursuant to a standstill agreement with Xmark, (ii) costs of conducting due diligence and other activities related to the acquisition of the Imagent business, (iii) costs incurred by us to operate the Imagent business following its acquisition, (iv) depreciation, and (v) amortization of the purchased technology.

As part of the November, 2002 restructuring and financing, stock options were granted to our remaining employees with an exercise price equal to the price at which common stock was sold to the new institutional investors.  As part of the acquisition of the Imagent business and the related hiring of employees from Alliance, we granted these new employees an aggregate of 1,865,750 stock options with an exercise price of $1.25 per share.  Pursuant to an agreement with Dr. Taffy Williams, our Chief Executive Officer, an aggregate of 1,050,000 stock options were granted to Dr. Williams, subject to shareholder approval (shareholders representing an excess of 50% of our outstanding common stock have indicated their commitment to vote in favor of approving these options).  As the exercise prices were below the closing price of our common stock at the dates of grant, we recorded an expense of approximately $895,933 in the first nine months of 2003 reflecting the differentials between those respective two prices.

In the fourth quarter of 1999, we entered into a joint venture with affiliates of Élan for the development of N1177, a potential product to identify and diagnose lymph nodes for the presence of cancer.  We own 80.1% of the joint venture entity, Sentigen, Ltd., with the balance owned by Élan.  During the first nine months of 2002 and 2003, we recorded losses from the joint venture of $1,245,845 and $5,193,441, respectively.  In 2002, these losses resulted from our share of development expenses incurred in the joint venture by the two participants, including personnel expenses and costs associated with developing a manufacturing process, and the purchase of drug substance and other materials.  In 2003, these losses were substantially the result of the amortization of the license purchased from Élan and a $4,605,000 charge for further impairment of the license value as, due to the lower priority of the development of N1177 and capital constraints, limited development work was being conducted.

Investment income for the nine months ended September 30, 2002 and 2003 was $1,532 and $7,394, respectively.  Investment income is generated by the amount of capital in our investment portfolio prior to it being used to fund our operations and the rate of interest earned on that capital.  We invest funds in the investment portfolio in U.S. government obligations.  We expect investment income to continue to fluctuate both as the size of the investment portfolio decreases or increases and as the rate of interest earned by the portfolio varies due to shifts in short term interest rates.

Since inception, we had been developing products for both therapeutic and medical imaging applications.  As one of a series of transactions on November 12, 2002, we split off our therapeutic business to certain founding shareholders in exchange for all of their 52.9% ownership interest in Photogen.  Accordingly, the expenses associated with that business have been reclassified as discontinued operations.  Our therapeutic business had been focused on the development of certain photodynamic therapy products, in particular a compound we called PH-10.  In the nine months of 2002, we incurred losses related to these operations of $1,291,825.

For the nine months ended September 30, 2002 and 2003 we had no purchases of equipment and leasehold improvements other than the acquisition of the assets related to the Imagent business, including the lease of a manufacturing facility located in San Diego.  During the next twelve months we expect capital expenditures for equipment to be less than $500,000.

Liquidity; Capital Resources

Without additional financing we may not have sufficient cash resources for our entire fiscal year ending December 31, 2003.  We are currently funding our operations through borrowings, evidenced by secured promissory notes, payable upon demand, from our principal institutional investors.  We will need substantial additional financing for our research, clinical testing, product development and marketing programs.  We cannot accurately estimate the amount of additional financing required; however, the amount could be an additional $30 million or more over the next several years.  See “Risk Factors—We must raise additional financing in the future and our inability to do so will prevent us from implementing our business plan,” below.

At September 30, 2003, we had cash and cash equivalents totaling approximately $227,970.  Since that date, we have expended all those funds and, as described above, are currently funding our operations through borrowings from our principal institutional investor, as cash is required for operations.  This investor has continued to provide funding to us, but there can be no assurance that the investor will continue to provide funding to us.

On June 18, 2003, we closed the acquisition of the Imagent business from Alliance.  At the closing, we paid approximately $669,000 in cash and delivered 2,198,137 shares of our common stock.  At the direction of Alliance, we delivered the cash and stock to creditors, employees and vendors of Alliance.  In addition to bridge financing we provided to Alliance before the closing, our purchase of a $1,250,000 interest in Alliance’s obligations to Xmark and our assumption of specified Alliance operating liabilities related to Imagent, we are obligated to pay additional amounts to Alliance secured and unsecured creditors at various times between 90 and 365 days after the closing, (i) an aggregate of $2,500,000 to Xmark, (ii) subject to reaching satisfactory agreements with certain Alliance secured and unsecured creditors, an aggregate amount of up to approximately $3,000,000 to creditors other than Xmark, (iii) pay certain royalties based upon sales of Imagent through June 2010, subject to certain offsets, and (iv) subject to stockholder approval deliver up to an aggregate of approximately 1,985,522 shares of our common stock.

We also entered into a series of agreements with Xmark.  Prior to our acquisition of the Imagent Business, pursuant to a Standstill and Make Whole Agreement with Xmark, we issued a total of 761,250 shares (including 11,250 shares as a penalty for the failure to register those shares by April, 2003) of our common stock to Xmark and Xmark agreed to not exercise any rights against Alliance as a creditor.  On May 2, 2003, we entered into a Going Forward Agreement pursuant to which Xmark agreed to extend the period during which Xmark had refrained from exercising its rights as a creditor against Alliance to permit us to complete the acquisition.

At the closing of the Imagent acquisition, we issued Xmark an additional 1,056,144 shares that represented payment of interest that was due to Xmark by Alliance through the closing date of the acquisition.  The value of these additional 1,056,144 shares has been treated as part of the purchase price of the Imagent business.

Also at the closing of our acquisition of the Imagent assets, pursuant to the Going Forward Agreement, we delivered to Xmark our promissory notes in the total principal amount of $2,500,000.  These notes are payable in two equal installments on August 5, 2003 and November 3, 2003 or (if sooner) at the time we complete a financing resulting in at least $18,000,000 of gross proceeds to us and bear interest at 3% over the prime rate.  The interest on the notes is payable in shares of our common stock. Our obligations to Xmark are secured by a first priority security interest on the Imagent related tangible and intangible assets.  Xmark would be entitled to foreclose on its lien covering these assets if we default on our obligations to Xmark, if we lose FDA approval for Imagent, if we fail to pay other debts, or if we file for bankruptcy protection or similar matters.

We defaulted on the principal payment due on August 5, 2003 and Xmark delivered a notice to us stating that it was accelerating all amounts due under the notes.  We negotiated a new agreement with Xmark dated August 18, 2003 (the “Letter Agreement”) pursuant to which we agreed to make an immediate payment of $1,250,000 and Xmark agreed to rescind the default notice.  The other key terms of the Letter Agreement are as follows:

•                    We remain obligated to make a second principal payment of $1,250,000 on the earlier to occur of (i) November 3, 2003 or (ii) the consummation of one or more institutional financings resulting in aggregate gross proceeds to us of at least $18,000,000.  We will have the right to extend the November 3rd due date monthly until April 3, 2004 for a fee (and not as a reduction of any amounts due and owing under the promissory notes) ranging from $50,000 to $100,000 per month.  We have exercised our right to extend the November 3, 2003 due date by one month.

•                    Within twenty days of the execution of the Letter Agreement we will pay to Xmark, in cash or in shares of our common stock (valued at $1.00 per share, subject to certain adjustments), $26,248 for failure to timely register the shares of our common stock issued to Xmark for resale, which payment has been made with shares of our common stock.

•                    Our obligation to register the shares of common stock issued to Xmark for resale under the terms of the Going Forward Agreement was terminated and no further penalty payments or shares will be due to Xmark as a result of our failure to register the shares of our common stock held by Xmark.  In lieu of the demand registration rights Xmark previously had, the Letter Agreement provides that Xmark will have piggyback registration rights.

•                    The definition of “Event of Default” in the security agreements securing our obligations to Xmark was amended.  The provision that an Event of Default included any default by us in the payment of borrowed money indebtedness was eliminated.  Instead, we agreed that it would be an Event of Default if we made repayments of borrowed money indebtedness.

•                    With regard to payments to certain specified institutions, we agreed that, when paid, we would also make a pro rata payment to Xmark.

Except as specifically amended by the Letter Agreement, the terms of the Going Forward Agreement and the other agreements governing our obligations to Xmark remain in effect, including Xmark’s put right with respect to our common stock that Xmark owns.

Xmark’s put right, as set forth in the Going Forward Agreement, requires us to repurchase at $1.00 per share up to 750,000 shares of common stock we issued under the Standstill and Make Whole Agreement and all additional shares we issue to Xmark under the Going Forward Agreement.  The put right is fully exercisable beginning on the earlier of 13 months after the closing of the acquisition of the Imagent assets or the date on which we close a financing for $20,000,000 or more.  Before that time, Xmark can exercise the put right in quarterly installments beginning 90 days after the closing of our acquisition of the Imagent assets.  In connection with these quarterly installments, we can elect to defer repurchasing the shares if we lack adequate cash to satisfy our operating and working capital requirements for the subsequent 18-month period based on an operating plan approved by our Board.  We agreed to use our reasonable efforts to have sufficient cash to meet our operating plan.  If we do not repurchase these shares, Xmark is entitled to a payment of 1.5% of the value of the shares not repurchased for any 30-day period or pro rata portion thereof during which such failure is continuing.

Three of our existing institutional investors have provided capital to us in exchange for our convertible Promissory Notes in an aggregate principal amount of up to $8,160,000 (at September 30, 2003).  The notes bear interest at a rate of 7.25% per annum, compounded monthly.  A total of $4,160,000 of these notes are convertible into our common stock.  Unless converted into common stock, amounts due under the notes were payable on the earlier of August 5, 2003 or the date that we commit various defaults or become subject to bankruptcy or similar proceedings.  We defaulted on the payment of $4,160,000 of these notes on August 5, 2003; however, these investors continue to loan us capital under demand notes which bear interest at the rate of 7.25% per annum, compounded monthly.

The entire principal and interest outstanding under our convertible notes to these investors automatically converts into shares of our common stock on the same terms and at the same price as the shares issued in a financing for additional long-term capital.  In no event, however, may these be converted into shares of our common stock prior to stockholder approval if and to the extent that conversion would violate Nasdaq rules applicable to us.  To secure the obligations under our notes to these investors, we granted them a security interest in all of our tangible and intangible assets, including intellectual property.  This lien covers our Imagent-related assets, but as to these assets the investors’ lien is subordinate to the security interest held by Xmark.

In the first nine months of 2003, excluding the 1,926,619 shares of our common stock issued to Xmark and the 1,141,993 shares issued to other creditors of Alliance pursuant to the Imagent Business acquisition, we issued an aggregate of 102,594 shares of our common stock pursuant to several factors including cash, compensation for services and the cashless exercise of stock options.

In the second quarter, we recognized the issuance of 124,627 shares of our common stock that previously had been subject to rescission.

We have been financing our operations with the proceeds of the financing we closed in November and December 2002 and January 2003 and, currently, through borrowings under our promissory notes from certain of our existing institutional investors.  Our ability to conduct operations is entirely dependent on our ability to obtain additional capital from these and potentially other investors.  If we raise additional funds by issuing equity securities, substantial dilution to existing stockholders may result.  However, there can be no assurance that such capital will be available under acceptable terms, if at all.  See “Risk Factors — We must raise additional financing in the future and our inability to do so will prevent us from implementing our business development plan,” below.

We have used, and expect over the next 12 months to use the capital available from sales of common stock and debt, for general corporate purposes, including activities related to the marketing and manufacture of Imagent, preparing for and conducting clinical trials, purchase and preparation of clinical material, conduct of preclinical studies, administrative expenses to support our research and development activities, capital expenditures and to meet working capital needs.

We are currently seeking to raise capital in one or more transactions to fund our immediate and longer-term capital needs through the private placement of securities to accredited investors.  In addition, we expect to evaluate from time to time the acquisition or license of businesses, technologies or products.  The purchase of any such licenses or technologies would be funded by a portion of any net proceeds of future offerings or the issuance of debt or equity securities specifically for that purpose.  We expect our use of capital to increase as we build the commercial presence of Imagent and conduct further clinical trials of our products in development.

At the time of the acquisition of the Imagent business, we entered into a lease agreement with a unit of Baxter International for certain equipment used for the manufacture of Imagent.  Our annual cost for this lease is approximately $126,000.  Our other long-term commitments that are not recorded on our financial statements are for our office space in San Diego, California.  Annual rent for the California lease, which expires in 2008, is approximately $792,000.  In addition, we have provided for the remaining lease payments of certain laboratory equipment that is no longer useful to our operations.  The lease expires in 2004, and the remaining payments total approximately $569,024.

Plan of Operation

Management believes it lacks sufficient working capital to fund operations for the entire fiscal year ending December 31, 2003.  Therefore, substantial additional capital resources will be required to fund the ongoing operations related to our marketing and manufacturing of Imagent and our research and business development activities.  Our financial condition raises substantial doubt about our ability to continue as a going concern.  We believe there are a number of potential alternatives available to meet the continuing capital requirements such as public or private financings or collaborative agreements.  We are taking continuing actions to reduce our ongoing expenses.  If adequate funds are not available, we will be required to significantly curtail our operating plans and may have to sell or license out significant portions of our technology or potential products.  The 2002 and 2003 financial statements, including those contained in this Form 10-QSB, do not include any adjustment to reflect the possible future effects on the recoverability and classification of assets or the amount and classification of liabilities that may result from the outcome of this uncertainty.

During the next twelve months we will focus our efforts primarily on exploring various options concerning our businesses, including securing additional financing, joint ventures, licensing or selling all or a portion of our technology and other possible strategic transactions.  Our ability to commercialize Imagent and develop PH-50 and N1177 depends on the successful implementation of one or more of these transactions.  In July 2003, given our change into an operating company with the acquisition of Imagent, we entered into an agreement with Taffy Williams, our Chief Executive Officer.  Our agreement with Dr. Williams provided, among other things, that we would begin a search for a chief executive officer with greater experience in managing operating companies.  Since that time, we have also been working with consultants who have advised us on operational and management issues.  In light of the various options for the future of our business currently under consideration - including that if we sell Imagent we would return to being focused on development rather than operations - the Company is reevaluating its agreement with Dr. Williams and may seek to extend Dr. Williams’ tenure with the Company and amend other provisions of that agreement.  We have not selected a new Chief Executive Officer at this time and Dr. Williams will continue in that role until we do.

Depending on the availability of capital and whether or not we pursue a sale or licensing strategy for Imagent, we will focus our operating efforts on the sales and marketing of Imagent.  If additional capital becomes available, we also expect to conduct preclinical and human clinical studies of our products in development.  Subject to the availability of sufficient capital, we expect to continue to incur increasing losses for at least the next three years as we intensify research and development, preclinical and clinical testing and associated regulatory approval activities and engage in or provide for the manufacture and/or sale of any products that we may develop.

Greater capital resources would enable us to quicken and expand our marketing and research and development activities, and our failure to raise additional capital will (absent a suitable collaborative agreement providing for a third party to take over these functions) significantly impair or curtail our ability to conduct further activities.  In any event, complete development and commercialization of our technology will require substantial additional funds.  See “Risk Factors—We must raise additional financing in the future and our inability to do so will prevent us from implementing our business plan,” below.  We are seeking to raise capital through the sale of our common stock or other securities in a private placement to fund our immediate and longer-term capital needs.

ITEM 3.  CONTROLS AND PROCEDURES

We maintain a set of disclosure controls and procedures and internal controls designed to ensure that information required to be disclosed in filings made pursuant to the Securities Exchange Act of 1934 is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms. Our principal executive and financial officers have evaluated our disclosure controls and procedures as of the end of the period covered by this Quarterly Report on Form 10-QSB and have determined that such disclosure controls and procedures are effective.

Our recent acquisition of the Imagent business from Alliance presents new challenges to our ability to maintain internal controls and procedures.  We have completed the certification of the Company’s internal controls and procedures in this Form 10-QSB on the basis that the financial information relating to the Imagent business was provided by Alliance’s financing organization, part of the other financial information was compiled by our employees who are experienced from their previous work for Alliance in performing such tasks for public companies, and other information was prepared in accordance with our normal disclosure procedures and controls.  As we continue to integrate the Imagent business into the Company and consolidate the financial function of this business with our previous operations, we intend to reevaluate the effectiveness of our internal controls so that they are appropriate to our new business.

PART II.  OTHER INFORMATION

ITEM 1.  LEGAL PROCEEDINGS

On June 18, 2003, we filed a complaint against Amersham Health, Inc. and two other Amersham affiliates alleging that certain Amersham products infringe on claims in our patents covering Imagent.  The case is captioned as Photogen Technologies, Inc. and Alliance Pharmaceutical Corp. v. Amersham Health Inc. et. al., Civil Action No. 03CV2853(SRC), in the United States District Court for the District of New Jersey.  Our complaint alleges that principally through their Optison® product, Amersham Health Inc. and related Amersham entities infringe on seven patents owned by us.  We are also seeking a declaration that the claims of fourteen Amersham patents are invalid and are not infringed by our Imagent product.  Alliance, the party from whom we recently acquired the Imagent product, is also a plaintiff in the suit.  We are seeking damages, an injunction against Amersham, a declaratory judgment and other relief.

Amersham filed an answer dated July 18, 2003 denying the material allegations of our claims and asserting certain affirmative defenses and counterclaims.  Amersham’s counterclaims against us include claims of patent infringement, breach of contract, breach of good faith and fair dealing, and tortuous interference with contract.  We are studying Amersham’s answer, defenses and counterclaims in consultation with our counsel.

On July 29, 2003, the European Patent Office revoked Amersham’s European Patent (EP) No. 620744 with claims directed to contrast agents.  We had brought the opposition proceeding against the EP ‘744 patent in the European Patent Office.  The EP ‘744 is a counterpart to the patents that are the subject of our suit against Amersham in the United States described above.

ITEM 2.  CHANGES IN SECURITIES

During the nine-month period ending September 30, 2003, we have issued securities in the transactions described below without registration under the Securities Act.  These securities were offered and sold by us in reliance upon exemptions from the registration requirements provided by Section 4(2) of the Securities Act and Regulation D under the Securities Act relating to sales not involving any public offering, and/or Rule 701 under the Securities Act relating to transactions occurring under compensatory benefit plans.  We relied on representations and warranties from the purchasers of the securities that they were acquiring the securities for their own account and not with a view to, or for sale in connection with, any distribution of the securities in violation of the Securities Act.

•                    Pursuant to the terms of the Standstill and Make Whole Agreement dated as of December 30, 2002, in each of January, February and March 2003, we issued 250,000 shares (an aggregate of 750,000 shares) to Xmark in exchange for Xmark’s agreement to forbear from exercising its remedies as a creditor against Alliance.

•                    Pursuant to the terms of a Consulting Agreement dated as of January 30, 2003, we issued up to 75,000 shares of our common stock to a consultant, subject to certain forfeiture provisions, in exchange for consulting services.  Forfeiture provisions for 37,500 of these shares have expired through September 30, 2003.

•                    During January and February 2003, we awarded 40,000 options to acquire common stock pursuant to our 2000 Long Term Incentive Compensation Plan (the “2000 Plan”).

•                    In January 2003 we issued 27,778 shares of our common stock for cash.

•                    On May 27, 2003, we issued an aggregate of 11,250 shares to Xmark as a penalty for failing to register for resale the shares of common stock issued to Xmark.

•                    In June 2003, we issued an aggregate of 10,000 shares of our common stock pursuant to cashless exercise of options.

•                    In May and June, 2003, we issued revolving convertible senior secured promissory notes to certain of our investors in an aggregate principal amount of $4,160,000 bearing interest at 7.25% annually, compounded monthly.

•                    In connection with the acquisition of the Imagent assets, we issued an aggregate of 2,198,137 shares of our common stock to various creditors of Alliance on June 18, 2003.

•                    In June 2003, we awarded options to acquire 1,865,750 shares of our common stock at an exercise price of $1.25 per share to new employees under our 2000 Plan.

•                    In July 2003, we granted our Chief Executive Officer options to acquire 1,050,000 shares of our common stock at an exercise price of $1.08 per share, subject to shareholder approval.

•                    In July 2003 we issued 27,216 shares of our common stock as a cashless exercise of certain warrants.

•                    In July 2003 we issued 82,977 shares of our common stock to Xmark for interest and penalty for failing to timely register shares of common stock issued to Xmark.

•                    In September 2003 we issued 26,248 shares of our common stock to Xmark as a penalty for failing to timely register shares of common stock issued to Xmark.

•                    In the second and third quarter 2003 we issued senior secured promissory notes, payable upon demand, to three of our investors in an aggregate amount of $4,000,000 bearing interest at 7.25% annually, compounded monthly.

In addition, in June 2003 we recorded the issuance of 124,627 shares of our common stock that had previously been subject to rescission.

ITEM 3.  DEFAULTS UPON SENIOR SECURITIES

Under the terms of that certain Going Forward Agreement we entered into with Xmark dated as of May 2, 2003, we had an obligation to pay Xmark $1,250,000 on August 5, 2003 and an additional $1,250,000 on November 3, 2003 or (if sooner) at the time we complete a financing resulting in at least $18,000,000 of gross proceeds to us.  On August 5, 2003, we were unable to make our $1,250,000 payment to Xmark.  On August 6, 2003, we received a default notice from Xmark regarding our failure to make the $1,250,000 payment.  On August 18, 2003, we entered into a Letter Agreement with Xmark pursuant to which we agreed to make an immediate payment of $1,250,000 and Xmark agreed to rescind the default notice.  The other key terms of the Letter Agreement are as follows:

•                    We remain obligated to make a second principal payment of $1,250,000 on the earlier to occur of (i) November 3, 2003 or (ii) the consummation of one or more institutional financings resulting in aggregate gross proceeds to us of at least $18,000,000.  We will have the right to extend the November 3rd due date monthly until April 3, 2004 for a fee (and not as a reduction of any amounts due and owing under the promissory notes) ranging from $50,000 to $100,000 per month.  We have extended the November 3rd due date to December 3rd for a fee of $50,000.

•                    Within twenty days of the execution of the Agreement we will pay to Xmark, in cash or in shares of our common stock (valued at $1.00 per share, subject to certain adjustments), $26,248 for failure to timely register the shares of our common stock issued to Xmark for resale, which payment has been made with shares of our common stock.

•                    Our obligation to register the shares of common stock issued to Xmark for resale under the terms of the Going Forward Agreement was terminated and no further penalty payments or shares will be due to Xmark as a result of our failure to register the shares of our common stock held by Xmark.  In lieu of the demand registration rights Xmark previously had, the Letter Agreement provides that Xmark will have piggyback registration rights.

•                    The definition of “Event of Default” in the security agreements securing our obligations to Xmark was amended.  The provision that an Event of Default included any default by us in the payment of borrowed money indebtedness was eliminated.  Instead, we agreed that it would be an Event of Default if we made repayments of borrowed money indebtedness; and with regard to payments to certain specified institutions, we agreed that we would also make a pro rata payment to Xmark.

Except as specifically amended by the Agreement, the terms of the Going Forward Agreement and the other agreements governing our obligations to Xmark remain in effect, including, but not limited to, Xmark’s put right with respect to our common stock that Xmark owns.

We were also obligated to repay our convertible promissory notes in favor of three of our investors for an aggregate principal amount of $4,160,000 as of August 5, 2003.  We were unable to meet our obligation under the terms of these notes at that time; however, these note holders continue to loan us capital, as evidenced by secured promissory notes bearing interest at 7.25% per annum, compounded monthly and payable upon demand.  Our obligations to these note holders are secured by a second priority lien in favor of the note holders on our Imagent-related assets and a first priority lien in favor of the note holders on all of our other assets.

ITEM 5.  OTHER INFORMATION

RISK FACTORS

This Form 10-QSB contains (and press releases and other public statements we may issue from time to time may contain) a number of forward-looking statements regarding our business and operations.  Statements in this document that are not historical facts are forward-looking statements.  Such forward-looking statements include those relating to:

•                    our current business and product development plans,

•                    our future business and product development plans,

•                    the timing and results of regulatory approval for proposed products, and

•                    projected capital needs, working capital, liquidity, revenues, interest costs and income.

Examples of forward-looking statements include predictive statements, statements that depend on or refer to future events or conditions, and statements that may include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” “should,” “may,” or similar expressions, or statements that imply uncertainty or involve hypothetical events.

Forward-looking statements involve known and unknown risks and uncertainties that may cause our actual results in future periods to differ materially from what is currently anticipated.  We make cautionary statements in certain sections of this Form 10-QSB, including under “Risk Factors.”  You should read these cautionary statements as being applicable to all related forward-looking statements wherever they appear in this Form 10-QSB, in the materials referred to in this Form 10-QSB, in the materials incorporated by reference into this Form 10-QSB, or in our press releases or other public statements.  In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this Form 10-QSB or other documents incorporated by reference might not occur.  No forward-looking statement is a guarantee of future performance and you should not place undue reliance on any forward-looking statement.

The following are the key risk factors that may affect our future results:

We must raise additional financing in the future and our inability to do so will prevent us from continuing as a going concern and implementing our business development plan.

During 2002, we sold $12,028,902 of our common stock to certain institutional investors and a group of individual accredited investors at a price per share of $1.08 ($2,500,000 of which was from the conversion of our outstanding note payable to Tannebaum, LLC).  Our cash and securities on hand at September 30, 2003, following expenditures incurred by our operations and the acquisition of the Imagent Business including the financing of that business pending its acquisition, was approximately $227,970.  We have expended all these funds and are currently funding our operations through the issuance of secured promissory notes to one or more of our principal institutional investors.  We will need substantial additional financing for our marketing and product development programs.

We cannot accurately estimate the amount of additional financing required to develop our products.  In particular, we are currently seeking capital in one or more transactions to fund our immediate and longer-term capital needs through a private placement to accredited investors.  Additional funds may not be available on acceptable terms, if at all, and existing stockholders may be diluted as a result of those offerings.  The pricing of our common stock, or other securities convertible into common stock, in any such transaction may also result in an increase in the number of shares of common stock issuable upon exercise of warrants in accordance with the anti-dilution provisions in the instruments governing those securities.

Prior to our acquisition of the Imagent assets, we were a development stage company, we have conducted only limited studies on our products in development and we do not have any revenues from sales.

Our company and our technologies, other than our recently acquired Imagent product, are in early stages of development. We began our business as a biopharmaceutical company in 1997.  To date, we have not generated revenues from sales or operations.  We expect to generate revenue from sales of our newly acquired product, Imagent, but there can be no assurance that we will be able to generate enough revenue from such sales to be profitable for at least several years, if at all.

The drug products we currently contemplate developing will require costly and time-consuming research and development, preclinical and clinical testing and regulatory approval before they can be commercially sold.  We may not be able to develop our technology into marketable products or develop our technology so it is effective for diagnosis or treatment of human diseases.  As a result of changing economic considerations, market, clinical or regulatory conditions, or clinical trial results, we may shift our focus or determine not to continue one or more of the projects we are currently pursuing.

We have a history of losses and we may not achieve or maintain profitability in the future or pay cash dividends.

We have incurred losses since the beginning of our operations.  As of September 30, 2003, we have incurred cumulative net losses (before dividends on preferred stock) of approximately $46,337,376.  We expect our losses to increase in the future as our financial resources are used for research and development, preclinical and clinical testing, regulatory activities, manufacturing, marketing and other related expenses.  We may not be able to achieve or maintain profitability in the future.  We have never declared or paid any cash dividends to stockholders and do not expect to do so in the foreseeable future.

The market for imaging products is extremely competitive, and many of our competitors have greater resources and have products that are in more advanced stages of development than we do, which may give them a competitive advantage over us.

In addition to the Imagent product, there are currently two FDA approved ultrasound contrast agents being marketed in the U.S. for certain cardiology applications by Amersham Health, Inc. and Bristol-Myers Squibb.  In addition, Bracco International has filed a New Drug Application with the FDA seeking approval to market its product.  Two other companies (POINT Biomedical and Acusphere) are in advanced clinical trials for the use of ultrasound contrast agents for assessing certain organs and vascular structures.  We expect that competition in the ultrasound contrast imaging field will be based primarily on each product’s safety profile, efficacy, stability, ease of administration, breadth of approved indications, and physician, healthcare payer and patient acceptance.  We are at the very early stages of launching the Imagent product, and we cannot predict whether it will compete successfully with these other products.

We filed a suit against Amersham for patent infringement which, if resolved unfavorably, could impede our ability to utilize our patents for Imagent.

We filed a complaint against Amersham Health, Inc. and two other Amersham affiliates alleging that certain Amersham products infringe on claims in our patents covering Imagent.  We also seek a declaration that our patents do not infringe on Amersham’s in this area, and other relief.  Alliance joined us as a plaintiff in this suit.  Amersham filed an answer denying the material allegations of our claims and asserting certain counterclaims.  If the suit is resolved unfavorably to us, we may have difficulty utilizing the protections of our patents for Imagent and there may be other complications that may make it difficult to implement our commercialization strategy for Imagent.

Our common stock could be delisted from the NASDAQ SmallCap Market, which would make trading in our common stock more difficult.

Since November 1999, our common stock has been quoted in the Nasdaq SmallCap Market.  Our shares could be delisted if we fail to meet the listing requirements of the Nasdaq SmallCap Market, which would force us to list our shares on the OTC Bulletin Board or some other quotation medium, such as pink sheets, depending upon our ability to meet the specific listing requirements of those quotation systems.  As a result, an investor might find it more difficult to dispose of, or to obtain accurate price quotations for, our shares.  Delisting might also reduce the visibility, liquidity and price of our common stock.

On August 26, 2003 and September 8, 2003, we received notices from Nasdaq that we did not meet specified listing criteria.  We corrected the identified deficiencies to Nasdaq’s satisfaction and Nasdaq notified us that it had withdrawn its delisting notice.

If our common stock were delisted from the Nasdaq SmallCap Market and were not traded on another national securities exchange, we could become subject to penny stock regulations that impose additional sales practice disclosure and market making requirements on broker/dealers who sell or make a market in our stock.  The rules of the SEC generally define “penny stock” to be common stock that has a market price of less than $5.00 per share and is not traded on a national exchange.  If our stock became subject to penny stock regulations, it could adversely affect the ability and willingness of broker/dealers who sell or make a market in our common stock and of investors to purchase or sell our stock in the secondary market.

Our proposed products are subject to extensive testing and government approval, and we may not obtain or maintain the approvals necessary to sell our proposed products.

Other than Imagent, none of our proposed imaging products has received the FDA’s approval.  An extensive series of clinical trials and other associated requirements must be completed before our proposed products can be approved and sold in the U.S. or other countries.  Requirements for FDA approval of a product include preclinical and clinical testing for effective use and safety in animals and humans, which can be extremely costly.  The time frame necessary to perform these tasks for any individual product is long and uncertain, and we may encounter problems or delays that we cannot predict at this time.  Even if testing is successful, our proposed products may not demonstrate sufficient effectiveness or safety to warrant approval by the FDA or other regulatory authorities.  Any regulatory approval may not cover the clinical symptoms or indications that we may seek.  We must also obtain regulatory approvals comparable to those required in the U.S. to market our products in other countries.

Other than Imagent, our proposed technologies and products generally must complete preclinical tests in animals and three phases of tests (also called clinical trials) in humans before we can market them for use.  Use of our technology has been limited primarily to laboratory experiments and animal testing; only N1177 has completed Phase 1 human clinical trials.  We have not yet conducted substantive studies on the effectiveness of our compounds on human subjects.

Our results from early clinical trials may not predict results that we will obtain in large-scale clinical trials, as a number of companies have suffered significant setbacks in advanced clinical trials, even after promising results in early trials.

We may not conduct additional Phase 2 or Phase 3 clinical trials for our products and such trials, if begun, may not demonstrate any efficacy or may not be completed successfully in a timely manner, if at all.

The rate of completion of our clinical trials depends upon, among other things, the rate of patient enrollment.  Patient enrollment is a function of many factors, including the size of the patient population for a particular indication, the nature of the clinical protocol under which our products will be studied, the proximity of the patient to a clinical site and the eligibility criteria for the study.  Delays in planned patient enrollment may result in increased costs, regulatory filing delays, or both.

Furthermore, we, the FDA or other regulatory authorities may alter, suspend or terminate clinical trials at any time.  If we do not successfully complete clinical trials and obtain regulatory approval for a product, we will not be able to market that product.

Any products approved by the FDA are subject to postmarket requirements of the FDA.

Our FDA approved product, Imagent, is subject to numerous postmarket requirements by regulatory authorities.  We will be subject to inspection and marketing surveillance by the FDA to determine our compliance with regulatory requirements with respect to any approved products.  If the FDA finds that we have failed to comply, it can institute a wide variety of enforcement actions, ranging from a public warning letter to more severe sanctions such as:

•                    fines, injunctions and civil penalties;

•                    recall or seizure of our products;

•                    operating restrictions, partial suspension or total shutdown of production; and

•                    criminal prosecution.

Any enforcement action by the FDA may also affect our ability to commercially distribute our products in the U.S.

Product liability claims could increase our costs and adversely affect our results of operations.

The clinical testing, manufacturing and marketing of our product candidates may expose us to product liability claims, and we may experience material product liability losses in the future.  We maintain certain levels of product liability insurance for the use of our products, but our coverage may not continue to be available on terms acceptable to us or adequate for liabilities we actually incur.  A successful claim brought against us in excess of available insurance coverage, or any claim or product recall that results in significant adverse publicity against us, may have a material adverse effect on our business and results of operations.

If we do not obtain and maintain patent or other protection of our core technologies, we may have difficulty commercializing products using these technologies.

Our success depends in part on our ability to obtain, assert and defend our patents, protect trade secrets and operate without infringing the intellectual property of others.  Among the important risks in this area are that:

•                    Our patent applications may not result in issued patents.  Moreover, any issued patents may not provide us with adequate protection of our intellectual property or competitive advantages, and the law on the scope of patent coverage is continually changing.

•                    Various countries limit the subject matter that can be patented and limit the ability of a patent owner to enforce patents in the medical field.  This may limit our ability to obtain or utilize those patents internationally.

•                    Existing or future patents or patent applications (and the products or methods they cover) of our competitors (or others, such as research institutions or universities) may interfere, invalidate, conflict with or infringe our patents or patent applications.  Similarly, the use of the methods or technologies contained in our patents, patent applications and other intellectual property may conflict with or infringe the rights of others.

•                    If an advance is made that qualifies as a joint invention, the joint inventor or his or her employer may have rights in the invention.

We will be able to protect our proprietary rights from unauthorized use by third parties only to the extent that these rights are covered by valid and enforceable patents or effectively maintained as trade secrets.  We own two patents in the U.S., and certain other patents in foreign countries including Australia, Canada, Japan and Germany that relate to methods for performing lymphography.  We also acquired an extensive patent portfolio related to Imagent as part of the acquisition of the Imagent business.

Other than the patents and patent applications we acquired through the purchase of the Imagent Business, we have filed patent applications in the U.S. and under the Patent Cooperation Treaty covering a number of foreign countries.  These patent applications relate to the use of nanoparticulates, including PH-50, as cardiovascular imaging agents and to deliver pharmacologically active substances for treatment of various diseases.  We are also the exclusive licensee of a group of patented proprietary compounds known as “nanoparticulates,” including N1177 and PH-50 from Nycomed Imaging AS.  We are the exclusive licensee of U.S. and foreign patent applications from Massachusetts General Hospital which relate to diagnostic imaging agents and methods for using the diagnostic imaging agents for medical location, treatment and diagnosis of tumors and other diseased tissues.

Additional patents may never be issued on any of the patent applications we own or license from third parties.  Furthermore, even if such patents are issued, the validity of the patents might successfully be challenged by a third party.  The patents might not provide protection against competitive products or otherwise be commercially valuable, or the applications filed by others might result in patents that would be infringed by the manufacture, use or sale of our products.

The patent position of biopharmaceutical companies involves complex legal and factual questions and therefore we cannot assure the enforceability of these patents.  Litigation over patents and other intellectual property rights occurs frequently in our industry and there is a risk that we may not prevail in disputes over the ownership of intellectual property.  Further, an interference proceeding with the Patent and Trademark Office may be instituted over the rights to certain inventions and there is a risk that we may not prevail in such an interference proceeding.  Those disputes can be expensive and time consuming, even if we prevail.  Intellectual property disputes are often settled through licensing arrangements that could be costly to us.  In any intellectual property litigation, it is possible that licenses necessary to settle the dispute would not be available on commercially reasonable terms or that we would not be able to redesign our technologies to avoid any claimed infringement.

Confidentiality agreements covering our intellectual property may be violated and we may not have adequate remedies for any violation.  Third parties may challenge our existing patents and seek to hold them invalid or unenforceable.  Also, our intellectual property may in other ways become known or be independently discovered by competitors.

To the extent we use intellectual property through licenses or sub-licenses (as is the case for some of our lymphography technology), our rights are subject to us performing the terms of the license or sub-license agreement with third parties.  Our rights are also subject to the actions of third parties we may not be able to control, such as our sub-licensor complying with the terms of its license with the patent owner and the patent owner maintaining the patent.

Where intellectual property results from a research project supported by government funding, the government has limited rights to use the intellectual property without paying us a royalty.

We are highly dependent upon a small number of employees and consultants who provide management expertise, and it may be difficult to implement our business operations and development plans without this expertise.

These individuals have entered into employment or consulting agreements, confidentiality and/or non-competition agreements with us.  We could suffer competitive disadvantage, loss of intellectual property or other material adverse effects on our business and results of operations if any employee or consultant violates or terminates these agreements or terminates his or her association with us.  Our growth and future success also depends upon the continued involvement and contribution from these individuals, as well as our ability to attract and retain highly qualified personnel now and in the future.

We currently employ two senior executive officers, including Dr. Williams (our Chief Executive Officer) and Mr. Boveroux (our Chief Financial Officer).  We also have retained consultants to advise us in regulatory affairs and product development matters.  If we lost the services of our executive officers or outside consultants, we could experience a delay in the implementation of our business plan until we arranged for another individual or firm to fulfill the role.

The raw materials necessary for the manufacture of PH-50 and N1177 are supplied by one supplier.  The raw materials for Imagent are subject to a long-term supply contract with one supplier.  An interruption in availability of those materials may impair our ability to test and market those products.

We have assumed the rights and obligations of Alliance under the terms of the long-term supply agreement that Alliance has entered for the principal raw material for Imagent.  Although some raw materials for the Imagent product are currently qualified from only one source and we have some inventory, we will attempt to acquire additional inventory of these materials and to negotiate long-term supply arrangements.  Raw materials used in Imagent cannot be changed without equivalency testing of any new material by us and approval of the FDA.

We currently rely on Nanosystems, a division of Élan, as the sole supplier of the raw nanoparticulates used to manufacture PH-50 and N1177.  There can be no assurance that Nanosystems will continue to supply us with the raw materials that we need in a timely manner on conditions that are acceptable to us.

We may encounter difficulties starting or expanding our manufacturing operations.

We are leasing a single manufacturing facility located in San Diego, California.  This facility is subject to a variety of quality systems regulations, international quality standards and other regulatory requirements, including requirements for good manufacturing practices, or current good manufacturing procedures.  We may encounter difficulties expanding our manufacturing operations in compliance with these regulations and standards, which also could result in a delay or termination of manufacturing or an inability to meet product demand.

We will face risks inherent in operating a single facility for the manufacture of Imagent.  At this time, we do not have alternative production plans in place or alternative facilities available should the San Diego manufacturing facility cease to function.  These risks include unforeseen plant shutdowns due to personnel, equipment or other factors, and the resulting inability to meet customer orders on a timely basis.

We have to rely on third parties and collaborative relationships for the manufacture, clinical testing and marketing of Imagent and our proposed products, and it may be difficult to implement our business development plans without these collaborations.

We currently have an agreement for sales and marketing of Imagent by Cardinal Health, Inc. that is under reevaluation to be more consistent with our current needs and resources.  We have had and expect to continue in the future to have a variety of research agreements with universities and other research institutions to investigate specific protocols.  We also contract and expect to continue to contract with research organizations and other third parties to manage clinical trials of our proposed products in development.  We must obtain and maintain collaborative relationships with third parties for research and development, preclinical and clinical testing, marketing and distribution of our proposed products.

We are currently involved in a joint venture with affiliates of Élan, called Sentigen, Ltd., to develop and commercialize materials in the field of lymphography.  Collaborative relationships may limit or restrict our operations or may not result in an adequate supply of necessary resources.  Our collaborative partner could also pursue alternative technologies as a means of developing or marketing products for the diseases targeted by our collaborative program.  If a third party we are collaborating with fails to perform under its agreement or fails to meet regulatory standards, this could delay or prematurely terminate clinical testing of our proposed products.

Our products may not be fully accepted by physicians, laboratories and health insurance providers, which would reduce our revenue and limit our ability to raise capital.

Our growth and success will depend upon market acceptance by physicians, laboratories and health insurance providers of our products.  This requires acceptance of our products as clinically useful and cost-effective alternatives to other medical imaging methods.  In addition, physicians may utilize imaging techniques other than those for which our products are being developed (such as magnetic resonance imaging (MRI)) to image internal vasculature and organs and therefore, our products may not be utilized.

Changes in health care reimbursement policies or legislation may make it difficult for patients to use or receive reimbursement for using our products, which could reduce our revenues.

Our success will depend, in part, on the extent to which health insurers, managed care entities and similar organizations provide coverage or reimbursement for using the medical procedures and devices we plan to develop.  These third-party payers are increasingly challenging the price of medical procedures and services and establishing guidelines that may limit physicians’ selections of innovative products and procedures.  We also cannot predict the effect of any current or future legislation or regulations relating to third-party coverage or reimbursement on our business.  We may not be able to achieve market acceptance of our proposed products or maintain price levels sufficient to achieve or maintain any profits on our proposed products if adequate reimbursement coverage is not available.  Failure by physicians, hospitals and other users of our products to obtain sufficient reimbursement from third-party payers for the procedures in which our products would be used or adverse changes in governmental and private third-party payers’ policies toward reimbursement for such procedures would have a material adverse effect on our business.

A small group of stockholders control Photogen, which may make it difficult for stockholders who are not in that group to influence management.

As of September 30, 2003, a small group of stockholders control approximately 64.7% of our outstanding common stock.  Several of our principal stockholders are also parties to a Voting, Drag-Along and Right of First Refusal Agreement (the “Voting Agreement”) concerning the election of certain designees to the Board of Directors.  The Voting Agreement requires these stockholders to vote their shares for the election of certain individuals nominated by parties to the Voting Agreement.  This concentration of ownership and control may delay or prevent a change in control of Photogen, and may also result in a small supply of shares available for purchase in the public securities markets. These factors may affect the market and the market price for our common stock in ways that do not reflect the intrinsic value of our common stock.

The price and trading volume of our common stock fluctuates significantly, like that of many biopharmaceutical companies, which may make it difficult for us or a stockholder to sell our common stock at a suitable price and may cause dilution for existing stockholders when we issue additional shares.

During the period from January 1, 2003 through September 30, 2003 the closing trade price of our common stock ranged from $2.73 to $0.90 per share.  Daily trading volume ranged from zero shares to approximately 42,900 shares during that period.

The market prices for securities of biopharmaceutical companies in general have been highly volatile and may continue to be highly volatile in the future.  The following factors may have an impact on the price of our common stock:

•                    Announcements by us or others regarding scientific discoveries, technological innovations, commercial products, patents or proprietary rights;

•                    Announcements by us concerning the licensing or other transactions of our products or technologies;

•                    Private sale of a significant block of our common stock at a price below the then current market price of our common stock and the subsequent registration and sale of those shares;

•                    The progress of preclinical or clinical testing;

•                    Developments or outcome of litigation concerning proprietary rights, including patents;

•                    Changes in government regulation;

•       Public concern about the safety of devices or drugs;

•                    Limited coverage by securities analysts;

•                    The occurrence of any of the risk factors described in this section;

•                    Sales of large blocks of stock by an individual or institution;

•                    Changes in our financial performance from period to period, securities analysts’ reports, and general market conditions; and

•                    Economic and other external factors or a disaster or crisis.

If stockholders holding substantial amounts of our common stock should sell their stock in the public market, the price of our stock could fall and it may be more costly for us to raise capital.

We have reserved shares of common stock for future issuance upon grants of options, or exercise or conversion of outstanding options and warrants and convertible securities.  In addition, some of our shares are eligible for sale in the public market free of restriction under Rule 144 of the Securities Act.  Others shares of our common stock are subject to agreements requiring us to permit the holders of the shares, under certain circumstances, to join in a public offering of our stock or to demand that we register their shares for resale.

If our options and warrants are all issued and exercised, investors may experience significant dilution in the voting power of their common stock.  The sale of these shares could place downward pressure on the overall market price of our common stock.

ITEM 6.                                                     EXHIBITS AND REPORTS ON FORM 8-K

(a)                                  Exhibits.

The following is a list of exhibits filed as part of this Form 10-QSB.  Exhibits that were previously filed are incorporated by reference.  For exhibits incorporated by reference, the location of the exhibit in the previous filing is indicated in parenthesis.

EXHIBIT NO.	DESCRIPTION

10.1

Agreement dated as of August 14, 2003 by and between Photogen Technologies, Inc., Xmark Fund, Ltd. and Xmark Fund, L.P. (Filed as Exhibit 10.1 to the Company’s 8-K filed on August 15, 2003 and incorporated herein by reference.)

10.2

Letter Agreement dated as of August 18, 2003 by and between Photogen Technologies, Inc., Xmark Fund, Ltd. and Xmark Fund, L.P. (Filed as Exhibit 10.1 to the Company’s 8-K filed on August 20, 2003 and incorporated herein by reference.)

10.3	Agreement dated as of February 28, 2002 by and between RedKey, Inc. and Alliance Pharmaceutical Corp. Confidential portions of this exhibit were redacted.

10.4

Agreement and Assignment dated as of June 11, 2003 by and among Photogen Technologies, Inc., Cardinal Health 411, Inc., Cardinal Health 105, Inc. and Alliance Pharmaceutical Corp. Confidential portions of this exhibit were redacted.

10.5	Agreement dated as of July 23, 2003 between Taffy J. Williams, Ph.D. and Photogen Technologies, Inc.

31.1	Certification of Principal Executive Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

31.2	Certification of Principal Financial Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

32.1	Certification of Principal Executive Officer pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

32.2	Certification of Principal Financial Officer pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

(b)           Reports on Form 8-K.

The following reports on Form 8-K were filed during the three-month period ending September 30, 2003:

1.             On July 28, 2003, the Company filed a Current Report on Form 8-K disclosing under Item 5 the filing of an answer to our complaint against Amersham Health, Inc. and two other Amersham affiliates denying the material allegations of our claims and asserting certain affirmative defenses and counterclaims.

2.             On August 6, 2003, the Company filed a Current Report on Form 8-K disclosing under Item 5 our inability to meet our obligations to Xmark under the terms of the Going Forward Agreement and to three of our investors under the terms of various promissory notes.

3.             On August 7, 2003, the Company filed a Current Report on Form 8-K disclosing under Item 5 that we were not in discussions with Xmark concerning restructuring of the Xmark indebtedness.

4.             On August 15, 2003, the Company filed a Current Report on Form 8-K disclosing under Items 5, 6 and 7 our borrowings from two of our investors, the Agreement with Xmark dated August 14, 2003, the appointment of Jonathan Fleming to our Board and the resignations of various directors of the Company.

5.             On August 20, 2003, the Company filed a Current Report on Form 8-K disclosing under Item 5 our letter agreement with Xmark dated August 18, 2003.

6.             On August 29, 2003, the Company filed a Current Report on Form 8-K disclosing under Item 5 Nasdaq’s notification on August 26, 2003 of our failure to comply with the requirements for continued listing.

7.             On September 11, 2003, the Company filed a Current Report on Form 8-K disclosing under Item 5 Nasdaq’s notification of additional deficiencies on September 8, 2003.

Signatures

In accordance with the requirements of the Exchange Act, the registrant has caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: November 19, 2003	Photogen Technologies, Inc.

/s/ Taffy J. Williams
Taffy J. Williams, Ph.D., President and Chief Executive Officer

/s/ Brooks Boveroux
Brooks Boveroux, Senior Vice President – Finance and Chief Financial Officer (Principal Financial and Chief Accounting Officer)

Exhibit Index

EXHIBIT NO.	DESCRIPTION

+10.1

Agreement dated as of August 14, 2003 by and between Photogen Technologies, Inc., Xmark Fund, Ltd., and Xmark Fund L. P. (Filed as Exhibit 10.1 to the Company’s 8-K filed on August 15, 2003 and incorporated herein by reference.)

+10.2

Letter Agreement dated as of August 18, 2003 by and between Photogen Technologies, Inc., Xmark Fund, Ltd., and Xmark Fund L.P. (Filed as Exhibit 10.1 to the Company’s 8-K filed on August 20, 2003 and incorporated herein by reference.)

*10.3	Agreement dated as of February 28, 2002 by and between RedKey, Inc. and Alliance Pharmaceutical Corp. Confidential portions of this exhibit were redacted.

*10.4

Amendment and Assignment Agreement dated as of June 11, 2003 by and among Photogen Technologies, Inc., Cardinal Health 411, Inc., Cardinal Health 105, Inc. and Alliance Pharmaceutical Corp. Confidential portions of this exhibit were redacted.

*10.5	Agreement dated as of July 23, 2003 between Taffy J. Williams, Ph.D. and Photogen Technologies, Inc.

*31.1	Certification of Principal Executive Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

*31.2	Certification of Principal Financial Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

*32.1	Certification of Principal Executive Officer pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

*32.2	Certification of Principal Financial Officer pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

*Filed herewith

+Incorporated herein by reference

PHOTOGEN TECHNOLOGIES, INC.

SPECIAL MEETING OF STOCKHOLDERS

February 5, 2004

PROXY

SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Taffy J. Williams, Ph.D. and William D. McPhee, or either one of them acting singly in the absence of the other, with full power of substitution, the proxy and proxies of the undersigned to vote the shares of Common Stock, par value $.001 per share, of Photogen Technologies, Inc. (the “Company”), which the undersigned could vote, and with all power the undersigned would possess, if personally present at the Special Meeting of Stockholders of the Company to be held at the Union League Club of Chicago, 65 West Jackson Boulevard, Chicago, Illinois, on February 5, 2004, at 10:00 a.m., Chicago Time, and any adjournment thereof, all as set forth in the accompanying Proxy Statement:

^  FOLD AND DETACH HERE  ^

PHOTOGEN TECHNOLOGIES, INC.

PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY  /  /

1. Approve the Company issuing more than 20% of its outstanding Common Stock in connection with an asset acquisition.	For / /	Against / /	Abstain / /

2. Amendment of the Company’s Restated Articles of Incorporation to effect a reverse stock split of the outstanding Common Stock of the Company in a range between one-for-two up to one-for-five.	For / /	Against / /	Abstain / /

3. Amendment of the Company’s Restated Articles of Incorporation to change its name to Imcor Pharmaceutical Company.	For / /	Against / /	Abstain / /

4. Ratification of Moss Adams LLP as the Company’s independent public accountants for 2004.	For / /	Against / /	Abstain / /

5.  In their discretion, the proxies are authorized to act upon any matters incidental to the foregoing and such other business as may properly come before the Special Meeting, or any adjournment thereof.

	For / /	Against / /	Abstain / /

This Proxy when properly executed, will be voted in the manner directed herein by the undersigned stockholder.  If no direction is made, this proxy will be voted FOR Items 1, 2, 3 and 4 above and in the discretion of the appointed proxies upon such other business as may properly come before the meeting.

The signer hereby revokes all proxies
heretofore given by the signer to vote
at said meeting or any adjournments
thereof.

Dated , 2004

Signature(s)

(Please date this proxy and sign it exactly and as fully as your name appears on your stock certificate.  If shares are held jointly, each stockholder must sign. When signing as an attorney, executor, administrator, or guardian, please give full title as such.)

^  FOLD AND DETACH HERE  ^

PLEASE VOTE, SIGN, DATE AND RETURN

THIS PROXY CARD PROMPTLY

USING THE ENCLOSED ENVELOPE.

NO POSTAGE IS REQUIRED.